As filed with the Securities and Exchange Commission on September 14, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE COMMUNITY FINANCIAL CORPORATION
(Exact name of the registrant as specified in its charter)

Maryland	6022	52-1652138
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3035 Leonardtown Road, Waldorf, Maryland 20601 (301) 645-5601
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William J. Pasenelli
Vice Chairman, President and
Chief Executive Officer
3035 Leonardtown Road
Waldorf, Maryland 20601
(301) 645-5601
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gary R. Bronstein, Esq. Edward G. Olifer, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, D.C. 20005 Phone: (202) 508-5800	Peter G. Weinstock, Esq. Heather Archer Eastep, Esq. Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Phone: (214) 468-3395

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the closing of the merger described herein have been satisfied or waived.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	918,527 shares(1)	N/A	$31,137,296(2)	$3,608.82(3)
(1)
Represents the maximum number of shares of the common stock of The Community Financial Corporation (“Community Financial”) estimated to be issuable upon completion of the merger with County First Bank (“County First”). This number represents the sum of the product of  (i) 0.9543, the exchange ratio representing the stock portion of the merger consideration, and (ii) 962,513, which is the number of shares of County First’s common stock outstanding as of September 11, 2017 (including the shares of County First common stock underlying County First’s restricted stock awards as of September 11, 2017), in each case, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2017, by and among County First and Community Financial, which is attached to the proxy statement/prospectus as Annex A.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and 457(c) under the Securities Act, based upon the market value of shares of County First common stock in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (a) the product of  (i) $33.35, the average of the high and low prices per share of County First’s common stock as reported on the OTCQB Marketplace on September 11, 2017 and (ii) 962,513, the estimated maximum number of shares of County First common stock that may be exchanged for shares of Community Financial common stock minus (b) $962,513, the estimated aggregate amount of cash to be paid by Community Financial in exchange for shares of County First common stock.

(3)
Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 14, 2017
Proxy StatementProspectus

MERGER PROPOSED — YOUR VOTE IS NEEDED
To the Stockholders of County First Bank:
On July 31, 2017, The Community Financial Corporation, a Maryland corporation (which we refer to as “Community Financial”), Community Bank of the Chesapeake, a Maryland-chartered commercial bank and wholly-owned subsidiary of Community Financial (which we refer to as “Community Bank”), and County First Bank, a Maryland-chartered bank (which we refer to as “County First”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Community Bank and County First. Under the terms of the merger agreement, County First will merge with and into Community Bank with Community Bank continuing as the surviving bank which we refer to as the “merger”.
At the effective time of the merger, each outstanding share of the common stock, par value $1.00 per share, of County First (which we refer to as “County First common stock”), except for (i) dissenting shares and (ii) specified shares of County First common stock owned by County First, Community Financial or Community Bank, will be converted into the right to receive (x) 0.9543 shares (such number being referred to as the “exchange ratio” and such shares being referred to as “stock consideration”) of the common stock, par value $0.01 per share, of Community Financial (which we refer to as the “Community Financial common stock”), together with cash in lieu of fractional shares, (y) $1.00 in cash (which we refer to as “cash consideration”), and (z) a contingent amount of cash, ranging from $0 to $2.24 per share (such per share amount of cash being referred to as the “contingent cash consideration”), that will be determined in accordance with the terms of the merger agreement by dividing the aggregate value of certain County First assets by the number of shares of County First common stock outstanding at the effective time of the merger. The maximum aggregate amount of the contingent cash consideration that may be paid in the merger is $2,154,303. In this proxy statement/prospectus, we refer to the number of shares of Community Financial common stock, the cash consideration and the contingent cash consideration that a County First stockholder will receive in the merger, together with cash in lieu of fractional shares, as the “merger consideration.”
Although the number of shares of Community Financial common stock that holders of County First common stock (which we refer to as the “County First stockholders”) will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of Community Financial common stock and will not be known at the time County First stockholders vote on the merger. The amount of contingent cash consideration that County First stockholders will be entitled to receive, if any, will also not be known at the time County First stockholders vote on the merger. Further, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the merger agreement, if the average price of Community Financial common stock over a specified period of time decreases below certain specified thresholds, County First would have a right to terminate the merger agreement, unless Community Financial elects to increase the cash consideration. On July 31, 2017, the last full trading day before the public announcement of the merger, the closing price of Community Financial common stock was $37.11, and on [•], 2017, the most recent trading day practicable before the printing of this proxy statement/prospectus, the closing price of Community Financial common stock was $[•]. Based on the $37.11 closing price of Community Financial common stock on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) on, July 31, 2017, the last full trading day before the public announcement of the merger, the per share value of the stock consideration was equal to $35.41 and the per share value of the merger consideration was equal to $36.41 assuming no contingent cash consideration is paid in the merger, and $38.65 assuming that the maximum amount of contingent cash consideration is paid in the merger, in each case with cash paid in lieu of fractional shares. Based on the $[•] closing price of Community Financial common stock on the NASDAQ on, [•], 2017, the latest practicable trading day before the printing of this proxy statement/prospectus, the per share value of the stock consideration was equal to $[•]and the per share value of the merger consideration was equal to $[•] assuming no contingent cash consideration is paid in the merger, and $[•] assuming that the maximum amount of contingent cash consideration is paid in the merger. Based on the exchange ratio of 0.9543 and the number of shares of County First common stock on [•], 2017 (which includes the number of shares of County First common stock underlying County First’s restricted stock awards as of  [•], 2017), the maximum number of shares of Community Financial common stock estimated to be issuable at the effective time of the merger is [•]. We urge you to obtain current market quotations for Community Financial (trading symbol “TCFC”) and County First (trading symbol “CUMD”).

County First will hold a special meeting of its stockholders (which we refer to as the “County First special meeting”) in connection with the merger. At the County First special meeting, the County First stockholders will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. Under Maryland law approval of the merger agreement requires the affirmative vote of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at the County First special meeting.
The County First special meeting will be held on [•] at [•], at [•] local time.
The County First board of directors unanimously recommends that County First stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby and “FOR” the adjournment of the County First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.
This proxy statement/prospectus describes the County First special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 17, for a discussion of the risks relating to the proposed merger. You can also obtain information about Community Financial from documents that Community Financial has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).
Douglas T. Mitchell
President and Chief Executive Officer
County First Bank
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Community Financial or County First, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2017, and it is first being mailed or otherwise delivered to the stockholders of County First on or about [•], 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of County First Bank:
County First will hold the County First special meeting at [•], local time, on [•] at [•] to consider and vote upon the following matters:
•
A proposal to approve the Agreement and Plan of Merger, dated July 31, 2017, by and among The Community Financial Corporation, Community Bank of the Chesapeake and County First Bank, pursuant to which County First Bank will merge with and into Community Bank of the Chesapeake, as more fully described in this proxy statement/prospectus (which we refer to as the “County First merger proposal); and

•
A proposal to adjourn the County First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the County First merger proposal (which we refer to as the “County First adjournment proposal”).

We have fixed the close of business on [•], as the record date for the County First special meeting (which we refer to as the “County First record date”). Only County First stockholders of record as of the County First record date are entitled to notice of, and to vote at, the County First special meeting, or any adjournment of the County First special meeting. Under Maryland law the approval of the County First merger proposal requires the affirmative vote of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at the County First special meeting. The County First adjournment proposal will be approved if a majority of the votes cast on such proposal at the County First special meeting are voted in favor of such proposal.
The County First board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of County First and its stockholders, and unanimously recommends that County First stockholders vote “FOR” the County First merger proposal and “FOR” the County First adjournment proposal.
Your vote is very important. We cannot complete the merger unless County First’s stockholders approve the County First merger proposal.
Regardless of whether you plan to attend the County First special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of County First, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet or by telephone by following the instructions on the accompanying proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
This proxy statement/prospectus provides a detailed description of the County First special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.
BY ORDER OF THE BOARD OF DIRECTORS,
Douglas T. Mitchell
President and Chief Executive Officer

REFERENCES TO ADDITIONAL INFORMATION
The Community Financial Corporation
This proxy statement/prospectus incorporates important business and financial information about Community Financial from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Community Financial at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Community Financial at the following address:
The Community Financial Corporation
3035 Leonardtown Road
Waldorf, Maryland 20601
Attention: Stockholder Relations
(240) 427-1036
County First Bank
County First does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of County First common stock, please contact County First at:
County First Bank
202 Centennial Street
P. O. Box 2752
La Plata, Maryland 20646
Attention: Karen Zamostny
(301) 934-2265, ext. 1152
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later [•], 2017, in order to receive them before the County First special meeting.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to County First stockholders nor the issuance by Community Financial of shares of Community Financial common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding County First has been provided by County First and information contained in this document regarding Community Financial has been provided by Community Financial.
See “Where You Can Find More Information” beginning on page [•] for more details.

i

ii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the special meeting and merger and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the special meeting and merger. For details about where you can find additional important information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
Unless the context otherwise requires, references in this proxy statement/prospectus to “Community Financial” refer to The Community Financial Corporation, a Maryland corporation, “Community Bank” refer to Community Bank of the Chesapeake, a Maryland-chartered commercial bank, and “County First” refer to County First Bank, a Maryland-chartered bank.
Q:
What is the Merger?

A:
Community Financial, Community Bank and County First entered into the merger agreement on July 31, 2017. County First will merge with and into Community Financial’s wholly owned bank subsidiary, Community Bank, with Community Bank continuing as the surviving bank.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.
The merger cannot be completed unless, among other things, the holders (which we refer to as the “County First stockholders”) of two-thirds of the common stock, par value $1.00 per share, of County First (which we refer to as the “County First common stock”) approve the merger agreement (which we refer to as the “County First merger proposal”).
The completion of the merger is subject to the fulfillment of additional customary conditions, which are discussed in the section of this proxy statement/prospectus entitled “The Merger Agreement — Conditions to Complete the Merger” beginning on page [•].
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the County First board of directors (which we refer to as the “County First board”) to solicit proxies of the stockholders of County First, as applicable, in connection with approval of the merger and related matters.

In order to approve the merger agreement and the transactions contemplated thereby, including the merger, County First has called a special meeting of the County First stockholders (which we refer to as the “County First special meeting”). This document also serves as a notice of the County First special meeting, and describes the proposals to be presented at the special meeting.
In addition, this document is also a prospectus that is being delivered to County First stockholders because Community Financial is offering shares of Community Financial common stock to County First stockholders in connection with the merger.
This proxy statement/prospectus contains important information about the merger. This document also contains important information about the proposals being voted on at the County First special meeting. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending the County First special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
In addition to the approval of the merger agreement and the merger, what else are County First stockholders being asked to vote on at the County First special meeting?

A:
In addition to voting on the County First merger proposal, County First is soliciting proxies from the County First stockholders with respect to a proposal to adjourn the County First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the County First merger proposal (which we refer to as the “County First adjournment proposal”). Completion of the merger is not conditioned upon approval of the County First adjournment proposal.

Q:
What will County First stockholders be entitled to receive in the merger?

A:
If the merger is completed, each outstanding share of County First common stock, except for (i) specified shares of County First common stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Community Financial, County First or a subsidiary of either and (ii) shares dissenting shares whose holders have validly exercised and perfected their appraisal rights under Maryland law (which we collectively refer to as the “excluded shares”), will be converted into the right to receive 0.9543 shares (such number being referred to as the “exchange ratio”) of Community Financial common stock, (y) $1.00 in cash, and (z) a contingent amount of cash, ranging from $0 to $2.24 per share (such per share amount of cash being referred to as the “contingent cash consideration”), that will be determined in accordance with the terms of the merger agreement by dividing the aggregate value of certain County First assets by the number of shares of County First common stock outstanding at the effective time of the merger (which we refer to as the “effective time”). County First stockholders who would otherwise be entitled to receive a fractional share of Community Financial common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) by multiplying such fraction by the closing price of Community Financial common stock on the NASDAQ Global Select Market for the trading day immediately preceding the closing date.

Q:
What will Community Financial stockholders be entitled to receive in the merger?

A:
Community Financial stockholders will not be entitled to receive any merger consideration and will continue to hold the shares of Community Financial common stock that they held immediately prior to the completion of the merger.

Q:
How will the merger affect County First restricted stock awards?

A:
At the effective time, each restricted stock award granted by County First will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of County First common stock held by such holder.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time that the merger is completed?

A:
Perhaps. The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the closing date because the market value for Community Financial common stock fluctuates.

Q:
How does the County First board recommend that I vote at the County First special meeting?

A:
The County First board unanimously recommends that you vote “FOR” the County First merger proposal and “FOR” the County First adjournment proposal.

Q:
When and where is the County First special meeting?

A:
The County First special meeting will be held at [•] on [•] at [•], local time.

Q:
What do I need to do now?

A:
Please carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus. After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly as described under “— Q:   How do I vote?” immediately below. In order to assure that your shares are represented and voted at the County First special meeting, please submit your proxy as instructed on the accompanying proxy card even if you currently plan to attend the County First special meeting in person.

Q:
How do I vote?

A:
You may vote “FOR,” “AGAINST” or “ABSTAIN” on any proposal. The procedures for voting are as follows:

Voting by Proxy:
If you hold your shares in your name as a stockholder of record, you may vote by mail, through the Internet or by telephone.
•
To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•
To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to the County First special meeting.

•
To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received or will receive from your bank or broker.
If the County First special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the County First special meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the County First special meeting, except for any proxies that have at that time effectively been revoked or withdrawn, even if the proxies had been effectively voted on the same or any other matter at a previous meeting.
Voting in Person at the County First Special Meeting:
If you hold your shares in your name as a stockholder of record and wish to attend the County First special meeting and vote in person, you may request a ballot when you arrive. “Street name” stockholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.
Q:
What constitutes a quorum for the County First special meeting?

A:
The presence at the County First special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of County First common stock entitled to be voted at the County First special meeting will constitute a quorum for the transaction of business at the County First special meeting. The subsequent withdrawal from the meeting of a stockholder or the refusal of a stockholder present or represented by proxy at the meeting to vote does not negate the presence of quorum at the meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the County First special meeting?

A:
County First merger proposal:

•
Standard: Approval of the County First merger proposal requires the affirmative vote of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at the County First special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the County First special meeting, or fail to instruct your bank or broker how to vote with respect to the County First merger proposal, it will have the effect of a vote against the County First merger proposal.

County First adjournment proposal:
•
Standard: Approval of the County First adjournment proposal requires the affirmative vote of a majority of the votes cast by County First stockholders entitled to vote at the County First special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the County First special meeting, or fail to instruct your bank or broker how to vote with respect to the County First adjournment proposal, it will have no effect on the County First adjournment proposal.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for County First to obtain the necessary quorum to hold the County First special meeting. If you are a County First stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the County First merger proposal will have the same effect as a vote against the proposal, even though such approval is a condition to the completion of the merger. The merger agreement must be approved by the affirmative vote of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at the County First special meeting. The County First board unanimously recommends that the County First stockholders vote “FOR” the County First merger proposal.

Q:
If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All stockholders of County First, including stockholders of record and stockholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend the meeting. Holders of record of County First common stock can vote in person at the County First special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend the County First special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. County First reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without County First’s express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of County First common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation letter to County First’s corporate secretary, (iii) attending the County First special meeting in person, notifying the corporate secretary and voting by ballot at the County First special meeting or (iv) voting through the Internet or by telephone at a later time. Attendance at the County First special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by County First after the vote will not affect the vote. County First’s corporate secretary’s mailing address is: County First Bank, Attn: Corporate Secretary, 202 Centennial Street, P. O. Box 2752, La Plata Maryland 20646.

If you hold your shares of County First common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:
Will County First be required to submit the County First merger proposal to its stockholders even if the County First board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the County First special meeting, County First is required to submit the County First merger proposal to its stockholders even if the County First board has withdrawn, modified or qualified its recommendation.

Q:
What are the U.S. federal income tax consequences of the merger to County First stockholders?

A:
The obligations of County First and Community Financial to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the receipt by each of County First and Community Financial of the opinion of its counsel to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Assuming that the merger qualifies as a reorganization under the Code, holders of County First common stock who exchange their shares of Country First common stock in exchange for a combination of shares of Community Financial common stock, cash, and contingent cash consideration pursuant to the merger generally will recognize gain (but not loss) equal to the lesser of (1) the excess, if any, of the sum of the cash consideration and contingent cash consideration received and the fair market value of the shares of Community Financial common stock received pursuant to the merger over that holder’s adjusted tax basis in his, her or its shares of County First common stock surrendered, and (2) the amount of cash consideration and contingent cash consideration received by that holder in exchange for their shares of County First common stock pursuant to the merger. In addition, a holder of County First common stock generally will recognize gain with respect to any cash received instead of fractional shares of Community Financial common stock.

You should read the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•] for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all holders of County First common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.
Q:
Are County First stockholders entitled to dissenters’ rights?

A:
Holders of shares County First common stock are entitled to exercise dissenters’ rights in connection with the County First merger proposal. For further information, see “The Merger — Dissenters’ Rights” beginning on page [•].

Q:
If I am a County First stockholder, should I send in my County First stock certificates now?

A:
No. Please do not send in your County First stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging County First stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates” beginning on page [•].

Q:
What should I do if I hold my shares of County First common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of County First common stock are held in book-entry form. Promptly following the completion of the merger, shares of County First common stock held in book-entry form automatically will be exchanged for shares of Community Financial common stock in book-entry form, cash consideration, contingent cash consideration, if any, and cash to be paid in exchange for fractional shares, if any.

Q:
Whom may I contact if I cannot locate my County First stock certificate(s)?

A:
If you are unable to locate your original County First stock certificate(s), you should contact American Stock Transfer & Trust Company, LLC, County First’s transfer agent, at (800) 937-5449 or 6201 15th Avenue, Brooklyn, New York 11219.

Q:
What should I do if I receive more than one set of voting materials?

A:
County First stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of County First common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of County First common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of County First common stock that you own.

Q:
When do you expect to complete the Merger?

A:
Community Financial and County First currently expect to complete the merger in the first quarter of 2018. However, neither Community Financial nor County First can assure you of when, or if, the merger will be completed. The completion of the merger is subject to the fulfillment of customary closing conditions, including the approval by the County First stockholders of the County First merger proposal and the receipt of necessary regulatory approvals.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, County First stockholders will not receive any consideration for their shares in connection with the merger. Instead, County First will remain an independent company and its common stock will continue to be quoted and traded on the OTCQB Marketplace. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by County First to Community Financial. For a more detailed discussion of the circumstances under which such a payment would be required to be paid, please see the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page [•].

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of County First common stock, please contact Karen Zamostny at (301) 934-2265, ext. 1152, or County First’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (stockholders toll free) or (203) 658-9400 (banks and brokerage firms).

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the Merger. See “Where You Can Find More Information” beginning on page [•]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
In the Merger, County First Stockholders will be Entitled to Receive the Merger Consideration (page [•])
Community Financial and County First are proposing a strategic merger. If the merger is completed, each outstanding share of County First common stock, except for the excluded shares, will be converted into cash and shares of Community Financial common stock as follows:
•
a fixed exchange ratio of 0.9543 of a share of Community Financial common stock;

•
$1.00 in cash; and

•
a contingent amount of cash equal to up to $2.24.

The amount of the contingent cash consideration will range from $0 to $2.24 per share and will be determined in accordance with the terms of the merger agreement by dividing the aggregate value of certain County First assets by the number of shares of County First common stock outstanding at the effective time of the merger.
Community Financial will not issue any fractional shares of Community Financial common stock in the merger. County First stockholders who would otherwise be entitled to receive a fractional share of Community Financial common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) by multiplying such fraction by the closing price of Community Financial common stock on the NASDAQ Global Select Market for the trading day immediately preceding the closing date.
Community Financial common stock is listed on the Nasdaq Global Select Market under the symbol “TCFC” and County First common stock is quoted on the OTCQB Marketplace under the symbol “CUMD.” The following table shows the closing sale prices of Community Financial common stock and County First common stock as reported on the Nasdaq Stock Market and the OTCQB Marketplace, respectively, on July 31, 2017, the last full trading day before the public announcement of the merger, and on [•], the latest practicable trading day before the printing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of County First common stock, which was calculated by first multiplying the closing price of Community Financial common stock on those dates by an exchange ratio of 0.9543, adding the $1.00 cash consideration and assuming the minimum and maximum amounts of contingent cash consideration that may be paid in the merger, respectively.
	Community Financial Common Stock		County First Common Stock		Implied Value of Merger Consideration (assuming minimum ($0) amount of contingent cash consideration)		Implied Value of Merger Consideration (assuming maximum ($2.24) amount of contingent cash consideration)
July 31, 2017		$37.11		$21.50		$35.41		$38.65
[•]	$	[•]	$	[•]	$	[•]	$	[•]
The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The County First Board Unanimously Recommends that County First Stockholders Vote “FOR” the County First Merger Proposal and the County First Adjournment Proposal Presented at the County First Special Meeting (page [•])
The County First board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of County First and its stockholders and has unanimously approved the merger agreement. The County First board unanimously recommends that County First stockholders vote “FOR” the County First merger proposal and “FOR” the County First adjournment proposal presented at the County First special meeting. For the factors considered by the County First board in reaching its decision to approve the merger agreement, see the section of this proxy statement/prospectus entitled “The Merger — County First’s Reasons for the Merger; Recommendation of the County First Board” beginning on page [•].
Each of County First’s directors, solely in his or her capacity as a County First stockholder, has entered into a voting agreement with Community Financial, pursuant to which each such director has agreed to vote all shares of County First common stock over which he or she exercises sole disposition and voting rights in favor of the County First merger proposal and certain related matters and against alternative transactions. A form of the voting agreement is attached to this proxy statement/prospectus as Annex B. For more information regarding the voting agreement, see the section of this proxy statement/prospectus entitled “The Merger Agreement — County First Voting Agreement” beginning on page [•].
Opinion of County First’s Financial Advisor (page [•] and Annex C)
In connection with the merger, County First’s financial advisor, Boenning & Scattergood, Inc. (which we refer to as “Boenning”), delivered a written opinion, dated July 31, 2017, to the County First board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of County First common stock of the merger consideration to be paid in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion, is attached as Annex C to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the County First board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of County First to engage in the merger or enter into the merger agreement or constitute a recommendation to the County First board in connection with the merger, and it does not constitute a recommendation to any holder of County First voting common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.
What Holders of County First Restricted Stock Awards will be Entitled to Receive (page [•])
At the effective time, each restricted stock award granted by County First will become fully vested and each holder of such restricted stock awards will be entitled to receive the per share merger consideration for each share of County First common stock held by such holder.
County First Will Hold the County First Special meeting on [•] (page [•])
The County First special meeting will be held on [•] at [•], local time, at [•]. At the County First special meeting, County First stockholders will be asked to approve the County First merger proposal and the County First adjournment proposal.
Only holders of record of County First common stock at the close of business on [•] (which we refer to as the “County First record date”), will be entitled to notice of, and to vote at, the County First special meeting. Each share of County First common stock is entitled to one vote on each proposal to be considered at the County First special meeting. As of the County First record date, there were [•] shares of County First common stock entitled to vote at the County First special meeting.
As of the County First record date, the directors and executive officers of County First and their affiliates beneficially owned and were entitled to vote approximately 216,553 shares of County First common stock representing approximately 22.5% of the shares of County First common stock outstanding on that date.

Each of County First’s directors, solely in his or her capacity as a County First stockholder, has entered into a voting agreement with Community Financial, pursuant to which each such County First director has agreed to vote all shares of County First common stock over which he or she exercises sole disposition and voting rights in favor of the County First merger proposal and certain related matters and against alternative transactions.
Under Maryland law the approval of the County First merger proposal requires the affirmative vote of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at the County First special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the County First special meeting, or fail to instruct your bank or broker how to vote with respect to the County First merger proposal, it will have the same effect as a vote against the County First merger proposal.
The County First adjournment proposal will be approved if a majority of the votes cast on such proposal at the County First special meeting are voted in favor of such proposal at the County First special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the County First special meeting or fail to instruct your bank or broker how to vote with respect to either such proposal, it will have no effect on the County First adjournment proposal.
Material U.S. Federal Income Tax Consequences of the Merger (page [•])
The obligations of County First and Community Financial to complete the merger are subject to, among other customary closing conditions described in this proxy statement/prospectus, the receipt by each of County First and Community Financial of the opinion of its counsel to the effect that the merger together will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, holders of County First common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, a holder of shares of County First common stock that receives shares of Community Financial common stock in exchange for such holder’s shares of County First common stock pursuant to the merger generally will recognize gain (but not loss) equal to the lesser of  (1) the excess, if any, of the sum of the cash consideration and contingent cash consideration received and the fair market value of the shares of Community Financial common stock received pursuant to the merger over that holder’s adjusted tax basis in his, her or its shares of County First common stock surrendered, and (2) the amount of cash consideration and contingent cash consideration received by that holder in exchange for their shares of County First common stock pursuant to the merger. In addition, a holder of County First common stock generally will recognize gain with respect to any cash received instead of fractional shares of Community Financial common stock.
You should read the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•] for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all holders of County First common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.
Certain County First Directors and Executive Officers Have Financial Interests in the Merger that Differ from Your Interests (page [•])
In considering the recommendation of the County First board, County First stockholders should be aware that certain directors and executive officers of County First have interests in the merger that may be different from, or in addition to, the interests of County First stockholders generally. The County First board was aware of these interests and considered them, among other matters, in making its recommendation that County First stockholders vote to approve the merger proposal.
These interests include:
•
Each unvested County First restricted stock award will vest at the effective time and convert into the right to receive the merger consideration with respect to each share of County First common stock subject thereto;

•
The indemnification by Community Financial and Community Bank of current and former directors, officers and employees of County First against all costs and expenses, among other things, for certain legal actions pertaining to the fact that the person was a director, officer or employee of County First or arising in connection with the transactions contemplated by the merger agreement;

•
Maintenance by Community Financial of County First’s directors’ and officers’ liability insurance policy;

•
The employment agreement between County First and Douglas T. Mitchell, President and Chief Executive Officer of County First that provides for a cash severance payment in the event of a termination of employment without cause or for good reason during the period beginning three months before and ending two years after a change in control;

•
The change in control agreements between County First and Charles A. Bryer, Chief Financial Officer of County First and William J. Groves II, Chief Credit Officer of County First that provide for a cash severance payment in the event of an involuntary termination of employment without cause or voluntary termination for “good reason” (as defined in the agreement) on or after a change in control;

•
One current County First board member will be appointed to the boards of directors of Community Financial and Community Bank;

•
The split dollar life insurance agreement between County First and Douglas T. Mitchell that will remain in effect upon Mr. Mitchell’s termination of employment following a change in control;

•
The salary continuation agreements that County First maintains with Mr. Mitchell and Mr. Bryer pursuant to which each executive will be entitled to certain payments following a separation of service within 24 months of a change in control; and

•
The separation and consulting agreement with Mr. Mitchell, which shall become effective upon Mr. Mitchell’s termination of employment on the closing date, which provides for payments and benefits to be made in full satisfaction of Mr. Mitchell’s rights under his employment agreement in connection with his termination thereunder. The agreement also sets forth the terms of Mr. Mitchell’s consulting arrangement with Community Financial following the closing date.

For a more complete description of these interests, see “— Interests of Certain County First Directors and Executive Officers in the Merger.”
Holders of County First Common Stock Are Entitled to Assert Dissenters’ Rights (page [ •])
Under Maryland law, the holders of County First common stock will have dissenters’ rights with respect to the County First merger proposal. For further information, see “The Merger — Dissenters’ Rights” beginning on page [•].
Completion of the Merger; Conditions That Must Be Fulfilled for the Merger to Occur (page [•])
Currently, County First and Community Financial expect to complete the merger in the first quarter of 2018. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the merger agreement by the County First stockholders;

•
authorization for listing on the Nasdaq Global Select Market of the shares of Community Financial common stock to be issued in the merger;

•
the receipt of required regulatory approval, including the approval of the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Maryland Office of the Commissioner of Financial Regulation, and the expiration of all statutory waiting periods and the absence of any conditions being imposed that would reasonably be expected to have a material adverse effect;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

•
the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal;

•
subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Community Financial, Community Bank and County First in the merger agreement;

•
performance in all material respects by each of Community Financial, Community Bank and County First of its obligations under the merger agreement; and

•
receipt by each of Community Financial and County First of an opinion from its counsel as to certain tax matters.

Neither County First nor Community Financial can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (page [•])
The merger agreement can be terminated at any time prior to the completion of the merger in the following circumstances:
•
by mutual written consent of Community Financial and County First;

•
by either Community Financial or County First, if County First failed to obtain the affirmative vote of two-thirds of the outstanding shares of County First common stock at its duly convened stockholder meeting or at any adjournment thereof at which a vote on the adoption of the merger agreement was taken;

•
by either Community Financial or County First, if  (i) any governmental entity denies any regulatory approval, consent or waiver required to consummate the merger and such denial has become final and non-appealable or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•
by either Community Financial or County First, in the event that the merger has not been consummated within nine (9) months after the date of the merger agreement, unless the failure to so consummate by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•
by either Community Financial or County First (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its covenants or agreements set forth in the merger agreement or any of its representations and warranties set forth in the merger agreement ceases to be true, such that in either case, such breach or untrue representation or warranty would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 30 days following written notice to the breaching party, or such breach cannot be cured during such period; or

•
by Community Financial, prior to the time that the County First stockholders approve the merger agreement, if the County First board (i) (A) fails to recommend in this proxy statement/prospectus that the County First stockholders approve the merger agreement, (B) takes or resolves to take certain adverse actions with respect to such recommendation, (C) fails to reaffirm, if an acquisition proposal has been publicly announced or communicated to Count First stockholders, such recommendation within two (2) business days after Community Financial requests in writing that such action be taken, or (D) fails to recommend against acceptance of a tender offer or exchange offer for outstanding County First common stock that has been publicly disclosed (other than by Community Financial or an affiliate of Community Financial) within 10 business days after the commencement of such tender or exchange offer, (ii) recommends or endorses an acquisition proposal or (iii) breaches certain obligations, including with respect to the solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect.
Additionally, County First may terminate the merger agreement if its board determines, within two (2) business days after the determination date that (1) the final parent price is less than $29.9591, and (2) (i) the quotient obtained by dividing the final parent price by $37.4489, is less than (ii) the number obtained by subtracting 0.20 from the quotient obtained by dividing the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the determination date by $3,740.69. If County First elects to exercise its termination rights under such circumstances, it shall give prompt written notice to Community Financial in writing of such election. During the three business day period commencing with Community Financial’s receipt of any such notice of County First electing to exercise its right to terminate the merger agreement as described above, Community Financial will have the option, at its sole discretion, of electing to pay additional merger consideration by increasing the cash consideration payable by an amount equal to the lesser of  (x) an amount equal to the difference between (1) $29.59 and (2) the final parent price multiplied by 0.9543, plus $1.00; or (y) an amount equal to the difference between (1) the sum of  (i) the final parent price multiplied by a fraction, the numerator of which is equal to the product of  (a) $37.4489, (b) 0.9543 and (c) the quotient obtained by dividing the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the determination date by $3,740.69 minus 0.20, and the denominator of which is equal to the final parent price, and (ii) $1.00 and (2) the sum of  (a) the final parent price multiplied by the 0.9543, and (b) $1.00.
If within such three (3) business day period, Community Financial makes this election, Community Financial shall give written notice to County First within such time period of such election and cash consideration, whereupon no termination shall have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except as the cash consideration shall have been so modified), and any references in the merger agreement to the merger consideration shall be deemed to refer to the cash consideration after giving effect to any adjustment made pursuant to the above.
For purposes of the merger agreement, “determination date” means the fifth (5th) business day immediately prior to the anticipated effective time of the merger (or if such fifth (5th) business day is not a trading day, then the trading day immediately preceding such day), and “final parent price” means the average volume-weighted average price of Community Financial common stock over the twenty (20) trading days preceding the determination date.
Termination Fee (page [•])
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals with respect to County First, changes in the recommendation of the County First board, County First may be required to pay Community Financial a termination fee equal to $1.5 million (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with County First.
Regulatory Approvals Required for the Merger and the Bank Merger (page [•])
Subject to the terms of the merger agreement, both County First and Community Financial have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from the FDIC and the Maryland Office of the Commissioner of Financial Regulation. Community Financial submitted applications to the FDIC on [•], 2017 and to the Maryland Office of the Commissioner of Financial Regulation on [•], 2017. As of the date of this proxy statement/

prospectus these applications all remain outstanding. Although neither Community Financial nor County First knows of any reason why the applications should not be approved in a timely manner, Community Financial and County First cannot be certain when, or if, the applications will be approved.
The Rights of County First Stockholders Will Change as a Result of the Merger (page [•])
Community Financial and County First are incorporated under the laws of the State of Maryland. Accordingly, Maryland law governs the Community Financial and County First stockholders. As a result of the merger, County First stockholders will become stockholders of Community Financial. Thus, following the completion of the merger, the rights of County First stockholders who become Community Financial stockholders in the merger will be governed by the corporate law of the State of Maryland and will also then be governed by Community Financial’s articles of incorporation and bylaws, rather than by the articles of incorporation and bylaws of County First.
See “Comparison of Stockholders’ Rights” for a description of the material differences in stockholders’ rights.
Information About the Companies (page [•])
Community Financial
Community Financial, headquartered in Waldorf, Maryland, is the holding company for Community Bank of the Chesapeake. Community Bank of the Chesapeake is a Maryland-chartered commercial bank with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and wealth management services throughout the tri-county area in Southern Maryland and the greater Fredericksburg market in Virginia. With $1.39 billion in assets at June 30, 2017, Community Financial operates 11 banking offices and five financial centers throughout the tri-county area in Southern Maryland and the greater Fredericksburg market in Virginia.
Community Financial’s common stock is traded on the Nasdaq Global Select Market under the symbol “TCFC.”
Community Financial’s principal executive office is located at 3035 Leonardtown Road, Waldorf, Maryland 20601 and its telephone number at that location is (301) 645-5601. Additional information about Community Financial and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
County First
County First, headquartered in La Plata, Maryland, is a full-service business and retail banking institution, which operates five full-service banking offices throughout Southern Maryland and one administrative office in La Plata, Maryland. County First offers a comprehensive range of commercial banking products and services to small-to-medium sized businesses, not-for-profit organizations, professional service firms and individuals in the Southern Maryland area. As of June 30, 2017, County First total assets were approximately $236 million.
County First’s common stock is traded on the OTCQB Marketplace under the symbol “CUMD.”
County First’s principal executive office is located at 202 Centennial Street, La Plata, Maryland 20646 and its telephone number at that location is (301) 934-2265. Additional information about County First and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COMMUNITY FINANCIAL
The following table presents selected historical consolidated financial data for Community Financial as of and for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Community Financial. The following table also presents selected historical consolidated financial data for Community Financial as of and for each of the six months ended June 30, 2017 and 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Community Financial.
The selected consolidated historical financial data below is only a summary. You should read this information in conjunction with the historical financial statements of Community Financial and the related notes, including those contained in Community Financial’s Annual Report on Form 10-K for the year ended December 31, 2016 and in Community Financial’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is incorporated by reference in this proxy statement/prospectus.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Results of Operations
Tax-equivalent interest income	$26,317	$23,240	$48,047	$43,873	$41,759	$39,678	$40,293
Interest expense	4,710	3,952	8,142	7,345	6,698	7,646	10,604
Tax-equivalent net interest income	21,607	19,288	39,905	36,528	35,061	32,032	29,689
Provision for loan losses	756	991	2,359	1,433	2,653	940	2,529
Net interest income after provision for loan losses	20,851	18,297	37,546	35,095	32,408	31,092	27,160
Non-interest income	1,927	1,627	3,360	3,299	4,093	4,174	4,410
Non-interest expenses	14,909	14,532	29,159	28,418	26,235	24,844	23,804
Income before taxes	7,869	5,392	11,747	9,976	10,266	10,422	7,766
Income tax expense	2,984	2,046	4,416	3,633	3,776	3,771	2,776
Net income	4,885	3,346	7,331	6,343	6,490	6,651	4,990
Per Share Data
Net income – basic per share	$1.05	$0.73	$1.59	$1.36	$1.35	$1.90	$1.57
Net income – diluted per share	1.05	0.72	1.59	1.35	1.35	1.88	1.57
Dividends declared per common share	0.20	0.20	0.40	0.40	0.40	0.40	0.40
Book value per common share	23.51	22.01	22.54	21.48	20.53	19.52	19.34
Period End Balances
Total assets	$1,392,688	$1,233,401	$1,334,257	$1,143,332	$1,082,878	$1,023,824	$981,639
Total investment securities(1)	161,130	147,609	162,280	144,536	126,445	134,648	159,825
Total loans(2)	1,132,429	995,515	1,079,519	909,200	862,409	799,130	747,641
Total deposits	1,087,806	993,475	1,038,825	906,899	869,384	821,295	820,231
Total borrowings	154,029	93,588	144,559	91,617	76,672	70,476	61,527
Total stockholders’ equity	109,293	102,366	104,426	99,783	116,559	110,730	79,047

(1)
Includes available-for-sale securities and other equity securities.

(2)
Includes loans held for investment at amortized cost.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COUNTY FIRST
The following table presents selected historical consolidated financial data for County First as of and for each of the years ended December 31, 2016, 2015, 2014, 2013 and 2012. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of County First. The following table also presents selected historical consolidated financial data for County First as of and for each of the six months ended June 30, 2017 and 2016. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of County First.
The selected consolidated historical financial data below is only a summary.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Results of Operations
Interest income	$4,130	$4,054	$8,060	$7,656	$7,505	$7,548	$7,918
Interest expense	183	194	387	420	483	678	944
Net interest income	3,947	3,860	7,673	7,236	7,022	6,870	6,974
Provision for loan losses	—	105	210	378	410	350	390
Net interest income after provision for loan losses	3,947	3,860	7,463	6,858	6,612	6,520	6,584
Non-interest income	313	345	742	1,232	720	754	762
Non-interest expenses	3,273	3,458	6,561	6,480	6,340	5,966	5,857
Income before taxes	987	642	1,644	1,610	992	1,308	1,489
Income tax expense	346	212	545	468	296	450	524
Net income	641	430	1,099	1,142	696	858	965
Net income available to common stockholders	641	430	1,099	1,142	696	858	965
Per Share Data
Net income – basic per share(1)	$0.67	$0.45	$1.16	$1.21	$0.74	$1.02	$1.17
Net income – diluted per share(1)	0.67	0.45	1.16	1.21	0.74	1.02	1.17
Book value per common share(1)	26.86	25.94	26.36	25.6	24.66	24.72	24.67
Dividends paid	0.15	0.10	0.25	0.25	0.59	0.89	0.99
Period End Balances
Total assets	$236,196	$226,423	$224,836	$226,427	$209,480	$207,922	$198,692
Total investments(2)	39,814	49,093	49,385	56,977	51,732	13,351	14,247
Total loans(3)	156,017	140,502	157,691	140,545	131,219	134,310	143,588
Total deposits	208,574	198,227	197,751	199,193	184,209	182,914	174,054
Total borrowings(4)	—	1,724	—	1,317	717	1,003	1,171
Total stockholders’ equity	25,863	24,646	25,310	24,277	23,278	22,894	22,495

(1)
Adjusted for stock dividends.

(2)
Includes the following categories from the balance sheet: available-for-sale investment securities and restricted stocks.

(3)
Includes loans held for sale at lower of cost or fair value and loans held for investment at amortized cost.

(4)
Includes the following categories from the balance sheet: other borrowings and long-term borrowings.

UNAUDITED COMPARATIVE PER SHARE DATA
Presented below for Community Financial and County First is historical, unaudited pro forma combined and pro forma equivalent per share financial data. The information presented below regarding Community Financial should be read together with the historical consolidated financial statements of Community Financial, including the related notes, filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma combined and pro forma equivalent per share information gives effect to the merger as if it had been effective on June 30, 2017 in the case of the book value data, and as if the merger had been effective as of the beginning of the periods presented in the case of the earnings per share and the cash dividends data. The unaudited pro forma earnings per share data combines the historical results of County First into Community Financial’s consolidated statement of income. While certain adjustments to the book value data were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place as of the beginning of the period presented. In addition, the unaudited pro forma data includes adjustments that are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.
	Community Financial Historical	County First Historical	Pro Forma Combined(1)	Per Equivalent County First Share(2)
Book value per share:
At June 30, 2017	$23.51	$26.87	$25.36	$24.20
At December 31, 2016	$22.54	$26.36	$24.56	$23.44
Cash dividends declared per share:
Six months ended June 30, 2017	$0.20	$0.15	$0.20	$0.19
Year ended December 31, 2016	$0.40	$0.25	$0.40	$0.38
Basic earnings per share:
Six months ended June 30, 2017	$1.05	$0.67	$1.00	$0.96
Year ended December 31, 2016	$1.59	$1.16	$1.55	$1.47
Diluted earnings per share:
Six months ended June 30, 2017	$1.05	$0.67	$1.00	$0.96
Year ended December 31, 2016	$1.59	$1.16	$1.55	$1.47

(1)
Pro forma dividends per share represent Community Financial’s historical dividends per share.

(2)
Per equivalent County First share was computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9543.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•] you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
Because the market price of Community Financial common stock may fluctuate, and because County First stockholders may be entitled to receive contingent cash consideration ranging from $0 to $2.24 per share, County First stockholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.
Upon completion of the merger, each outstanding share of County First common stock will be converted into the right to receive 0.9543 shares of Community Financial common stock and $1.00 in cash for each share of County First common stock they hold. County First stockholders may also receive contingent cash consideration ranging from $0 to $2.24 per share. The maximum aggregate amount of contingent cash consideration that may be paid in the merger to all County First stockholders is $2,154,303. The amount of contingent cash consideration to be paid in the merger, if any, will be based on the value received by County First in connection with the sale, resolution or disposition of certain identified assets prior to closing. There can be no assurance that County First will sell, resolve or otherwise dispose of any of the identified assets or that County First stockholders will receive any contingent cash consideration in the merger at all. Additionally, there will be a lapse of time between the date of this proxy statement/prospectus, the date of the County First special meeting and the date on which County First stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Community Financial common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Community Financial’s businesses, operations and prospects and regulatory considerations, many of which are outside of the control of Community Financial and County First. At the time of the County First special meeting, County First stockholders will not know the actual market value of shares of Community Financial common stock they will receive on the date the merger consideration is received, nor will they know the value of any contingent cash consideration that will be paid in the merger, if any. Consequently, County First stockholders must decide whether to approve the merger agreement without knowing the actual value of the merger consideration they will receive when the merger is completed.
The market price of Community Financial common stock after the merger is completed may be affected by factors different from those affecting the market price of County First or Community Financial common stock currently.
Upon completion of the merger, County First stockholders will become Community Financial stockholders. Community Financial’s business differs in important respects from that of County First, and, accordingly, the results of operations of the combined company and the market price of Community Financial common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Community Financial and County First. For a discussion of Community Financial’s business and of some important factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [•].
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have a material adverse effect on the combined company following the Merger.
Before the merger can be completed, Community Financial and County First must obtain approvals from the FDIC and the Maryland Office of the Commissioner of Financial Regulation. Community Financial submitted applications to the FDIC on [•], 2017 and to the Maryland Office of the Commissioner of Financial Regulation on [•], 2017. As of the date of this proxy statement/prospectus these applications all remain outstanding. In determining whether to approve these applications, the regulatory agencies consider a variety of factors, including the regulatory standing of each party and the factors described under the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals Required for the Completion of the Merger” beginning on page [•]. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the completion of the merger, any of which might have a material adverse effect on the combined company following the completion of the merger. For more information, see the section of this proxy statement/prospectus entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page [•].
Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.
Community Financial and County First have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Community Financial’s ability to successfully combine and integrate the businesses of Community Financial and County First in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Community Financial’s ability to successfully conduct its business, which could have an adverse effect on Community Financial’s financial results and the value of its common stock. If Community Financial experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Community Financial and/or County First to lose customers or cause customers to remove their accounts from Community Financial and/or County First and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of County First and Community Financial during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.
Certain County First directors and executive officers have interests in the merger that may differ from the interests of County First stockholders.
The County First stockholders should be aware that certain County First directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of County First stockholders generally. The County First board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that County First stockholders vote in favor of the County First merger proposal and certain related matters and against alternative transactions.
The material interests considered by the County First board were as follows:
•
The indemnification by Community Financial and Community Bank of current and former directors, officers and employees of County First against all costs and expenses, among other things, for certain legal actions pertaining to the fact that the person was a director, officer or employee of County First or arising in connection with the transactions contemplated by the merger agreement;

•
Maintenance by Community Financial of County First’s directors’ and officers’ liability insurance policy;

•
The awards of restricted stock that County First has made to Douglas T. Mitchell and William J. Groves II under its equity incentive plan. As a result of the merger, each unvested restricted stock award will fully vest immediately prior to the effective time and each holder will be entitled to receive the per share merger consideration for each share of County First common stock held by such holder;

•
The employment agreement with Douglas T. Mitchell provides for a cash severance payment in the event of an involuntary termination of employment without cause or voluntary termination of employment with “good reason” (as defined in the agreement) during the period beginning three months before and ending two years after a change in control;

•
The change in control agreements with Charles A. Bryer and William J. Groves II, provide for a cash severance payment in the event of an involuntary termination of employment without cause or voluntary termination of employment for “good reason” (as defined in the agreement) on or after a change in control;

•
The separation and consulting agreement with Mr. Mitchell, which shall become effective upon Mr. Mitchell’s termination of employment on the closing date, which provides for payments and benefits to be made in full satisfaction of Mr. Mitchell’s rights under his employment agreement in connection with his termination thereunder. The agreement also sets forth the terms of Mr. Mitchell’s consulting arrangement with Community Financial following the closing date;

•
The split dollar life insurance agreement between County First and Douglas T. Mitchell that will remain in effect upon Mr. Mitchell’s termination of employment following a change in control; and

•
That, pursuant to the merger agreement one member of County First’s board of directors will be appointed as a member of the Community Financial and Community Bank boards of directors. The board appointee, E. Larry Sanders, III, was determined by Community Financial in consultation with County First.

For a more complete description of these interests, see the section of this proxy statement/prospectus entitled “The Merger — Interests of Certain County First Directors and Executive Officers in the Merger” beginning on page [•].
Termination of the merger agreement could negatively impact County First or Community Financial.
If the merger agreement is terminated, there may be various consequences. For example, County First’s or Community Financial’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of County First common stock or Community Financial common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, County First may be required to pay to Community Financial a termination fee of  $1.5 million.
Community Financial and County First will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on County First or Community Financial. These uncertainties may impair County First’s or Community Financial’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with County First or Community Financial to seek to change existing business relationships with County First or Community Financial. Retention of certain employees by County First or Community Financial may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Community Financial. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with County First or Community Financial, County First’s business or Community Financial’s business could be harmed. In addition, subject to certain exceptions, County First has agreed to operate its business in the ordinary course prior to closing, and each of County First and Community Financial has agreed to certain restrictive covenants. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” beginning on page [•] for a description of the restrictive covenants applicable to County First and Community Financial.
If the merger is not completed, Community Financial and County First will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of Community Financial and County First has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Community Financial and County First would have to recognize these expenses without realizing the expected benefits of the merger.
The merger agreement limits County First’s ability to pursue alternative acquisition proposals and requires County First to pay Community Financial a termination fee of  $1.5 million under limited circumstances, including circumstances relating to acquisition proposals for County First. Additionally, certain provisions of County First’s articles of incorporation and bylaws may deter potential acquirers.
The merger agreement prohibits County First from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. For more information, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page [•]. The merger agreement also provides that County First must pay Community Financial a termination fee in the amount of  $1.5 million in the event that the merger agreement is terminated under certain circumstances, including County First’s failure to abide by certain obligations not to solicit acquisition proposals. See the section of this proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page [•]. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of County First from considering or proposing such an acquisition. Each director of County First, solely in his or her capacity as a County First stockholder has entered into a voting agreement with Community Financial, pursuant to which each such director has agreed to vote all shares of County First common stock over which he or she exercises sole disposition and voting rights in favor of the County First merger proposal and certain related matters, and against alternative transactions. As of the County First record date, (i) the County First directors that are party to the voting agreement exercised sole disposition and voting rights with respect to [•] shares of County First common stock, representing [•]% of the outstanding shares of County First common stock representing [•]% of the outstanding shares of County First common stock. For more information see the section of this proxy statement/prospectus entitled “The Merger Agreement — County First Voting Agreement” beginning on page [•]. Additionally, certain provisions of County First’s articles of incorporation or bylaws or of the Maryland law could make it more difficult for a third-party to acquire control of County First or may discourage a potential competing acquirer.
The shares of Community Financial common stock to be received by County First stockholders as a result of the merger will have different rights from shares of County First common stock.
The rights of County First stockholders are currently governed by the Maryland Financial Institutions Code, Maryland General Corporation Law, County First’s articles of incorporation and County First’s bylaws. Upon completion of the merger, County First stockholders will become Community Financial stockholders and their rights as stockholders will then be governed by the Maryland General Corporation Law, Community Financial’s articles of incorporation and Community Financial’s bylaws. The rights associated with County First common stock are different from the rights associated with Community Financial common stock. See the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights” beginning on page [•] for a discussion of the different rights associated with Community Financial common stock.

Holders of County First and Community Financial common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Holders of County First and Community Financial common stock currently have the right to vote in the election of the board of directors and on other matters affecting County First and Community Financial, respectively. Upon the completion of the merger, each County First stockholder who receives shares of Community Financial common stock will become a Community Financial stockholder with a percentage ownership of Community Financial that is smaller than the stockholder’s percentage ownership of County First. It is currently expected that the former County First stockholders as a group will receive shares in the merger constituting approximately [•]% of the outstanding shares of Community Financial common stock immediately after the merger. As a result, current Community Financial stockholders as a group will own approximately [•]% of the outstanding shares of Community Financial common stock immediately after the merger. Because of this reduced ownership percentage, County First stockholders may have less influence on the management and policies of Community Financial than they now have on the management and policies of County First, and current Community Financial stockholders may have less influence than they now have on the management and policies of Community Financial. Upon consummation of the merger, Community Financial has agreed to increase the size of the board of directors of Community Financial to eleven (11) members and appoint one (1) current member of the County First board of directors, to be designated by Community Financial after consultation with County First, to the Community Financial board of directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies and to take appropriate steps to cause such member of the board of directors of County First to be nominated to stand for election at Community Financial’s next annual meeting of stockholders to serve in the class of directors whose term expires at the 2021 annual meeting of stockholders. Additionally, Community Financial will cause Community Bank to increase the size of its board of directors to sixteen (16) members and appoint one (1) current member of the County First board of directors, to be designated by Community Financial after consultation with County First, to the board of directors of Community Bank to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies and to take appropriate steps to cause such member of the board of directors of County First to be nominated to stand for election at Community Bank’s next annual meeting of stockholders to continue serving on its board of directors. Community Financial and Community Bank have each determined, after consultation with County First, to appoint E. Larry Sanders, III, to the boards of directors of Community Financial and Community Bank.
Holders of County First common stock have dissenters’ or appraisal rights with respect to the County First merger proposal.
Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined in accordance with the Maryland Financial Institutions Code instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Maryland law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because the County First common stock is not listed on a national securities exchange the holders of County First common stock are entitled to dissenters’ or appraisal rights in the merger.
If the merger does not constitute a reorganization under Section 368(a) of the Code, then the holders of County First common stock may be responsible for payment of additional U.S. income taxes related to the merger.
County First and Community Financial believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the United States Internal Revenue Service (the “IRS”) determines that the merger does not qualify as a reorganization under Section 368(a) of the Code, then the exchange of County First common stock pursuant to the merger would be a taxable transaction. In that case, the merger would be treated for federal income tax purposes as if County First had transferred all of its assets and liabilities to Community Bank in exchange for the stock consideration, cash consideration and contingent cash consideration in a taxable asset sale and then liquidated in a taxable liquidation. Because each holder of County First common stock (other than dissenting shares and certain other shares described herein) is entitled to receive a combination of the stock consideration, cash consideration, and the contingent cash consideration, each such holder will be responsible for additional U.S. income taxes related to the stock consideration received in the merger. Each such holder of County First common stock would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of Community Financial common stock and the amount of cash consideration and contingent cash consideration received by such holder in the merger and (ii) such holder’s adjusted tax basis in the shares of County First common stock exchanged therefor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements may include: management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the merger; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Community Financial nor County First assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Community Financial or County First anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Community Financial’s Annual Report on Form 10-K, those disclosed in Community Financial’s other periodic reports filed with the SEC, as well as the possibility: that expected benefits of the merger may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the merger may not be timely completed, if at all; that prior to the completion of the merger or thereafter, Community Financial’s and County First’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies relating to the merger; that required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; that Community Financial and County First may face reputational risks and the reaction of the companies’ customers, employees and other constituents to the merger; and that management’s time may be diverted to merger-related matters. For any forward-looking statements made in this proxy statement/prospectus or in any documents, Community Financial and County First claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE COUNTY FIRST SPECIAL MEETING
This section contains information for County First stockholders about the County First special meeting that County First has called to allow its stockholders to consider and vote on the County First merger proposal and the County First adjournment proposal. County First is mailing this proxy statement/prospectus to you, as a County First stockholder, on or about [•], 2017. This proxy statement/prospectus is accompanied by a notice of the County First special meeting and a form of proxy card that the County First board is soliciting for use at the County First special meeting and at any adjournments of the County First special meeting.
Date, Time and Place of the County First Special Meeting
The County First special meeting will be held at [•] at [•], local time, on [•]. On or about [•], County First commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the County First special meeting.
Matters to Be Considered at the County First Special Meeting
At the County First special meeting, you, as a County First stockholder, will be asked to consider and vote upon the following matters:
•
the County First merger proposal; and

•
the County First adjournment proposal.

Recommendation of the County First Board
The County First board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of County First and its stockholders, has unanimously approved the merger agreement and unanimously recommends that the County First stockholders vote “FOR” the County First merger proposal and “FOR” the County First adjournment proposal. See the section of this proxy statement/prospectus entitled “The Merger — County First’s Reasons for the Merger; Recommendation of the County First Board” beginning on page [•] for a more detailed discussion of the County First board’s recommendation.
County First Record Date and Quorum
The County First board has fixed the close of business on [•], as the County First record date for determining the County First stockholders entitled to receive notice of, and to vote at, the County First special meeting.
As of the County First record date, there were [•] shares of County First common stock outstanding and entitled to notice of, and to vote at, the County First special meeting held by [•] holders of record. Each share of County First common stock entitles the holder to one vote at the County First special meeting on each proposal to be considered at the County First special meeting.
The presence at the County First special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of County First common stock entitled to be voted at the County First special meeting will constitute a quorum for the transaction of business at the County First special meeting. Abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the County First special meeting.
Required Vote; Treatment of Abstentions, Broker Non-Votes and Failure to Vote
County First merger proposal:
•
Standard: Approval of the County First merger proposal requires the affirmative vote of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at the County First special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the County First special meeting, or fail to instruct your bank or broker how to vote with respect to the County First merger proposal, it will have the same effect as a vote against the County First merger proposal.

County First adjournment proposal:
•
Standard: Approval of the County First adjournment proposal requires the affirmative vote of a majority of the votes cast by County First stockholders entitled to vote at the County First special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the County First special meeting, or fail to instruct your bank or broker how to vote with respect to the County First adjournment proposal, it will have no effect on the County First adjournment proposal.

Shares Held by Officers, Directors and Certain Stockholders
As of the County First record date, the directors and executive officers of County First and their affiliates beneficially owned and were entitled to vote approximately 216,553 shares of County First common stock, representing approximately 22.5% of the shares of County First common stock outstanding on that date.
Each of County First’s directors, in his or her capacity as a County First stockholder, has entered into a voting agreement with Community Financial, pursuant to which each such director has agreed to vote all shares of County First common stock over which he or she exercises sole disposition and voting rights in favor of the County First merger proposal and certain related matters and against alternative transactions. As of the County First record date, (i) the County First directors that are party to the voting agreement exercised sole disposition and voting rights with respect to 179,823 shares of County First common stock, representing approximately 18.7% of the outstanding shares of County First common stock. For more information regarding the voting agreement, see the section of this proxy statement/prospectus entitled “The Merger Agreement — County First Voting Agreement” beginning on page [•]. As of the County First record date, Community Financial did not beneficially hold any shares of County First common stock.
Voting by Proxy or in Person; Incomplete Proxies
Any County First stockholder may vote by proxy or in person at the County First special meeting.
If you hold your shares of County First common stock in your name as a stockholder of record and wish to attend the County First special meeting and vote in person, you may request a ballot when you arrive.
If you hold your shares of County First common stock in your name as a stockholder of record, you may alternatively vote by proxy by mail, through the Internet or by telephone:
•
To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to the County First special meeting.

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To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

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To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

County First requests that County First stockholders vote as soon as possible by completing and signing the accompanying proxy card and returning it to County First in the enclosed postage-paid envelope, through the Internet, or by telephone. When the accompanying proxy card is returned properly executed, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the

County First special meeting. The shares of County First common stock represented by your properly executed proxy card will be voted at the County First special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of County First common stock represented by the proxy card will be voted (i) “FOR” the County First merger proposal and (ii) “FOR” the County First adjournment proposal.
If you vote through the Internet or by telephone, you do not need to sign and return a proxy card. Under Maryland law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.
Every County First stockholder’s vote is important. Accordingly, each County First stockholder should sign, date and return the enclosed proxy card, or vote through the Internet or by telephone, whether or not the County First stockholder plans to attend the County First special meeting in person. Sending in your proxy card or voting on the Internet or by telephone will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.
Shares Held in “Street Name”
If you are a County First stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. County First’s stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to County First or by voting in person at the County First special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of County First common stock on behalf of their customers will not vote your shares of County First common stock or give a proxy to County First to vote those shares with respect to the County First merger proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.
To ensure that your shares are represented at the County First special meeting and voted in the manner you desire, it is important that you instruct your bank, broker or other holder of record as to how it should vote your shares.
Revocability of Proxies and Changes to a County First Stockholder’s Vote
If you are the record holder of shares of County First common stock, you have the power to change your vote at any time before your shares of County First common stock are voted at the County First special meeting by:
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attending and voting in person at the County First special meeting;

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giving notice of revocation of the proxy at the County First special meeting;

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delivering to the Corporate Secretary of County First at 202 Centennial Street, P. O. Box 2752, La Plata, Maryland 20646 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or

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if you appointed the proxies through the Internet or by telephone, you can go to the same Internet website or use the same telephone number that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the County First special meeting. Attendance at the County First special meeting will not in and of itself constitute a revocation of proxy.
If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the County First special meeting. If your shares are held in “street name” and you have instructed a bank, broker or other nominee to vote your shares of County First common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies
This solicitation is made on behalf of the County First board, and County First will pay for the solicitation of proxies from the County First stockholders. In addition to soliciting proxies by mail, Morrow Sodali LLC, County First’s proxy solicitor, will assist County First in soliciting proxies from the County First stockholders. County First has agreed to pay approximately $11,000, plus expenses, for these services. County First will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of County First may solicit proxies personally and by telephone. None of these directors, officers and employees will receive additional or special compensation for soliciting proxies.
Attending the County First Special Meeting
All County First stockholders, including holders of record and County First stockholders who hold their shares through banks, brokers, nominees or any other holder of record are invited to attend the County First special meeting. County First stockholders of record can vote in person at the County First special meeting. If you are not a County First stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the County First special meeting. If you plan to attend the County First special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. County First reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the County First special meeting is prohibited without County First’s express written consent.
Delivery of Proxy Materials to County First Stockholders Sharing an Address
As permitted by the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), only one copy of this proxy statement/prospectus is being delivered to multiple County First stockholders sharing an address unless County First has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” County First stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to County First’s proxy solicitor, Morrow Sodali LLC, at 470 West Avenue, Stamford, Connecticut 06902, or by telephone at (800) 662-5200 (stockholders toll free) or (203) 658-9400 (banks and brokerage firms), County First will promptly deliver a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.
Assistance
If you need assistance in completing your proxy card, have questions regarding County First’s special meeting or would like additional copies of this proxy statement/prospectus, please contact County First’s proxy solicitor Morrow Sodali LLC, at 470 West Avenue, Stamford, Connecticut 06902, or by telephone at (800) 662-5200 (stockholders toll free) or (203) 658-9400 (banks and brokerage firms).

THE COUNTY FIRST PROPOSALS
Proposal 1 — County First Merger Proposal
County First is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the merger. County First stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the County First board unanimously approved the merger agreement, having determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of County First and County First’s stockholders. See the section of this proxy statement/prospectus entitled “The Merger — County First’s Reasons for the Merger; Recommendation of the County First Board” beginning on page [•] for a more detailed discussion of the County First board’s recommendation.
The County First board unanimously recommends a vote “FOR” the County First merger proposal.
Proposal 2 — County First Adjournment Proposal
The County First special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the County First special meeting to approve the County First merger proposal. If, at the County First special meeting, the number of shares of County First common stock present or represented by proxy and voting in favor of the County First merger proposal is insufficient to approve the County First merger proposal, County First intends to move to adjourn the County First special meeting in order to enable the County First board to solicit additional proxies for approval of the County First merger proposal. In that event, County First will ask its stockholders to vote upon the County First adjournment proposal, but not the County First merger proposal.
In this proposal, County First is asking its stockholders to authorize the holder of any proxy solicited by the County First board on a discretionary basis to vote in favor of adjourning the County First special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from County First stockholders who have previously voted.
The County First board unanimously recommends a vote “FOR” the County First adjournment proposal.

INFORMATION ABOUT COMMUNITY FINANCIAL
Community Financial, headquartered in Waldorf, Maryland, is the holding company for Community Bank of the Chesapeake. Community Bank of the Chesapeake is a Maryland-chartered commercial bank with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and wealth management services throughout the tri-county area in Southern Maryland and the greater Fredericksburg market in Virginia. With $1.39 billion in assets at June 30, 2017, Community Financial operates 11 banking offices and five financial centers throughout the tri-county area in Southern Maryland and the greater Fredericksburg market in Virginia.
Community Financial common stock is traded on the Nasdaq Global Select Market under the symbol “TCFC.”
Community Financial’s principal executive office is located at 3035 Leonardtown Road, Waldorf, Maryland 20601 and its telephone number at that location is (301) 645-5601. Additional information about Community Financial and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
INFORMATION ABOUT COUNTY FIRST
County First, headquartered in La Plata, Maryland, is a full-service business and retail banking institution, which operates five full-service banking offices throughout Southern Maryland and one administrative office in La Plata, Maryland. County First offers a comprehensive range of commercial banking products and services to small-to-medium sized businesses, not-for-profit organizations, professional service firms and individuals in the Southern Maryland area. As of June 30, 2017, County First total assets were approximately $236 million.
County First’s common stock is traded on the OTCQB Marketplace under the symbol “CUMD.”
County First’s principal executive office is located at 202 Centennial Street, La Plata, Maryland 20646 and its telephone number at that location is (301) 934-2265. Additional information about County First and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Structure of the Merger
Each of the Community Financial board and County First board has unanimously approved the merger agreement. The merger agreement provides that County First will merge with and into Community Bank, with Community Bank being the surviving entity in the merger.
At the effective time of the merger, each issued and outstanding share of County First common stock, except for the excluded shares, will be converted into the right to receive 0.9543 shares of Community Financial common stock and $1.00 in cash for each share of County First common stock they hold. County First stockholders may also receive, in the aggregate, additional contingent cash consideration of up to $2,154,303 (representing a maximum potential per share value of  $2.24) based upon the resolution of certain identified assets prior to closing. No fractional shares of Community Financial common stock will be issued in connection with the merger, and County First stockholders will instead be entitled to receive cash in lieu thereof.
County First stockholders are being asked to approve the merger agreement and the merger. See the section of this proxy statement/prospectus entitled “The Merger Agreement” beginning on page [•] for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
From time to time, the board of directors of County First has considered various strategic alternatives to enhance and maximize stockholder value and growth opportunities for County First. County First management and the County First board of directors frequently discussed County First’s performance on a stand-alone basis, including the creation of value to stockholders through organic growth. The board of directors determined that organic growth would not provide stockholders desired liquidity and it would be challenging to reach a desirable efficiency ratio given County First’s size. The board of directors also had concerns about turnover of executive management, the regulatory burden and complexity of the banking model shifting from credit risk to compliance risk, and the cost of capital to expand County First. The board of directors has also observed considerable consolidation in the financial institutions industry occurring in recent years.
Beginning at the end of the first quarter of 2016, the County First Executive Committee began preliminary meetings with certain investment banks to consider the possibility of engaging in a merger transaction with another bank. Throughout 2016, the Executive Committee deliberated on the impact of such a transaction on County First and its stockholders and customers, and the Committee met with consultants, investment banks, and legal advisors to receive advice and counsel. In the fourth quarter of 2016, investment banks submitted proposals to represent County First in matters relating to a merger transaction.
In December 2016, County First engaged Boenning to act as County First’s financial advisor in connection with a possible sale, merger, or other combination transaction of County First or its assets. As financial advisor, Boenning advised the County First board of directors on relevant aspects of a potential transaction, prepared an estimated valuation range with respect to County First, and prepared a confidential information memorandum describing, among other things, County First’s history and business, operations, management background, facilities, and historical financial performance. With the assistance of County First’s management, Boenning assembled a list of potential transaction partners to approach regarding a transaction.

On January 16, 2017 County First received an unsolicited indication of interest from Company A. Boenning met with the County First board of directors on January 24, 2017 to provide (i) a preliminary estimate of the potential value County First may receive in a sale, (ii) a list of potential transaction partners for County First, (iii) an overview of a competitive sales process Boenning could conduct for County First, and (iv) an overview of the Company A indication of interest. The board of directors elected not to pursue the indication of interest from Company A at this time, but authorized Boenning to prepare materials along with County First to ultimately solicit indications of interest.
On February 9, 2017, the board of directors reviewed and approved 14 potential transaction partners, which included Company A, and authorized Boenning to solicit the interest of these parties in pursuing a transaction with County First. Boenning confidentially communicated with the potential partners, 9 of which executed confidentiality agreements, received the confidential information memorandum, and ultimately received access to a virtual data room (“VDR”) containing preliminary due diligence information on County First.
Boenning requested that potential partners submit indications of interest by March 7, 2017. The indications of interest were expected to address, among other things, the form of consideration, pricing structure, plans for County First employees and management, any contingencies to consummating the transaction, and proposed timing to complete due diligence and close a transaction. Boenning received indications of interest from seven of the potential partners outlining proposed terms for a transaction, including Community Financial.
On March 13, 2017 the County First board of directors, along with Boenning and County First’s legal advisor, Hunton & Williams LLP (which we refer to as “Hunton & Williams”), met to consider the indications of interest received by the potential partners. Boenning presented an overview of the potential partners, including with respect to financial matters, stock performance, valuation, and comparative performance. Boenning also explained certain financial and non-financial terms included in the Indications of Interest, the proposals in relation to comparable transactions, and the next steps that County First would take if it were to proceed. The board of directors, along with Boenning and Hunton & Williams, discussed the merits of the proposals, including the proposed merger consideration, quality of the consideration being offered, the mix of consideration, performance history and prospects of the proposed partners, and other issues.
The board of directors considered continuing the due diligence process with certain potential partners and determined that County First would not grant exclusivity to any specific party at this time. The board of directors authorized Boenning to invite Company A and Company B (which presented the highest offers) to conduct further due diligence on County First and submit revised indications of interest. In addition, the Board authorized the potential inclusion of two alternate parties, one of which was Community Financial, should either of the first two parties elect not to submit a revised indication of interest. Upon communication from County First to one of the alternate parties, Company C, that County First was not prepared to proceed further with that party at such time, Company C nonetheless submitted a revised, unsolicited indication of interest with a higher price on March 17, 2017. Company C was invited to proceed to the next stage in the process along with Companies A and B.
Between April 4, 2017 and April 7, 2017, Boenning sent a letter to Companies A, B and C, requesting that each party submit a revised non-binding proposal for the acquisition of all of County First’s outstanding common stock. The letter requested that each bid specifically address certain details regarding transaction consideration, structure of the transaction, any walk-away provision, matters regarding management, employees, and directors, and expected timing of the transaction, among other key issues. Boenning requested that revised non-binding proposals be submitted by April 10, 2017.
Company C elected not to submit a revised indication of interest because it felt that, given that Company C was not in County First’s market, Company C believed it would need to retain certain key management personnel of County First in order to continue to execute on its business strategy. Company C was not confident that it would be able to retain these personnel after consummation of a transaction.
Company B elected not to submit a revised indication of interest based on what Company B described as a “modeling error” in its initial acquisition model.

Boenning continued communications with Company A to determine if County First could provide Company A more time and information to allow Company A to be positioned to submit a revised indication of interest. Company A said they would submit a revised indication of interest, but later decided not to proceed due to issues regarding the due diligence process and the auction format of the process. On April 17, the Chairman of the County First board of directors, E. Larry Sanders, III, met with the Chief Executive Officer of Company A to further inquire about Company A’s interest in proceeding and its additional needs with respect to timing and information. On April 19, Company A communicated that it was withdrawing from the process.
On April 21, 2017, the County First Executive Committee met with Boenning and Hunton & Williams to discuss why the three potential partners had elected not to submit revised indications of interest and whether to invite Community Financial into the bidding process. Based upon County First’s continued review of strategic alternatives and potential transaction partners, a transaction with Community Financial at its previously proposed terms appealed to County First as an opportunity to merge with a larger banking institution, provide economies of scale, and ease the regulatory burden that is disproportionally onerous to smaller banks. The Executive Committee instructed Boenning to contact Community Financial to determine its interest in a possible acquisition of County First with the expectation that Community Financial would submit a revised indication of interest. On April 21, 2017, Boenning contacted Vice Chairman, President and Chief Executive Officer of Community Financial, William Pasenelli, regarding Community Financial’s interest in reengaging in the process with County First. Mr. Pasenelli communicated that he would meet with the Community Financial board of directors on April 24, 2017 and would respond after that meeting. On April 24, 2017, Mr. Pasenelli told Boenning that Community Financial would be interested in reengaging in the process with County First on the original terms of their initial March 7, 2017 indication of interest, provided that Community Financial was provided with an exclusivity period to conduct further due diligence. Boenning communicated this information to the County First.
On April 26, 2017, the board of directors approved an exclusivity agreement with Community Financial (the “Exclusivity Agreement”), providing generally that County First would work exclusively with Community Financial toward the completion of a possible acquisition of County First by Community Financial.
Following the execution of the Exclusivity Agreement, Community Financial promptly began conducting further due diligence with respect to County First through expanded access to the VDR. During the week of May 8th, Community Financial conducted an onsite review of County First’s loan portfolio, with assistance from a third party credit review firm. Additionally, on May 15th, the management teams of Community Financial and County First met at an offsite location to allow Community Financial to conduct further due diligence review of the financial and operating condition of County First. Community Financial continued its due diligence efforts on County First throughout May.
The Exclusivity Agreement required that Community Financial confirm its interest in acquiring County First on the business terms outlined in its initial March 7, 2017 indication of interest in order for the exclusivity period to extend for another 30 days beyond the original 30-day period ending on May 27, 2017. On May 26, 2017, Community Financial communicated to County First that it would not be in a position to confirm the original proposed financial terms as outlined in its initial March 7, 2017 indication of interest as a result of certain due diligence findings regarding certain assets, but Community Financial was still interested in pursuing a transaction if the parties were able to find a way to factor such assets into a final transaction structure. On May 31, 2017, the County First Executive Committee met with Boenning to discuss this communication.
On June 7, 2017, Mr. Sanders and the President and Chief Executive Officer of County First, Douglas T. Mitchell, met with Mr. Pasenelli and the Chairman of the Community Financial board of directors, Michael L. Middleton, to discuss the concerns of Community Financial that arose during the due diligence process. Based on the meeting, the parties felt that the concerns regarding the certain County First assets could be sufficiently addressed by structuring a contingent portion of the purchase price that related to those assets.
To provide for the completion of due diligence efforts, the parties agreed to extend the time period for which the Exclusivity Agreement would remain effective. On June 12, 2017, the parties executed an amendment to the Exclusivity Agreement changing the potential termination date of such agreement to

July 12, 2017. On June 23, 2017, Community Financial submitted a revised non-binding indication of interest to acquire 100% of the outstanding stock of County First for an exchange ratio of 0.9800 shares of Community Financial common stock plus up to $1.19 per share in contingent cash consideration based upon the resolution, prior to closing, of certain identified assets. Following negotiations occurring over the next two weeks, on June 29, 2017, Community Financial submitted a revised indication of interest to acquire 100% of the stock of County First for an exchange ratio of 0.9800 shares of Community Financial common stock, plus an increase in the contingent cash consideration to up to $2.24 per share, still based upon the resolution of certain identified assets prior to the closing of the proposed transaction.
Following receipt of the revised indication of interest, the County First board of directors discussed the terms of Community Financial’s indication of interest and the structure of the proposed transaction. The board of directors considered, among other things, the amount and form of the consideration being offered, the financial condition and earning prospects of County First, the cost savings and synergies of the proposed transaction to the parties, and the effect of the potential transaction on County First, its employees and customers, the communities in which County First operates, and the stockholders of County First. As a result of its deliberation, the board of directors approved the indication of interest from Community Financial as of June 29, 2017. The board of directors also authorized the executive officers of County First to begin negotiating a definitive agreement with respect to a potential transaction with Community Financial. Pursuant to Community Financial’s proposal, stockholders of County First would receive common stock of Community Financial. The board of directors directed the executive officers of County First to conduct reverse due diligence with respect to Community Financial and Community Bank. The parties also amended the Exclusivity Agreement to extend the exclusivity period to July 31, 2017.
Community Financial continued to conduct additional diligence on County First throughout July, and in the latter half of July 2017, County First conducted extensive reverse due diligence with respect to Community Financial and Community Bank. Management of each party, with the assistance of their respective financial and legal advisors, held various meetings to discuss due diligence and other transactional matters, including specifically disposition of the contingent assets.
During this time, counsel for each party began the process of negotiating the definitive agreement. On July 11, 2017, Community Financial’s legal advisor, Kilpatrick Townsend & Stockton LLP (which we refer to as “Kilpatrick Townsend”), delivered the initial draft of the definitive merger agreement to County First’s counsel. Related to this, County First authorized Boenning to begin its process of rendering a fairness opinion with respect to the Merger Consideration received by County First (and ultimately the stockholders of County First) in connection with the merger. Counsel to County First and Community Financial continued negotiating the terms of the merger agreement throughout the latter half of July 2017. As part of these negotiations, Community Financial proposed a modification of the structure of the consideration proposed in the non-binding indication of interest designed to deliver County First’s stockholders the same total consideration proposed in the non-binding indication of interest. Following review by County First and Boenning, and discussion amongst County First’s board of directors, the proposed exchange ratio was modified from 0.9800 shares of Community Financial common stock for each share of County First common stock to 0.9543 shares of Community Financial common stock plus $1.00 per share in cash consideration for each share of County First common stock. The contingent cash consideration remained unchanged at up to $2.24 per share in potential contingent cash consideration.
On July 31, 2017, the board of directors of County First held a meeting at which the merger agreement and merger were reviewed and discussed at length. Counsel presented an overview of fiduciary duties and the due diligence that was performed with respect to Community Financial and Community Bank. Counsel then discussed in detail the terms of the transaction, including Merger Consideration, representations and warranties, covenants, the concept of the “fiduciary out” provision and related matters. Representatives of Boenning and Hunton & Williams, reviewed the merger agreement and Boenning delivered its preliminary verbal fairness opinion, which is discussed in more detail in the section of this proxy statement/prospectus entitled “The Merger — Opinion of County First’s Financial Advisor” beginning on page [•], that the consideration to be received by the common stockholders of County First in the transaction was fair from a financial point of view. Boenning’s preliminary verbal fairness opinion was subsequently confirmed via a written opinion delivered to County First’s board of directors. After exploring and evaluating all of its options, the County First board of directors concluded that the merger with Community Financial was in the best interests of County First and its stockholders, employees, and the communities that it serves. At the conclusion of the meeting, the County First board of directors unanimously approved the merger agreement and the merger.
Community Financial also held a board meeting on July 31, 2017, and its board of directors unanimously approved the merger agreement and the merger. The parties executed the merger agreement and certain related documents that same day and the transaction was announced via a joint press release that evening after the closing of U.S. equity markets.
County First’s Reasons for the Merger; Recommendation of the County First Board of Directors
In reaching a determination to approve the merger agreement and the transactions contemplated thereby, including the merger, County First’s board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to County First and its stockholders. County First’s board of directors also consulted with executive management of County First, Boenning, and Hunton & Williams. County First’s board of directors identified the following factors and benefits of the merger that, among others, the board of directors believes support its decision and recommendation:
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The business, operations, management, financial and regulatory condition, asset quality, earnings and prospects of County First, Community Financial, and Community Bank compared to the risks and challenges associated with the continued operation of County First independent of Community Financial and Community Bank, and the related presentations of County First management, Boenning, and Hunton & Williams;

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County First management’s due diligence review of Community Financial and Community Bank, conducted in conjunction with Boenning and with the consultation and advice of Hunton & Williams;

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Analysis of Boenning and County First management, with the assistance of Hunton & Williams, of the prospects of County First continuing to operate independent of Community Financial and Community Bank;

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The efforts of County First management and Boenning in marketing County First to interested parties;

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The financial information and analyses presented by Boenning to the board of directors, and Boenning’s opinion to the board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the consideration in the merger agreement was fair from a financial point of view to County First’s stockholders;

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County First management’s view that the merger will allow for enhanced opportunities for County First’s clients, customers and other constituencies within the communities in which County First operates, and County First management’s view that the potential synergies and diversification from the merger relating to enhanced product offerings and customer service opportunities exceeded the level the board of directors believed to be reasonably achievable by County First on a basis independent of Community Financial and Community Bank;

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The common strategic vision shared by Community Financial, Community Bank, and County First with respect to the future of County First as a focused regional financial service provider serving all segments of our communities;

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The potential for County First to achieve economies of scale as a result of the merger, and the enhanced presence of County First in the Southern Maryland and Northern Virginia areas as a result of the merger;

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The anticipated cost savings from expected efficiencies to be achieved in operations and systems, and the ability of County First to respond to increasing regulation and compliance requirements;

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The fact that Community Financial intends to retain a substantial portion of the employees of County First and that those employees remaining with the surviving bank will be given the opportunity to participate in employee benefit plans and compensation opportunities that are substantially comparable to the employee benefit plans and compensation opportunities that are generally made available to similarly situated employees of Community Financial and its Subsidiaries;

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The review by the board of directors with Boenning and Hunton & Williams of the structure of the merger and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, not only in relation to the mixed stock and cash consideration offered for County First’s common stock, but also in relation to the historical, present and anticipated future operating results and financial position of County First;

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The fact that County First’s stockholders will have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Community Financial’s common stock following the merger;

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The fact that County First’s stockholders will gain liquidity through receipt of Community Financial’s common stock;

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The expectation that the merger will be treated for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code, and County First’s stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to the cash consideration, contingent cash consideration, and any cash received instead of fractional shares of Community Financial common stock;

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The conclusion of the board of directors that Community Financial’s financial condition, earnings and prospects make it more likely that County First will have a superior financial condition, increased financial stability, and better future access to capital, greater ability to spread business strategy execution risks across a larger enterprise and additional options for future potential strategic alternatives on an independent basis;

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The likelihood that the merger will be completed in compliance with applicable law, including the likelihood that the regulatory approvals needed to consummate the merger will be obtained in a timely fashion; and

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The ability of the board of directors under the merger agreement to withdraw or modify their recommendation in favor of the merger agreement under certain circumstances, including the ability to terminate the merger agreement in connection with a superior proposal subject to payment of the termination fee of  $1.5 million.

In addition to taking into account the foregoing factors, County First’s board of directors also considered the following potentially negative factors in reaching its decision to approve the merger agreement:
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The possibility that the merger agreement may not be consummated, or that completion of the merger may be unduly delayed, for reasons beyond the control of County First, Community Financial, or Community Bank;

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The regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose conditions constituting a material adverse effect that would allow either party to terminate the merger agreement or refuse to consummate the merger;

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The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on County First’s business and relations with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;

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The risk that certain members of County First’s senior management might choose not to remain employed with the surviving bank following consummation of the merger;

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The requirement that County First conduct its business in the ordinary course and the other restrictions on the conduct of its business prior to completion of the merger, which may delay or prevent County First from undertaking business opportunities that may arise pending completion of the merger;

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The fact that because the stock consideration in the merger is a fixed exchange ratio of shares of County First’s common stock to Community Financial’s common stock, County First’s stockholders could be adversely affected by a decrease in the trading price of Community Financial’s common stock during the pendency of the merger, although County First’s stockholders could also benefit from any increase in the trading price of Community Financial’s common stock during the pendency of the merger;

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The potential that the non-solicitation covenants and the termination fee provisions in the merger agreement could have the effect of discouraging an alternative proposal for County First;

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The costs to be incurred in connection with the merger, including the transaction expenses arising from the merger agreement and merger;

•
The risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of County First with Community Bank, although the board of directors believes that such risk is manageable in light of similar culture and joint due diligence efforts; and

•
The interests that certain officers and/or directors of County First have in the merger.

County First’s Board of Directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.
Opinion of County First’s Financial Advisor
Boenning and Scattergood, Inc. is acting as financial advisor to County First in connection with the merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the merger. As part of its investment banking activities, Boenning is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placements and valuations for estate, corporate and other purposes.
On July 31, 2017, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to the County First board of directors that, as of such date, the merger consideration to be received by the holders of County First’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Boenning’s written opinion dated July 31, 2017, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of Boenning’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Boenning’s opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.
No limitations were imposed by County First on the scope of Boenning’s investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not requested to, and did not, make any recommendation to the County First board of directors as to the form or amount of the consideration to be paid to the County First stockholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to County First. Its opinion is based on the financial and comparative analyses described below.

In connection with its opinion, Boenning, among other things:
(i)
reviewed the historical financial performances, current financial positions and general prospects of Community Financial and County First and reviewed certain internal financial analyses and forecasts prepared by the management of County First;

(ii)
reviewed the merger agreement, dated July 31, 2017;

(iii)
reviewed and analyzed the stock market performance of Community Financial and County First;

(iv)
studied and analyzed the consolidated financial and operating data of Community Financial and County First;

(v)
reviewed the pro forma financial impact of the merger on Community Financial, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of Community Financial and County First;

(vi)
considered the financial terms of the merger between Community Financial and County First as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

(vii)
met and/or communicated with certain members of Community Financial’s and County First’s senior management to discuss their respective operations, historical financial statements and future prospects; and

(viii)
conducted such other financial analyses, studies and investigations as Boenning deemed appropriate.

Boenning’s opinion was given in reliance on information and representations made or given by Community Financial and County First, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Community Financial and County First including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Boenning did not independently verify the information concerning Community Financial and County First nor other data which Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of Community Financial and County First as to their most likely future financial performance. Boenning expressed no opinion as to any financial projections or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of Community Financial or County First, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the merger is, in all respects, lawful under applicable law.
With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Community Financial and County First, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgment of the management of Community Financial and County First as to their most likely future performance. Boenning further relied on the assurances of management of Community Financial and County First that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowance for loan losses indicated on the balance sheets of Community Financial and County First was adequate to cover such losses; Boenning did not review individual loans or credit files of Community Financial and County First. Boenning assumed that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements were not waived. Boenning assumed that the merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the merger no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.
Boenning’s opinion is based upon information provided to it by the management of Community Financial and County First, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion does not address the relative merits of the merger and the other business strategies that County First’s board of directors has considered or may be considering, nor does it address the underlying business decision of County First’s board of directors to proceed with the merger. Boenning expressed no opinion as to the value of the shares of Community Financial common stock when issued to holders of outstanding County First common stock pursuant to the merger agreement or the prices at which the shares may trade at any time. Boenning’s opinion is for the information of County First’s board of directors in connection with its evaluation of the merger and does not constitute a recommendation to the board of directors of County First in connection with the merger or a recommendation to any stockholder of County First as to how such stockholder should vote or act with respect to the merger.
In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning’s view of the actual value of County First.
In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of County First or Community Financial. Any estimates contained in Boenning’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning’s analyses was identical to County First or Community Financial or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Boenning was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which County First’s common stock or Community Financial’s common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on July 31, 2017. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Boenning more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Boenning’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Boenning. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness to the holders of County First’s common stock of the merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for County First should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary tables without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Boenning.
In connection with rendering its opinion and based upon the terms of the merger agreement, Boenning assumed the effective per share merger consideration to be $39.17 based on (i) the fixed exchange ratio of 0.9543 shares of Community Financial common stock for each share of County First common stock, (ii) Community Financial’s 10-day average common stock price of  $37.65 on July 25, 2017, (iii) the cash consideration price of  $1.00 per share, and (iv) the contingent cash consideration of up to $2.24 per share. Based on an effective per share price of  $39.17, the aggregate indicated merger consideration including $2.24 per share of contingent cash consideration, was $37.7 million. The effective offer price of  $39.17 per County First share amounted to 147.1% and 31.4x County First’s tangible book value per share and earnings per share, respectively, as of and for the twelve months ended March 31, 2017. Excluding the contingent cash consideration of  $2.24 per share, the effective per share merger consideration was $36.93 and the aggregate merger consideration was $35.5 million, which amounted to 138.7% and 29.6x County First’s tangible book value per share and earnings per share, respectively, as of and for the twelve months ended March 31, 2017. Based on the fixed exchange ratio of 0.9543 shares of Community Financial common stock for each share of County First common stock, the annual cash dividend to County First stockholders on a relative basis would have been $0.38 per share for the twelve months ended March 31, 2017. These per share annual cash dividends compare to County First’s current annualized cash dividend that it expects to pay over the next twelve months of  $0.30 per share.
Comparison of Selected Companies to County First.   Boenning reviewed and compared the multiples and ratios of the current trading price of County First’s common stock to County First’s book value, tangible book value, and latest twelve months earnings per share, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of a peer group of 14 selected publicly traded Maryland, Pennsylvania, and Virginia banks and thrifts with assets between $175 million and $300 million and tangible equity/assets greater than 7%, excluding merger targets. Boenning applied the resulting range of pricing multiples for the peer group specified above to the appropriate financial results without the application of any control premium, referred to as the unadjusted trading price.
Table 1
Pricing Multiple	County First	Median Statistics for Peer Group(1)	Offer Price(2)	Offer Price(3)
Price/Book Value	80.5%	95.3%	147.1%	138.7%
Price/Tangible Book Value	80.5%	96.0%	147.1%	138.7%
Price/Latest Twelve Months Earnings Per Share	17.2x	14.1x	31.4x	29.6x

(1)
Peer metrics are based on prices as of market close on July 25, 2017.

(2)
Based on the effective merger consideration of  $39.17, as a result of Community Financial’s 10-day average closing stock price of  $37.65 on July 25, 2017, including the contingent cash consideration of up to $2.24 per share.

(3)
Based on the effective merger consideration of  $36.93, as a result of Community Financial’s 10-day average closing stock price of  $37.65 on July 25, 2017, excluding the contingent cash consideration of up to $2.24 per share.

Comparison of Selected Companies to Community Financial.   Boenning reviewed and compared the multiples and ratios of the current trading price of Community Financial’s common stock to Community Financial’s book value, tangible book value, and latest twelve months earnings per share, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of a peer group. The peer group consisted of 14 selected publicly traded Maryland and Virginia banks and thrifts with assets between $1 billion and $2.5 billion, excluding merger targets and mutual holding companies.
Table 2
Pricing Multiple	Community Financial(1)	Median Statistics for Peer Group(1)
Price/Book Value	160.8%	152.6%
Price/Tangible Book Value	160.8%	170.7%
Price/Latest Twelve Months Earnings Per Share	19.7x	19.2x
Dividend Yield	1.06%	1.84%

(1)
Metrics are based on prices as of market close on July 25, 2017.

Analysis of Bank Merger Transactions.   Boenning analyzed certain information relating to recent transactions in the banking industry (excluding recapitalizations and those involving mutual holding companies), consisting of  (i) 76 selected nationwide bank and thrift transactions announced since January 1, 2015 with target assets between $200 million and $400 million, referred to below as Group A; (ii) 13 selected Mid-Atlantic bank and thrift transactions announced since January 1, 2015 with target assets between $200 million and $400 million, referred to below as Group B; (iii) 6 selected nationwide bank and thrift transactions announced since January 1, 2015 with target assets between $200 million and $400 million, tangible equity to tangible assets between of 9.0% and 13.0%, latest twelve months return on average equity greater than 0.0%, and NPAs/assets between 2.0% and 5.0%, referred to below as Group C; and (iv) 25 selected nationwide bank and thrift transactions announced since January 1, 2017 with target assets between $200 million and $400 million, referred to below as Group D. Boenning then reviewed and compared the pricing multiples of the offer price and the median pricing multiples of the selected transaction values for Group A, Group B, Group C and Group D.
Table 3
			Median Statistics for Selected Transactions
Pricing Multiple	The Merger(1)	The Merger(2)	Group A	Group B	Group C	Group D
Price/Book Value	147.1%	138.7%	136.3%	126.9%	118.8%	158.2%
Price/Tangible Book Value	147.1%	138.7%	137.8%	126.9%	118.8%	159.9%
Price/Latest Twelve Months Earnings Per Share	31.4x	29.6x	19.6x	23.7x	15.8x	19.6x
Deal Value/Core Deposit Premium	6.2%	5.1%	5.9%	3.6%	3.2%	7.5%

(1)
Based on the effective merger consideration of  $39.17, as a result of Community Financial’s 10-day average closing stock price of  $37.65 on July 25, 2017, including the contingent cash consideration of up to $2.24 per share.

(2)
Based on the effective merger consideration of  $36.93, as a result of Community Financial’s 10-day average closing stock price of  $37.65 on July 25, 2017, excluding the contingent cash consideration of up to $2.24 per share.

Present Value Analysis.   Applying present value analysis to County First’s theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of County First’s common stock to the present value of one share of County First’s common stock on a stand-alone basis.

The analysis was based upon management’s projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and a 13.0% discount rate, which was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 13.0%. Boenning derived the terminal price/earnings multiple of 14.0x and terminal price/tangible book value multiple of 95.0% from the approximate median in the County First peer group analysis. Sensitivity analyses for terminal price/earnings and price/tangible book ranged from 10.0x to 18.0x and 75.0% to 115.0%, respectively. The present value of County First’s common stock calculated on a stand-alone basis ranged from $9.56 to $23.05 per share with a midpoint of  $15.39 based on price/earnings multiples and from $14.06 to $21.87 per share with a midpoint of  $17.88 per share based on price/tangible book value multiples, compared to the effective merger consideration price of  $39.17 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of County First’s common stock may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.
Pro Forma Merger Analysis.   Boenning analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger is completed in the fourth quarter of 2017; (ii) each share of County First’s common stock will be eligible to receive consideration of  $39.17 in cash or 0.9543 shares of Community Financial common stock, including the cash consideration price of  $1.00 per share and the contingent cash consideration of  $2.24 per share, or an effective $39.17 per County First shares as of July 25, 2017; (iii) estimated pre-tax cost savings equal to $4.2 million of County First’s last twelve months non-interest expense ended March 31, 2017; (iv) estimated one-time transaction related costs of  $6.0 million pre-tax are expensed prior to closing; (v) County First performance was calculated in accordance with County First management’s earnings forecasts; (vi) Community Financial performance was calculated in accordance with Community Financial management’s earnings forecasts; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2017 and 2018, the merger (excluding transaction expenses) would be accretive to the combined company’s projected earnings per share and accretive to County First’s equivalent earnings per share and cash dividends per share while dilutive to County First’s equivalent tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.
As described above, Boenning’s opinion was just one of the many factors taken into consideration by the County First board of directors in making its determination to approve the merger.
Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning’s business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, Community Financial and County First or their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of Community Financial and County First for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
Upon completion of the merger with Community Financial, Boenning will receive a fee from County First equal to 1.00% of the aggregate value of the merger consideration for its services, of which a portion of such fee was payable upon the rendering of its Fairness Opinion and the execution of the definitive merger agreement. Boenning’s fee for rendering the fairness opinion was not contingent upon any conclusion that Boenning reached or upon completion of the merger. The Company has also agreed to reimburse Boenning for any customary reimbursable expenses it incurs during its engagement and to indemnify Boenning against certain liabilities that may arise out of Boenning’s engagement.

Boenning has not had any material relationship with Community Financial or County First during the past two years in which compensation received was deemed material or was intended to be received as a result of the relationship between Boenning and Community Financial or County First. Boenning may provide investment banking services to Community Financial in the future, although as of the date of Boenning’s opinion, there was no agreement to do so.
Boenning’s opinion was approved by Boenning’s fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the compensation to be received by the holders of County First’s common stock in the merger.
Interests of Certain County First Directors and Executive Officers in the Merger
In considering the recommendation of the County First board that you vote to approve the merger agreement, you should be aware that certain of County First’s directors and executive officers have interests in the merger that are different from, or in addition to, those of County First’s stockholders generally. The County First board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby and (ii) resolve to recommend the approval of the merger agreement to County First stockholders. County First’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below.
Treatment of County First Restricted Stock Awards
At the effective time, each unvested restricted stock award will fully vest and be converted into the right to receive, without interest, the merger consideration payable for each share of County First common stock subject to the restricted stock award. Mr. Groves will vest in 2,500 shares at the effective time.
Employment Agreement between County First and Douglas T. Mitchell
County First maintains an employment agreement with Douglas T. Mitchell, its President and Chief Executive Officer that provides for a severance benefit if, during the period beginning three months before and ending two (2) years after a change of control, County First or its successor terminates Mr. Mitchell’s employment for reasons other than cause (as defined in the agreement) or Mr. Mitchell voluntarily terminates employment with “good reason,” (as defined in the agreement) such severance benefit to be in the form of a lump-sum cash payment equal to two times Mr. Mitchell’s current annual base salary.
Mr. Mitchell’s current base salary is $250,000 and it is currently estimated that he would be entitled to receive severance payments totaling $500,000 under his employment agreement in connection with the consummation of the merger and his termination of employment.
Mr. Mitchell’s employment agreement also contains non-interference restrictions pursuant to which he has agreed, for a period of one (1) year, not to engage directly or indirectly, for himself or any other person, or induce or attempt to induce any customers, suppliers, officers, employees, contracts, consultants, agents or representatives of or any other person that has a business relationship with County First, to terminate or reduce the extent of that relationship.
Payments or benefits payable to the executive officer under the employment agreement will be reduced to the extent that such payments or benefits would result in the loss of deductibility to County First or its successor under Section 280G of the Code and imposition of excise taxes on the executive officer under Section 4999 of the Code.
Change-in-Control Agreements between County First and Charles A. Bryer and William J. Groves II
County First maintains a change in control agreement with each of Charles A. Bryer and William J. Groves II that provides for a lump-sum cash severance payment in the event of an involuntary termination of employment without cause (as defined in the agreement) or a voluntary termination of employment by an executive for “good reason” (as defined the agreements) on or after a change in control. The severance benefit provided under the change in control agreements is equal to one (1) times the highest rate of base salary paid to the executive during the year of the executive’s termination of employment or either or the two (2) calendar years immediately preceding the executive’s termination of employment. The 2017 base salaries for Mr. Bryer and Mr. Groves are $144,065 and $143,222, respectively.
Payments or benefits payable to the executive officer under the change in control agreements will be reduced to the extent that such payments or benefits constitute, in the aggregate, a “parachute payment” under Section 280G of the Code.
Separation and Consulting Agreement between Community Financial, Community Bank and Douglas T. Mitchell
The separation and consulting agreement entered into with Douglas T. Mitchell, Community Financial and Community Bank, on July 31, 2017 becomes effective upon his termination of employment on the closing date. The separation and consulting agreement provides for a $500,000 lump sum severance payment in full satisfaction of all rights under Mr. Mitchell’s employment agreement in connection with his termination thereunder, such severance payment to be made within thirty (30) business days following Mr. Mitchell’s termination date. In consideration of this severance payment, Mr. Mitchell agrees to execute a general release of claims in the form attached to the separation and consulting agreement. Mr. Mitchell will continue to be subject to the non-interference restrictive covenant under his employment agreement following his separation from service for a period of one year. The separation and consulting agreement also sets forth the terms and conditions of Mr. Mitchell’s consulting engagement with Community Financial and Community Bank. The agreement provides for a consulting term of six (6) months (“consulting period”) and a consulting fee of  $20,000 per month. During the consulting period, Community Financial and Community Bank anticipate that Mr. Mitchell will provide services and advice regarding integration and transition planning in connection with the merger. Under the agreement, Mr. Mitchell will not be required to provide the consulting services for more than one day per week during any part of the consulting period, and the parties intend that the consulting services will not exceed twenty percent of the average amount of Mr. Mitchell’s services during the three years before his termination. If Mr. Mitchell’s service is terminated by Community Financial or Community Bank for reasons other than cause before the end of the consulting period, he will be entitled to continued payment of the monthly consulting fees for the remainder of the consulting period. In addition, the separation and consulting agreement transfers ownership of Mr. Mitchell’s current bank-owned car to Mr. Mitchell as of the effective time.
Payments or benefits payable to the executive officer under the separation and consulting agreement will be reduced to the extent that such payments or benefits would result in the loss of deductibility to County First or its successor under Section 280G of the Code and imposition of excise taxes on the executive officer under Section 4999 of the Code.
Salary Continuation Agreements
County First maintains salary continuation agreements with Mr. Mitchell and Mr. Bryer to provide them with additional compensation at retirement. Under their salary continuation agreements, these executive officers are entitled to receive an annual benefit (the normal retirement benefit) payable in monthly installments over a 15-year period upon termination of employment after having reached age 65. A reduced benefit (“early termination benefit”) is payable if the executive officer retires prior to the normal retirement age. If, within twenty-four months following a change in control, the executive officer’s employment terminates, the executive officer will be entitled to 100% of his normal retirement benefit. In the case of Mr. Mitchell, the benefit is to be paid in a single lump sum in the month following his termination. In the case of Mr. Bryer, the benefit is to be paid in twelve (12) monthly installments, over a 15-year period, beginning in the month following the executive’s attainment of age 65. The separation and consulting agreement with Mr. Mitchell specifies that the lump sum payment he will be entitled to receive under his salary continuation agreement following his termination will be $558,765, less applicable withholdings.

Split-Dollar Insurance Agreement
County First maintains a split dollar life insurance agreement with Mr. Mitchell, that provides that the executive officer’s designated beneficiary will receive a portion of the proceeds of certain life insurance policies covering the executive officer if the executive officer dies while employed by County First. The percentage of the death benefit provided under the split dollar agreement incrementally increases over time with the maximum benefit (39.5%) payable in the event the executive’s separation from service occurs on or after 2025. Under the terms of the agreement, if Mr. Mitchell dies after a separation from service which occurs following a change in control, the executive’s beneficiary will be entitled to 39.5% of the net proceeds (maximum benefit) from the underlying insurance policies. Mr. Mitchell has not reached age 65; accordingly, the merger will increase the death benefit provided to Mr. Mitchell’s beneficiary under the split dollar agreement upon his termination of employment following the change in control.
Indemnification; Directors’ and Officers’ Insurance
Under the merger agreement, Community Financial has agreed to, following the effective time, indemnify and hold harmless all current and former directors, officers and employees of County First and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted before or after the effective time, pertaining to (i) the fact that such person is or was a director, officer or employee of County First, any of its subsidiaries or any of their respective predecessors or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matters arising in connection with the transactions contemplated by the merger agreement, to the fullest extent such persons would have been indemnified or have the right to advancement of expenses pursuant to County First’s articles of incorporation and bylaws (as in effect on the date of the merger agreement) and as permitted by applicable law. Community Financial and County First have also agreed to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person receiving such advance expenses provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, County First’s existing directors’ and officers’ liability insurance policy, or policies covering each person that was covered, as of the date of the merger agreement, by County First’s existing directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events that occurred at or prior to the effective time. However, the surviving corporation is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by County First for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which provide as much comparable coverage as is available at an annual premium equal to the premium cap. In lieu of the foregoing, Community Financial may (i) request County First to obtain an extended reporting period endorsement under County First’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which (including coverage and amount), are no less favorable in any material respect to such persons than County First’s existing insurance policies as of the date of the merger agreement and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap. For additional information see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page [•] of this proxy statement/prospectus.
Appointment to the Board of Directors
The merger agreement provides that, at the effective time, Community Financial will: (i) increase the size of its board of directors to eleven (11) members; (ii) appoint one (1) current member of the County First board of directors, to be designated by Community Financial after consultation with County First, to the Community Financial board of directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies; and (iii) take appropriate steps to cause such member of the board of directors of County First to be nominated to stand for election at Community Financial’s next annual meeting of stockholders to serve in the class of directors whose term expires at the 2021 annual meeting of stockholders. Additionally, Community Financial will cause Community Bank to (i) increase the size of its board of directors to sixteen (16) members; (ii) appoint one (1) current member of the County First board of directors, to be designated by Community Financial after consultation with County First, to the board of directors of Community Bank to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies; and (iii) take appropriate steps to cause such member of the board of directors of County First to be nominated to stand for election at Community Bank’s next annual meeting of stockholders to continue serving on the its board of directors. Community Financial and Community Bank have each determined, after consultation with County First, to appoint E. Larry Sanders, III, to the boards of directors of Community Financial and Community Bank.
Public Trading Markets
Community Financial common stock is listed for trading on the Nasdaq Global Select Market under the symbol “TCFC” and County First common stock is quoted on the OTCQB Marketplace under the symbol “CUMD.” Upon the completion of the merger, County First common stock will no longer be listed on the OTCQB Marketplace. It is a condition to each party’s obligations to complete the merger that the Community Financial common stock to be issued pursuant to the merger agreement be authorized for listing on the Nasdaq Global Select Market (subject to official notice of issuance). Immediately following the completion of the merger, shares of Community Financial common stock will continue to be traded on the Nasdaq Global Select Market under the symbol “TCFC.”
Dividend Policy
Community Financial currently pays a quarterly cash dividend of  $0.10 per share, which is expected to continue, although the Community Financial board may change this dividend policy at any time. County First currently does not pay a quarterly cash dividend, although, subject to certain restrictions in the merger agreement, the County First board may change this dividend policy at any time. Community Financial will be entitled to receive dividends when and if declared by the Community Bank board out of funds legally available for dividends. The Community Financial board will consider Community Financial’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.
Community Financial’s principal source of income is dividends that are declared and paid by Community Bank on its capital stock. Therefore, Community Financial’s ability to pay dividends is dependent upon the receipt of dividends from Community Bank. Insured depository institutions such as Community Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the Community Financial board’s evaluation of Community Financial’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by Community Financial in the future will also be subject to certain other legal and regulatory limitations and ongoing review by the Community Financial’s banking regulators.
Dissenters’ Rights
Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Maryland law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because County First’s common stock is listed on the OTCQB Marketplace, the holders of County First common stock are entitled to dissenters’ or appraisal rights with respect to the County First merger proposal.
The following is a summary of the steps which must be taken by a County First stockholder to exercise his or her right to dissent from the merger. This summary is qualified in its entirety by reference to the sections of Maryland Financial Institutions Code. § 3-719 et seq., as amended, set forth in Annex D.
General
Under the Maryland Financial Institutions Code, you may dissent from the merger and be paid the value of your shares, in cash, provided that you comply with the applicable provisions of Maryland law. If you are contemplating the exercise of your right to dissent, you should review the procedures set forth in Sections § 3-719 through § 3-721 of the Maryland Financial Institutions Code, which are attached to this proxy statement/prospectus as Annex D.
Required Vote and Written Notice of Dissent
To be eligible to exercise your right to dissent, you must:
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vote your shares against the County First merger proposal at the special meeting; and

•
deliver a written notice of dissent to the principal office of Community Bank, stating that you intend to demand payment for your shares of your common stock, and surrender your stock certificates.

Your notice of dissent should be delivered to Community Bank of the Chesapeake, 3035 Leonardtown Road, Waldorf, Maryland 20601, Attention: Christy Lombardi, Corporate Secretary.
The notice of dissent and your surrendered stock certificates must be received by Community Bank of your stock not later than 30 days after the merger becomes effective.
Your vote against the County First merger proposal, by proxy or otherwise, is not sufficient to perfect your rights as a dissenting stockholder. Additionally, if you vote in favor of the County First merger proposal, whether in person or by proxy (including those stockholders who return the enclosed proxy card executed but without a designation as to the vote on the merger), then you will be deemed to have waived your right to qualify as a dissenter. If the merger is not consummated for any reason, appraisal rights will no longer be available.
Written Demand for Payment and Offer of Payment
Following approval by the County First stockholders, if obtained, Community Bank and County First will on the effective date of the merger file a Certificate of Merger with the Maryland Office of the Commission of Financial Regulation along with certifications of the Corporate Secretary of County First of a stockholders’ resolution approving the County First merger proposal adopted by the holders of at least two-thirds of the outstanding shares of the common stock of County First. If you are a dissenting County First stockholder who did not vote in favor of the merger, then you may within thirty (30) days of the filing of the Certificate of Merger with the Maryland Office of the Commission of Financial Regulation serve a demand upon Community Bank, as the successor, at its principal office for payment of the value of your shares. Community Financial may then offer to pay you a sum for your shares, which, in the opinion of its Board of Directors, does not exceed what it considers to be the fair value of the shares of stock as of the time of the stockholders’ meeting approving the transaction.
Determination of Value
If you fail to accept the sum offered by Community Financial for your shares, the value of the shares as of the date of the stockholders’ meeting approving the merger shall be made by three appraisers, selected as follows:
(i)
One chosen by the owners of two-thirds of the shares involved;

(ii)
One chosen by the board of directors of Community Financial; and

(iii)
The third chosen by the other two appraisers.

The fair value to which any two appraisers agree will be the value of the shares. The appraisers shall give notice of the fair value determination to the successor and to each stockholder who has made demand for appraisal.
In the event that the appraisal method described above is not completed within 90 days after the merger becomes effective, the Maryland Commissioner of Financial Regulation (the “Commissioner”) shall have an appraisal made. This appraisal is final and binding as to the value of the shares of stock of all dissenting stockholders.
Notice of dissatisfaction with value determination
Within five (5) days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner. The Commissioner shall have the shares reappraised. This reappraisal is final and binding as to the value of the shares of stock of that stockholder.
Expenses of appraisal
Community Financial shall pay the expenses of each appraisal made under this section.
COMMUNITY BANK SHALL PROVIDE A NOTIFICATION BY PERSONAL DELIVERY OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, PROMPTLY AFTER THE FILING OF THE CERTIFICATE OF MERGER WITH THE MARYLAND COMMISSIONER OF FINANCIAL REGULATION, TO THE LAST KNOWN ADDRESS OF EACH COUNTY FIRST STOCKHOLDER. EACH COUNTY FIRST STOCKHOLDER’S 30 DAY PERIOD TO PROVIDE DEMAND APPRAISAL OF HIS OR HER SHARES WILL COMMENCE ON THE DATE OF THE FILING OF THE CERTIFICATE OF MERGER. NO FURTHER NOTIFICATION OF THE BEGINNING OR END OF ANY STATUTORY PERIOD WILL BE GIVEN BY COMMUNITY FINANCIAL, COMMUNITY BANK OR COUNTY FIRST TO ANY DISSENTING STOCKHOLDER EXCEPT AS REQUIRED BY LAW. IF YOU ARE CONSIDERING DISSENTING FROM THE MERGER, YOU ARE URGED TO CONSULT YOUR OWN LEGAL COUNSEL.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to receipt of certain approvals, waivers and consents from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to have a material adverse effect on Community Financial and the surviving bank, taken as a whole, after giving effect to the merger. Subject to the terms and conditions of the merger agreement, Community Financial and County First have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval from the FDIC and the Maryland Office of the Commissioner of Financial Regulation. Community Financial submitted applications to the FDIC on [•], 2017 and to the Maryland Office of the Commissioner of Financial Regulation on [•], 2017. As of the date of this proxy statement/prospectus, each of the applications remains outstanding. Although neither Community Financial nor County First knows of any reason why any of these applications should not be approved in a timely manner, Community Financial and County First cannot be certain when, or if, the applications will be approved.
FDIC
Community Bank is a Maryland-chartered commercial bank that is regulated by the Maryland Office of the Commissioner of Financial Regulation and the FDIC. The merger of County First with and into Community Bank requires prior approval of the FDIC under the Bank Merger Act. In evaluating an application for such approval, the FDIC takes into consideration a number of factors, including (i) the competitive impact of the transaction; (ii) financial and managerial resources of the bank parties to the bank merger or merger both on a current and pro forma basis; (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”), including their CRA ratings; (iv) the banks’ effectiveness in combating money laundering activities; and (v) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.
Maryland Office of the Commissioner of Financial Regulation
Because Community Bank is chartered under the laws of the State of Maryland, the merger of County First with and into Community Bank also requires prior approval of the Maryland Office of the Commission of Financial Regulation under Maryland law. In evaluating an application for such approval, the Maryland Office of the Commissioner of Financial Regulation takes into account, among other things, the capital structure of the surviving institution and whether the proposed transaction is against the public interest.

THE MERGER AGREEMENT
The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
Each of the Community Financial board, the Community Bank board and the County First board has unanimously approved the merger agreement. The merger agreement provides for the merger of County First with and into Community Bank, with Community Bank continuing as the surviving corporation.
Prior to the completion of the merger, Community Financial may change the method or structure of effecting the purposes of the merger agreement as reasonably determined by Community Financial except that no such change may (i) alter or change the amount and kind of the merger consideration, (ii) materially impede or delay consummation of the transactions contemplated by the merger agreement or (iii) adversely affect the tax treatment of the merger with respect to their qualification as a reorganization under the provisions of Section 368(a) of the Code. In the event that Community Financial elects to make such a change, Community Financial, Community Bank and County First agree to execute appropriate documents to reflect the revised structure.
Merger Consideration
Subject to the terms and conditions of the merger agreement, at the effective time of the merger, each share of County First common stock, except for the excluded shares, will be converted into (x) 0.9543 shares of Community Financial common stock, (y) $1.00 in cash, and (z) a contingent amount of cash equal to up to $2.24. The per share contingent cash consideration will be determined by dividing the aggregate value of certain contingent assets by the number of shares of County First common stock outstanding at the effective time of the merger. The maximum aggregate contingent cash consideration to be paid in the merger is $2,154,303.
The value of the contingent assets shall be determined as of December 1, 2017. The aggregate contingent asset value shall equal the aggregate amount of cash received by the County First, or the extent to which County First’s position in the contingent assets has improved, in excess of the “marked value” of the assets (as agreed to by the parties), if and to the extent that the contingent assets are sold, resolved or otherwise disposed of, in whole or in part, by the County First without recourse, contingencies, or claw-backs, net of any expenses and federal and state tax impacts attributable to any such sale, resolution or disposition. However (i) in no event shall the value ascribed to any contingent asset exceed its maximum potential contingent asset after-tax value as agreed by the parties, and (ii) in no event shall the aggregate value of the contingent assets exceed $2,154,303. If a contingent asset is not sold, resolved or disposed of above its “marked value” net of expenses and tax impacts on or prior to December 1, 2017, there shall be no value ascribed to such contingent asset for purposes of determining the contingent asset value.
If, between the date of the merger agreement and the effective time, the outstanding shares of Community Financial common stock is increased, decreased, changed into or exchanged for a different number or class of shares as a result of a stock dividend, subdivision, recapitalization, reclassification, split, combination or exchange of shares, an appropriate and proportionate adjustment will be made to the merger consideration. As of the effective time of the merger, each share of County First common stock held by County First or Community Financial, or a subsidiary of either, will be canceled for no consideration or payment.
Fractional Shares
Community Financial will not issue any fractional shares of Community Financial common stock in the merger. Instead, any County First stockholder who otherwise would have been entitled to receive a fraction of a share of Community Financial common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share of Community Financial common stock to which the holder would otherwise be entitled by the closing price of Community Financial common stock on the NASDAQ Global Select Market for the trading day immediately preceding the merger.
Governing Documents; Directors and Officers; Governance Matters
Upon the consummation of the merger, the articles of incorporation and bylaws of Community Bank in effect immediately prior to the effective time will be the articles of incorporation and bylaws (as amended to increase the number of directors from fifteen (15) to sixteen (16)) of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law and the terms of such documents.
At the effective time of the merger, Community Bank’s directors immediately prior to the merger shall continue to be directors thereof with the addition of a current member of the board of County First, to be designated by Community Financial after consultation with County First. Community Financial has determined, after consultation with County First, to appoint E. Larry Sanders, III, to the Community Bank board of directors.
Prior to the closing and effective as of the merger, Community Financial shall increase the size of its board to eleven (11) members and appoint one (1) additional current member of the board of County First, to be designated by Community Financial after consultation with County First. Community Financial has determined, after consultation with County First, to appoint E. Larry Sanders, III, to its board of directors.
Treatment of County First Restricted Stock Awards
At the effective time, each restricted stock award in respect of shares of County First common stock subject to vesting, repurchase or other lapse restriction will become fully vested and the restrictions thereon will lapse, and each holder of such restricted stock will be entitled to receive, without interest, the merger consideration.
Closing and Effective Time
The merger will be completed only if all conditions to the merger set forth in the merger agreement (as discussed in this proxy statement/prospectus) are either satisfied or waived. See the section of this proxy statement/prospectus entitled “— Conditions to Completing the Merger.”
The merger will become effective as of the date and time specified in the certificate of merger to be filed with the Commissioner of Financial Regulation in the Department of Labor, Licensing and Regulation of the State of Maryland. Community Financial, Community Bank and County First currently expect to complete the merger in the first quarter of 2018, subject to the requisite approval of the County First stockholders, the receipt of regulatory approvals or waivers and the fulfillment of other customary closing conditions set forth in the merger agreement, but none of Community Financial, Community Bank or County First can guarantee when, or if, the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of shares of County First common stock into the right to receive the merger consideration will occur automatically at the effective time. Promptly following the completion of the merger, the exchange agent will exchange certificates or uncertificated shares of County First common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As promptly as reasonably practicable after the effective time, and in no event later than five business days thereafter, the exchange agent will mail to each holder of record of County First common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender their shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement and any cash in lieu of fractional shares of Community Financial common stock.

If a certificate for County First common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of  (i) an affidavit of that fact by the claimant and (ii) if required by Community Financial or the exchange agent, the posting of a bond in an amount as exchange agent may direct as indemnity against any claim that may be made against it with respect to such certificate.
Immediately upon completion of the merger, there will be no further transfers on the stock transfer books of County First of shares of County First common stock, other than to settle transfers of County First common stock that occurred prior to the effective time. Community Financial and the exchange agent may rely upon County First’s stock transfer books to conclusively establish the identity of County First stockholders entitled to receive the merger consideration.
Withholding
Community Financial and the exchange agent will be entitled to deduct and withhold from any cash amount payable under the merger agreement to any holder of County First restricted stock, the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to Community Financial common stock will be paid to the holder of any unsurrendered certificates of County First common stock or unsurrendered uncertificated share of County First common stock until the holder surrenders such certificate or uncertificated share in accordance with the terms of the merger agreement. Subject to the effect of applicable abandoned property, escheat or similar laws, after the surrender of a certificate or uncertificated share in accordance with the terms of the merger agreement, the record holder of such certificate or uncertificated share will be entitled to receive any such dividends or other distributions, without any interest thereon, which subsequent to the effective time had previously become payable but not paid with respect to shares of Community Financial common stock represented by such person’s certificates representing shares of County First common stock or uncertificated share of County First common stock.
Representations and Warranties
The representations, warranties and covenants described below, and elsewhere in this proxy statement/prospectus, and included in the merger agreement were made by Community Financial and Community Bank, on the one hand, and County First, on the other hand, for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations, warranties and covenants may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Community Financial, Community Bank and County First rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Community Financial, Community Bank or County First. Therefore, you should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Community Financial, Community Bank, County First or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
The merger agreement contains customary representations and warranties of each of Community Financial, Community Bank and County First relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by County First relating to a number of matters, including the following:
•
corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

•
authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•
reports to, and other filings with, regulatory authorities;

•
financial statements, internal controls, books and records and the absence of undisclosed liabilities;

•
the absence of certain changes or events;

•
legal proceedings;

•
the absence of agreements with, or orders, enforcement actions or other directives by, regulatory authorities;

•
compliance with applicable laws in all material respects;

•
tax matters;

•
certain material contracts;

•
intellectual property;

•
labor, employee and employee benefit matters;

•
real property;

•
the opinion of its financial advisor;

•
broker’s fees payable in connection with the merger;

•
environmental matters;

•
loan matters;

•
the inapplicability of anti-takeover statutes;

•
related party transactions;

•
insurance matters;

•
investment securities and derivatives;

•
corporate documents and records;

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•
internal controls;

•
data privacy and security; and

•
the absence of action or knowledge of any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The merger agreement contains representations and warranties made by Community Financial and Community Bank relating to a number of matters, including the following:
•
corporate matters, including due organization and qualification and subsidiaries;

•
capitalization;

•
authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•
required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•
funding for the merger consideration;

•
SEC reports and reports to, and other filings with, regulatory authorities;

•
financial statements, internal controls, books and records and the absence of undisclosed liabilities;

•
the absence of certain changes or events;

•
legal proceedings;

•
the absence of agreements with, or orders, enforcement actions or other directives by, regulatory authorities;

•
compliance with applicable laws in all respects;

•
tax matters;

•
employee benefits matters;

•
the opinion of its financial advisor;

•
broker’s fees payable in connection with the merger;

•
loan matters;

•
the inapplicability of anti-takeover statutes;

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•
internal controls;

•
data privacy and security; and

•
the absence of action or knowledge of any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Certain representations and warranties of Community Financial, Community Bank and County First are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Community Financial, Community Bank, County First or the combined company, means a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole (provided that, any effect, change or circumstance resulting from the following shall not be considered in determining whether a material adverse effect has occurred: (i) changes, after the date of the merger agreement, in (A) laws, rules, or regulations or interpretations thereof or U.S. generally accepted accounting principles (which we refer to as “GAAP”) or (B) applicable regulatory accounting requirements or interpretations thereof by courts or governmental entities, that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date of the merger agreement, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Community Financial or County First taken with the prior written consent, or at the request, of the other, (iv) direct effects of compliance with the merger agreement on the operating performance of the parties, including expenses related to the merger, (v) public announcement of the merger, merger agreement, including any stockholder litigation relating to the merger and the other transactions contemplated by the merger agreement, (vi) any failure by Community Financial or County First to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period, and (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; except, with respect to subclauses (i), (ii) and (vii), to the extent such effect, circumstance, occurrence or change is disproportionately adverse to such party and its subsidiaries as compared to comparable U.S. banking organizations.
Covenants and Agreements
Conduct of Business Prior to the Effective Time
County First has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course consistent with past practice and in accordance with written policies and procedures, use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and take no action that would reasonably likely to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, County First may not, and may not permit any of its subsidiaries to, without the prior written consent of Community Financial, which consent cannot be unreasonably withheld, undertake the following actions:
•
other than in the ordinary course of business consistent with past practice, incur, modify, extend or renegotiate any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•
prepay any indebtedness or other similar arrangements so as to cause County First or any of its subsidiaries to incur any prepayment penalty thereunder;

•
purchase any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

•
adjust, split, combine or reclassify any of its capital stock;

•
make, declare or pay any dividend, or make any other distribution on any shares of its capital stock, except quarterly cash dividends by County First at a rate not in excess of  $0.075 per share of County First common stock;

•
grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•
issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of County First restricted stock awards in accordance with their terms;

•
directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, except the acceptance of shares of County First common stock as payment for withholding taxes incurred in connection with the vesting or settlement of County First restricted stock awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to the contracts or agreements in force as of the date of the merger agreement;
•
except pursuant to agreements in force at the date of or permitted by the merger agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person; or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, or form any new subsidiary;

•
enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum, subject to certain exceptions;

•
make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices and $750,000 if such loan is not fully secured or $1.0 million if such loan is fully secured, or (ii) loans as to which the Company has a binding obligation to make such loans (including without limitation lines of credit and letters of credit) as of the date hereof; provided, however, that neither County First nor any of its subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for loans made to such person and such person’s family members and affiliates, the loans would exceed the lesser of the Company’s internal policy limits or 75% of the Company’s legal lending limit;

•
enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law or policies imposed by any governmental entity;

•
except for loans made in accordance with Regulation O of the Federal Reserve Board, make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of County First or any entity controlled, directly or indirectly, by any of the foregoing;

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subject to certain exceptions, including as required under applicable law, (i) increase the compensation or benefits payable to any current or former employee, executive officer, director or consultant, except for merit or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, or otherwise consistent with the bank’s budget, that do not exceed, in the aggregate, 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the merger agreement, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation not required by any existing plan or agreement, except in a manner consistent with past practice, (iii) enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iv) grant or accelerate the vesting of any equity-based awards or other compensation, (v) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, chance in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vi) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of the merger agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement or (vii) hire any employee with annual compensation greater than $40,000, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $40,000, other than for cause;

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commence any action or proceeding, other than to enforce any obligation owed to County First or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of  $25,000 or (ii) which would impose any material restriction on its operations or the operations of any of its subsidiaries;

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amend its articles of incorporation, bylaws or similar governing documents;

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increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws or policies imposed by any governmental entity or requested by a governmental entity;

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make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date of the merger agreement, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 in the aggregate;

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establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

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enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

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make, change or rescind any material tax or tax return election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a refund of taxes or obtain any tax ruling;

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take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement;

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implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or regulatory guidelines;

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take any action that would prevent or impede the merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of the County First board or similar governing body in support of, any of the foregoing.

Community Financial has agreed that, prior to the effective time, subject to specified exceptions, Community Financial shall use commercially reasonable efforts to preserve intact its and its subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and may not, and may not permit any of its subsidiaries to, without the prior written consent of Community Financial, undertake the following actions:
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knowingly take any action that would adversely affect or delay (i) the ability to obtain any necessary approvals of any governmental entity required for the consummation of the merger or (ii) its ability to perform its obligations under the merger agreement or to consummate the merger;

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take any action that is intended to or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement;

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take any action that would prevent or impede the merger from being treated as a “reorganization” within the meaning of Section 368 of the Code;

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agree to take, make any commitment to take, or adopt any resolutions of the Community Financial board or similar governing body in support of, any of the foregoing; or

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amend, repeal or modify any provision of its articles of incorporation or bylaws in a manner that would adversely affect any County First stockholder or the merger.

Regulatory Matters
Community Financial and County First have agreed to use their respective reasonable best efforts to prepare and file within forty-five (45) days after the date of the merger agreement, all necessary applications, notices and filings, to obtain all permits, consents, approvals and authorizations of all governmental entities that are necessary or advisable, and all third parties that are required, to consummate the transactions contemplated by the merger agreement. Community Financial and County First have also agreed to furnish each other with all information concerning the other party or its subsidiaries as may be reasonably necessary or advisable in connection with any application, notice or filing to any governmental entity in connection with the merger, and Community Financial and County First have the right to review in advance, and to the extent practicable have agreed to consult with the other on, all information relating to Community Financial and County First, as the case may be, and any of their respective subsidiaries, appearing in any written materials submitted to any governmental entity. Each party has also agreed to provide the other with copies of any applications and all related correspondence prior to filing, other than portions of such material filed under a claim of confidentiality and to keep each other apprised of the status of matters related to the transactions contemplated by the merger agreement.
Employee Benefit Matters
Following the effective time, Community Financial has agreed to cause the surviving corporation to maintain, for the benefit of all persons who were employees of County First and its subsidiaries immediately prior to the effective time whose employment is not specifically terminated at or prior to the effective time (whom we refer to as “continuing employees”), employee benefit plans and compensation opportunities that are substantially comparable in the aggregate to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Community Financial or its subsidiaries, provided that no continuing employee will be eligible to participate in any closed or frozen plan of Community Financial or its subsidiaries. Any employee of County First or any of its subsidiaries immediately prior to the effective time whose employment is specifically terminated at or prior to the effective time of the merger and their qualified beneficiaries will have the right to continued coverage under group health plans of Community Financial in accordance with the Consolidated Omnibus Budget Reconciliation Act.
Under the merger agreement, County First has agreed to, effective immediately prior to the effective time (or such later date as requested by Community Financial or as may be required to comply with any applicable requirements contained in such plans), terminate County First’s health and welfare plans and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date, provided that no coverage of any of the continuing employees may terminate under the County First plans prior to the time such continuing employees become eligible to participate in the health plans, programs and benefits common to all employees of Community Financial and its subsidiaries.
Under the merger agreement, Community Financial has agreed to, effective as of the effective time, assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between County First or any of its subsidiaries and any of their employees, which are not terminated in connection with the consummation of the merger, and all accrued and vested benefit obligations through the effective time which are between County First or any of its subsidiaries and any of their current or former directors, officers, employees or consultants.

The merger agreement also provides that the surviving corporation, with respect to the continuing employees, agrees to undertake the following:
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provide each such continuing employee who becomes covered under health plans, programs and benefits of Community Financial or any of its subsidiaries with credit for any co-payments and deductibles paid prior to the effective time under a health plan sponsored by County First for the plan year in which coverage commences under Community Financial’s health plan;

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take any and all actions required to permit such continuing employees to roll over their account balances in County First’s 401(k) Plan into Community Financial’s 401(k) Plan; and

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recognize all service of such continuing employees with County First and its subsidiaries, for purposes of vesting and determination of eligibility to participate under Community Financial’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), except (i) to the extent duplication of benefits occurs with respect to the same period of service, (ii) to the extent that its application would be prohibited by law or (iii) for benefit accrual purposes under any of Community Financial’s compensation and benefit plans, programs or policies (other than Community Financial’s vacation and sick leave programs).

Effective as of the day immediately prior to and conditioned upon the occurrence of the closing, County First will take all necessary and appropriate action to terminate its 401(k) Plan. Upon termination of the 401(k) Plan, all participants will be 100% vested in their account balances. Upon written request by Community Financial, County First agrees to take all necessary steps to file or cause to be filed all necessary documents with the Internal Revenue Service for a determination letter for termination of County First’s 401(k) Plan.
With respect to each full time County First employee (immediately prior to the effective time) who is involuntarily terminated by Community Financial (other than for cause as determined by Community Financial) or who voluntarily terminates employment for good reason within twelve (12) months of the effective time (and is not covered by a separate severance, change in control or employment agreement that provides severance benefits) a severance payment equal to two weeks’ base pay (at the rate in effect on the termination date) for each full year of service at County First, with fractional years of service rounded up or down to the nearest full year, with a minimum payment equal to four weeks’ base pay for County First employees who have at least one full year of service as of their date of termination and a maximum equal to twenty-six (26) weeks’ base pay. Severance payments are contingent upon the execution of an appropriate release of claims. Community Financial or Community Bank shall also pay all expenses for six (6) months of outplacement services to be provided to each exempt employee who is terminated or who voluntarily terminates employment for good reason. “Good Reason” for purposes of these severance benefits means a material decrease in the total amount of the employee’s base salary below its level in effect on the effective date without the employee’s prior written consent or a material geographical relocation of the employee without the employee’s prior written consent, which shall be deemed to mean relocation to an office more than thirty (30) miles from the employee’s location on the effective date.
Director and Officer Indemnification and Insurance
Under the merger agreement, Community Financial and Community Bank have agreed to, following the effective time, jointly and severally indemnify and hold harmless all current and former directors, officers and employees of County First and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted before or after the effective time, pertaining to (i) the fact that such person is or was a director, officer or employee of County First, any of its subsidiaries or any of their respective predecessors or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matters arising in connection with the transactions contemplated by the merger agreement, to the fullest extent such persons would have been indemnified or have the right to advancement of expenses pursuant to County First’s or any of its subsidiaries’ articles of incorporation and bylaws or any other written indemnification agreement (as in effect on the date of the merger agreement) to the fullest extent permitted by applicable law to each indemnified party in connection with such claim, action, suit, proceeding or investigation. Community Financial and County First have also agreed to advance expenses to the fullest extent permitted under applicable law as such expenses are incurred and prior to the final and non-appealable disposition thereof, provided that the person receiving such advance expenses provides a signed written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification under applicable law.
The merger agreement requires the surviving corporation to maintain, for a period of six (6) years after completion of the merger, County First’s existing directors’ and officers’ liability insurance policy, or policies covering each person that was covered, as of the date of the merger agreement, by County First’s existing directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events that occurred at or prior to the effective time. However, the surviving corporation is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by County First for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which provide as much comparable coverage as is available at an annual premium equal to the premium cap. In lieu of the foregoing, Community Financial may or County First may (i) obtain an extended reporting period endorsement under County First’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which (including coverage and amount), are no less favorable in any material respect to such persons than County First’s existing insurance policies as of the date of the merger agreement and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus and the registration statement that it is a part of, obtaining required consents, the listing of the shares of the Community Financial common stock to be issued in the merger, access to information of the other company and notification of certain matters including certain threatened claims or litigation, defaults under material contracts or events or other occurrences reasonably likely to result in a material adverse effect, exemption from anti-takeover laws, calculation of contingent asset value, suspension of County First’s dividend reinvestment plan and public announcements with respect to the transactions contemplated by the merger agreement.
Stockholder Meeting and Recommendations of the County First Board
County First has agreed to hold a meeting of its stockholders for the purpose of voting upon approval of the merger agreement as soon as reasonably practicable after the registration statement (of which this proxy statement/prospectus is a part) is declared effective. County First has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby.
If the County First board, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then in submitting the merger agreement to its stockholders, it may (but shall not be required to) submit the merger agreement to its stockholders without recommendation (although the resolutions approving the merger agreement as of the date therefor may not be rescinded or amended), in which event the County First board may also communicate the basis for its lack of recommendation to its stockholders in this proxy statement or an appropriate amendment or supplement thereto to the extent required by law; except that the County First board may not take any such actions unless (i) County First gives Community Financial at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, if such action is taken in response to any third-party proposal or offer or indication of interest with respect to any of the following: (1) any merger, consolidation, share exchange, combination, or other similar transaction involving County First or any of its subsidiaries; (2) any direct or indirect acquisition or purchase of, or any tender or exchange offer resulting in such third party beneficially owning, 25% or more of any class of equity securities or the consolidated assets of County First whether through a series of transactions or otherwise (each of which we refer to as an “acquisition proposal”), its basis for determining that such acquisition proposal constitutes a superior proposal (as defined in the section entitled “— Agreement Not to Solicit Other Offers” below) to the contemplated merger (including the latest material terms and conditions of, and the identity of the third-party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances)) and (ii) after the close of business on the last day of such notice period, the County First board, taking into account any amendment or modification to the merger agreement proposed by Community Financial in writing (it being understood that Community Financial will not have any obligation to propose any modifications or amendments to the terms and conditions of the merger agreement), and after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors, again determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement to its stockholders. Any material amendment to any acquisition proposal will require a new determination and notice period, except such new notice period shall be two (2) business days instead of three (3) business days.
Under the terms of the merger agreement, County First has agreed to adjourn or postpone the County First stockholder meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of County First common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, County First has not received proxies representing a sufficient number of shares necessary to obtain the requisite County First stockholder approval. Unless the merger agreement has been terminated in accordance with its terms, the County First stockholder meeting shall be convened and the merger agreement shall be submitted to the stockholders for the purpose of voting on the adoption of the merger agreement and the other matters contemplated thereby.
Agreement Not to Solicit Other Offers
From the date of the merger agreement until the closing of the merger (or earlier termination of the merger agreement), County First has agreed that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative (which we refer to as its “representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly encourage or take any other action to facilitate, any inquiries, discussions or proposals that constitutes or could reasonably be expected to lead to an acquisition proposal, (ii) provide any information or data regarding County First or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal, or (iii) continue or otherwise participate in any discussions or negotiations or otherwise communicate with any person (other than Community Financial, Community Bank or a representative of either) regarding an acquisition proposal; provided, however, no such restrictions shall prohibit County First or its representatives from informing in writing any person of such restrictions or from contacting in writing any person who has made, after the date of the merger agreement, an acquisition proposal solely to request the clarification of the terms and conditions thereof so as to determine whether the acquisition proposal constitutes, or is reasonably likely to lead to a superior proposal, provided, further, that prior to furnishing any written communication so permitted, County First shall have provided such information to Community Financial. However, if County First receives an unsolicited bona fide written acquisition proposal prior to obtaining approval of the merger agreement at the County First stockholder meeting and such acquisition proposal did not result from a breach of County First’s non-solicitation obligations under the merger agreement, County First may, and may permit its representatives to, furnish or cause to be furnished information or data and participate in negotiations or discussions to the extent that the County First board concludes in good faith (after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors) that (1) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and

(2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data, County First must have provided such information or data to Community Financial and have entered into a confidentiality agreement with such third party on terms no more favorable to such third party concerning confidentiality than the letter agreement, dated July 11, 2017, between Community Financial and County First, which confidentiality agreement does not provide such third party with any exclusive right to negotiate with County First.
County First has also agreed to immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the merger agreement with any parties other than Community Financial, with respect to any acquisition proposal. In addition, County First has agreed that it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreements to which County First or any of its subsidiaries is party and to use its reasonable best efforts to enforce any confidentiality or standstill agreement to which County First or any of its subsidiaries is party in accordance with the terms thereof.
County First has also agreed to promptly (and in any event within twenty-four (24) hours) advise Community Financial of receipt of any acquisition proposal or any inquiry with respect to or which could reasonably be expected to lead to an acquisition proposal, and the substance thereof  (including, in each case, the identity of the person making such inquiry or acquisition proposal and the material terms and conditions thereof), to provide to Community Financial copies of any written materials received by County First from or on behalf of such person or its representatives in connection therewith and to keep Community Financial apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Except as otherwise provided in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, County First is prohibited from entering into, and must cause its subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to enter into on its behalf, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal (other than a confidentiality agreement as described above).
For purposes of the merger agreement, a “superior proposal” means any bona fide written offer or proposal made by a third party to consummate an acquisition proposal for (1) any merger, consolidation, business consolidation or similar transaction, or for (2) 50% or more of Count First’s or its subsidiaries assets, or any class of equity securities of County First or its subsidiaries whose assets, individually or in the aggregate constitute 50% or more of the assets of County first or (3) any tender offer or exchange offer that would result in such third party beneficially owning 50% or more of any class of equity or voting securities in County First, that the County First board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors, would result in a transaction that (A) is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of County First pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining financing (or if conditioned upon financing, such condition is reasonably likely to be satisfied) and (B) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.
Conditions to Completing the Merger
Community Financial’s and County First’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following customary closing conditions:
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the approval of the merger agreement by the County First stockholders;

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the authorization for listing on the Nasdaq Global Select Market, subject to official notice of issuance, of the Community Financial common stock to be issued pursuant to the merger agreement;

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the receipt of requisite regulatory approvals, consents or waivers, including from the FDIC, the Maryland Office of the Commission of Financial Regulation, state securities or “blue sky” authorities, and the expiration or termination of all statutory waiting periods in respect thereof, without the imposition of any material adverse effect on Community Financial and the surviving bank;

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the effectiveness of the registration statement of which this proxy statement/prospectus is a part, with respect to the Community Financial common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn) suspending the effectiveness of such registration statement;

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the absence of any order, injunction, or decree of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion (which must be consistent with the state of facts existing as of the effective time), the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

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with respect only to Community Financial’s obligation to complete the merger, (i) the absence of the occurrence of any material adverse effect with respect to County First since the date of the merger agreement, (ii) the holders of no more than 10% of the outstanding shares of County First common stock vote such shares against the merger and duly and validly exercise and perfect appraisal rights with respect to such shares, and (iii) there not being outstanding more than 962,513 shares of County First common stock.

Neither County First nor Community Financial can be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement can be terminated, and the merger abandoned, at any time prior to effective time of the merger, by action taken or authorized by the board of directors of the terminating party, either before or after obtaining the requisite stockholder approval in the following circumstances:
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by mutual written consent of Community Financial and County First;

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by either Community Financial or County First, if County First failed to obtain the affirmative vote of the holders of two-thirds of the votes entitled to be cast by County First stockholders entitled to vote at its duly convened stockholder meeting or at any adjournment thereof at which a vote on the adoption of the merger agreement was taken;

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by either Community Financial or County First, if  (i) any governmental entity denies any regulatory approval, consent or waiver required to consummate the merger and such denial has become final and non-appealable or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;
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by either Community Financial or County First, in the event that the merger has not been consummated on or before the termination date, which is the nine (9) month anniversary of the date of the merger agreement, unless the failure to so consummate by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

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by either Community Financial or County First (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if the other party breaches any of its covenants or agreements set forth in the merger agreement or any of its representations and warranties set forth in the merger agreement ceases to be true, such that in either case, such breach or untrue representation or warranty would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within thirty (30) days following written notice to the breaching party, or such breach cannot be cured during such period; or

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by Community Financial, prior to the time that the County First stockholders approve the merger agreement, if the County First board (i) (A) fails to recommend in this proxy statement/prospectus that the County First stockholders approve the merger agreement, (B) takes or resolves to take certain adverse actions with respect to such recommendation, (C) failed to reaffirm, if an acquisition proposal has been publicly announced or communicated to Count First stockholders, such recommendation within two (2) business days after Community Financial requests in writing that such action be taken, or (D) fails to recommend against acceptance of a tender offer or exchange offer for outstanding County First common stock that has been publicly disclosed (other than by Community Financial or an affiliate of Community Financial) within 10 business days after the commencement of such tender or exchange offer, (ii) recommends or endorses an acquisition proposal or (iii) breaches certain obligations, including with respect to the solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect.

Additionally, County First may terminate the merger agreement if its board determines, within two (2) business days after the determination date that (1) the final parent price is less than $29.9591, and (2) (i) the quotient obtained by dividing the final parent price by $37.4489, is less than (ii) the number obtained by subtracting 0.20 from the quotient obtained by dividing the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the determination date by $3,740.69. If County First elects to exercise its termination rights under such circumstances, it shall give prompt written notice to Community Financial in writing of such election. During the three (3) business day period commencing with Community Financial’s receipt of any such notice of County First electing to exercise its right to terminate the merger agreement as described above, Community Financial will have the option, at its sole discretion, of electing to pay additional merger consideration by increasing the cash consideration payable by an amount equal to the lesser of  (x) an amount equal to the difference between (1) $29.59 and (2) the final parent price multiplied by 0.9543, plus $1.00; or (y) an amount equal to the difference between (1) the sum of  (i) the final parent price multiplied by a fraction, the numerator of which is equal to the product of  (a) $37.4489, (b) 0.9543 and (c) the quotient obtained by dividing the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the determination date by $3,740.69 minus 0.20, and the denominator of which is equal to the final parent price, and (ii) $1.00 and (2) the sum of  (a) the final parent price multiplied by the 0.9543, and (b) $1.00.
If within such three business day period, Community Financial makes this election, Community Financial shall give written notice to County First within such time period of such election and cash consideration, whereupon no termination shall have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except as the cash consideration shall have been so modified), and any references in the merger agreement to the merger consideration shall be deemed to refer to the cash consideration after giving effect to any adjustment made pursuant to the above.

For purposes of the merger agreement, “determination date” means the fifth (5th) business day immediately prior to the anticipated effective time of the merger (or if such fifth (5th) business day is not a trading day, then the trading day immediately preceding such day), and “final parent price” means the average volume-weighted average price of Community Financial common stock over the twenty (20) trading days preceding the determination date.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of any party thereto or their respective officers and directors, except that (i) each of Community Financial and County First will remain liable for any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.
Termination Fee
In the event that the merger agreement is terminated by Community Financial prior to the approval by County First stockholders of the merger agreement based on the County First board having (i) (A) failed to recommend in this proxy statement/prospectus that the County First stockholders approve the merger agreement, (B) changed, withdrawn, modified or qualified such recommendation in a manner adverse to Community Financial, or publicly resolved to do so, (C) failed to reaffirm, if an acquisition proposal has been publicly announced or communicated to the Company’s stockholders, such recommendation within two business days after Community Financial has requested in writing that such action be taken, or (D) failed to recommend against acceptance of a tender offer or exchange offer for outstanding County First common stock that has been publicly disclosed (other than by Community Financial or an affiliate of Community Financial) within 10 business days after the commencement of such tender or exchange offer, or (ii) recommended or endorsed an acquisition proposal or (iii) breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that the County First stockholders approve the merger agreement, in any material respect, then in either case (i), (ii) or (iii), County First will pay Community Financial by wire transfer of same day funds a $1.5 million termination fee.
In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of County First whether through a series of transactions or otherwise) has been made known to senior management or the County First board or has been made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of County First whether through a series of transactions or otherwise) with respect to County First, and (ii) thereafter, either (A) the merger agreement is terminated by either Community Financial or County First because the merger has not been completed prior to the termination date or because the requisite County First stockholder vote approving the merger agreement has not been obtained or (B) the merger agreement is terminated by Community Financial based on a breach of the merger agreement by County First that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) within twelve (12) months after the date of such termination, County First enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of County First whether through a series of transactions or otherwise) whether or not the same acquisition proposal as that referred to above, then County First will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Community Financial, by wire transfer of same day funds, a $1.5 million termination fee. For the avoidance of doubt, in no event shall County First have to pay the termination fee more than once.

Expenses and Fees
All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus shall be borne by County First.
Amendment, Waiver and Extension of the Merger Agreement
Prior to the effective time and subject to compliance with applicable law, any provision of the merger agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties to the merger agreement expressly stating such intent to amend or modify the merger agreement except that, after approval of the merger agreement by the County First stockholders or the approval of the issuance of shares of Community Financial common stock in connection with the merger by the Community Financial stockholders, there may not be, without further approval of such stockholders, any amendment or modification of the merger agreement that would reduce the amount or alter or change the kind of consideration to be received by holders of County First common stock or that would contravene any provision of applicable law.
At any time prior to the completion of the merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the County First stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
County First Voting Agreement
Simultaneously with the execution of the merger agreement, Community Financial entered into a voting agreement with each of the directors of County First, solely in his or her capacity as a stockholder of County First, pursuant to which each such stockholder agreed, among other things, to vote all shares of County First common stock over which he or she exercises sole disposition and voting rights in favor of the County First merger proposal and certain related matters, and against alternative transactions. Each director also agreed to certain other restrictions with respect to the voting and transfer of such shares of County First common stock. As of the County First record date, the County First directors that are party to the voting agreement exercised sole disposition and voting rights with respect to 179,823 shares of County First common stock, representing approximately 18.7% of the outstanding shares of County First common stock. The foregoing description of the County First voting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the County First voting agreement, a form of which is attached hereto as Annex B and is incorporated herein by reference.

ACCOUNTING TREATMENT
The merger will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of County First as of the effective date of the merger will be recorded at their respective fair values and added to those of Community Financial. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of Community Financial issued after the completion of the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of County First before the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of County First common stock and is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. For purposes of this summary, a “U.S. holder” is a beneficial owner of County First common stock that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) a trust (a) if the administration thereof is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of such trust or (b) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of the source.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds County First common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds County First common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
The following summary applies only to U.S. holders of County First common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation: banks and certain other financial institutions; tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; insurance companies; mutual funds; dealers or brokers in stocks, securities, commodities or currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction or other integrated investment; holders subject to the alternative minimum tax provisions of the Code; holders who exercise dissenters’ rights, holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s County First common stock pursuant to the merger) 5% or more of the County First common stock; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; former citizens or residents of the United States; holders whose functional currency is not the U.S. dollar; and holders of County First stock options, stock warrants or debt instruments.
ALL HOLDERS OF COUNTY FIRST COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY OTHER U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE EFFECT OF POSSIBLE CHANGES IN THOSE LAWS AFTER THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

The Merger
In the opinion of Kilpatrick Townsend & Stockton LLP and Hunton & Williams LLP, the merger will be treated as a merger transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, with the tax consequences described below. The opinions will be given in reliance on facts and representations contained in representation letters from each of Community Financial and County First, in each case in form and substance reasonably satisfactory to such counsel, and on customary assumptions. Neither of these opinions of counsel is binding on the Internal Revenue Service or the courts. No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. There can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
It is a condition to the obligation of Community Financial and County First to complete the merger that they receive a written opinion from their counsel, dated the closing date of the merger, to the effect that the merger will together be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
Consequences to Community Financial, Community Bank and County First
Each of Community Financial, Community Bank and County First will be “a party to the reorganization” within the meaning of Section 368(b) of the Code, and none of Community Financial, Community Bank or County First will recognize any gain or loss as a result of the merger.
Consequences to Stockholders
U.S. holders of County First common stock generally will recognize gain (but not loss) in an amount equal to the lesser of  (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of the cash consideration, contingent cash consideration and the fair market value (as of the effective time of the merger) of the Community Financial common stock received over the U.S. holder’s adjusted tax basis in his, her or its share of County First common stock surrendered) and (ii) the amount of cash consideration and contingent cash consideration received pursuant to the merger. Any gain or loss realized generally must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. A U.S. holder should consult his, her or its tax advisor regarding the manner in which cash consideration, contingent cash consideration and shares of Community Financial common stock should be allocated among different blocks of their County First common stock surrendered in the merger and the manner in which gain or loss should be determined. Any recognized gain generally will be treated as capital gain and will be long-term capital gain if the U.S. holder’s holding period for its County First common stock exceeds one year at the effective time of the merger (except for gain treated as a dividend, as discussed below).
A U.S. holder’s aggregate tax basis in its Community Financial common stock received pursuant to the merger, including the basis allocable to any fractional share of Community Financial common stock for which cash is received, will be equal to the U.S. holder’s aggregate tax basis in the County First common stock surrendered pursuant to the merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of County First common stock) and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below (but excluding any gain resulting from the deemed receipt and redemption of fractional shares).
A U.S. holder’s holding period in its Community Financial common stock received pursuant to the merger will include the holding period for his, her or its shares of County First common stock surrendered in exchange therefor. For a U.S. holder that acquired different blocks of County First common stock at different times or at different prices, the basis and holding period of each block of Community Financial common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of County First common stock exchanged for such block of Community Financial common stock. U.S. holders who hold shares of County First common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Community Financial common stock received in the merger.

Potential Treatment of Cash as a Dividend.   The receipt of cash by a U.S. holder may have the effect of a distribution of a dividend, in which case any gain recognized will be treated as a dividend for U.S. federal income tax purposes to the extent of the U.S. holder’s ratable share of County First’s accumulated “earnings and profits,” as calculated for U.S. federal income tax purposes. In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the U.S. holder’s deemed percentage of stock ownership of Community Financial. For purposes of this determination, the U.S. holder generally will be treated as if he, she or it first exchanged all of its shares of County First common stock solely for Community Financial common stock (instead of the combination of stock consideration, cash consideration and contingent cash consideration actually received) and then Community Financial immediately redeemed a portion of the Community Financial common stock in exchange for the cash the U.S. holder actually received, which redemption we refer to in this proxy statement/prospectus as the “deemed redemption.” Such gain recognized by a U.S. holder pursuant to the deemed redemption will be treated as capital gain and will not have the effect of a dividend if the deemed redemption is (i) “substantially disproportionate” with respect to the U.S. holder (and after the deemed redemption the U.S. holder actually or constructively owns less than 50% of the voting power of the outstanding Community Bank common stock) or (ii) not “essentially equivalent to a dividend.”
The deemed redemption will generally be “substantially disproportionate” with respect to a U.S. holder if the percentage of the outstanding voting Community Financial common stock that the U.S. holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding voting Community Financial common stock that the U.S. holder is deemed actually and constructively to have owned immediately before the deemed redemption. The deemed redemption will not be considered to be “essentially equivalent to a dividend” if it results in a “meaningful reduction’ in the U.S. holder’s deemed percentage of stock ownership of Community Financial following the merger. The Internal Revenue Service has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “material reduction” would result in capital gain (as opposed to dividend) treatment if the stockholder as at least a relatively minor reduction in such stockholder’s percentage of stock ownership under the above analysis. In applying the above tests, the U.S. holder may, under the constructive ownership rules be deemed to own stock that is owned by other persons or otherwise in addition to the stock the U.S. holder actually owns or owned.
If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the U.S. holder’s holding period for his, her or its County First common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to a U.S. holder at the long-term capital gains rate, provided that such U.S. holder held the County First common stock giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the effective time of the merger.
The determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of his, her or its exchange of County First common stock for the stock consideration, cash consideration and contingent cash consideration in the merger is complex and is determined on a stockholder-by-stockholder basis. Accordingly, each U.S. holder is urged to consult his, her or its own tax advisor with respect to any such determination that is applicable to such U.S. holder’s individual situation.
Cash in Lieu of Fractional Shares.   A U.S. holder that receives cash in lieu of a fractional share of Community Financial common stock generally will be treated as having received such fractional share and then having received such cash in redemption of the fractional share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of County First common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such fractional share (including the holding period of its County First common stock surrendered therefor) exceeds one year at the effective time of the merger.

Backup Withholding and Information Reporting
Payments of cash to a U.S. holder of County First common stock may, under certain circumstances, be subject to backup withholding (currently at a rate of 28%) on any cash payments received pursuant to the merger, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. The amount of any backup withholding is not an additional tax and will generally be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the Internal Revenue Service.
In addition, U.S. holders of County First common stock are required to retain permanent records and make such records available to any authorized Internal Revenue Service officers and employees upon request. The records should include the number of shares of County First stock exchanged, the number of shares of Community Financial stock received, the fair market value and tax basis of County First shares exchanged and the U.S. holder’s tax basis in the Community Financial common stock received.
If a U.S. holder that receives Community Financial common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the County First common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any holder of County First common stock that, immediately before the merger, (a) owned at least 5% (by vote or value) of outstanding County First common stock, or (b) owned County First securities with a tax basis of  $1.0 million or more.
This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situations, including the applicability and effect of the alternative minimum tax and any U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty and the effect of possible changes in those laws after the date of this proxy statement/prospectus.

DESCRIPTION OF CAPITAL STOCK OF COMMUNITY FINANCIAL
The following is a brief description of the terms of the capital stock of Community Financial. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, federal law, Community Financial’s articles of incorporation and Community Financial’s bylaws. Copies of Community Financial’s articles of incorporation and bylaws have been filed with the SEC and are also available upon request from Community Financial. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
Authorized Capital Stock
Community Financial’s articles of incorporation currently authorize the issuance of up to 15,000,000 shares of capital stock, par value $0.01 per share. As of [•], there were (i) [•] shares of Community Financial common stock issued and outstanding, including [•] shares of Community Financial common stock issued in respect of outstanding awards of restricted stock, (ii) [•] shares of Community Financial common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Community Financial common stock and (iii) [•] shares of Community Financial common stock reserved for issuance upon the vesting of outstanding restricted stock performance awards.
Community Financial common stock is currently listed for quotation on the Nasdaq Global Select Market under the symbol “TCFC.”
Preemptive Rights; Redemption Rights; Sinking Funds and Terms of Conversion
Preemptive Rights
The Community Financial common stock currently has no preemptive rights. The Community Financial board may fix preemptive rights for the Community Financial common stock at such prices as it determines in its sole discretion.
Redemption Rights
The Community Financial common stock does not currently have any redemption rights.
As of the Community Financial record date, there were no shares of Community Financial preferred stock outstanding. Preferred stock may be issued with preferences and designations as the Community Financial board may from time to time determine. The Community Financial board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Community Financial common stock.
Sinking Funds
The Community Financial common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Community Financial common stock have no right to require redemption or repurchase of any of their shares.
Conversion
The Community Financial common stock has no conversion rights.
Voting Rights
Because there are no issued and outstanding shares of Community Financial preferred stock, the holders of Community Financial common stock have exclusive voting rights in Community Financial. They elect the Community Financial board and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Community Financial board. Generally, each holder of Community Financial common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Community Financial issues shares of Community

Financial preferred stock, holders of the Community Financial preferred stock may also possess voting rights, including the right, voting separately as a class, to elect one or more directors (in addition to the directors elected by the holders of Community Financial common stock).
Liquidation Rights
In the event of Community Financial’s liquidation, dissolution or winding up, holders of Community Financial common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Community Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation, dissolution or winding up.
Dividend Rights
Holders of Community Financial common stock are entitled to receive ratably such dividends as may be declared by the Community Financial board out of legally available funds. The ability of the Community Financial board to declare and pay dividends on Community Financial common stock is subject to the terms of applicable Maryland law and banking regulations. If Community Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
Preferred Stock
Community Financial’s articles of incorporation authorize the Community Financial board, without further stockholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of the Community Financial record date, there were no shares of Community Financial preferred stock outstanding. Preferred stock may be issued with preferences and designations as the Community Financial board may from time to time determine. The Community Financial board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Community Financial common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the merger is completed, County First stockholders will be entitled to receive shares of Community Financial common stock in exchange for their shares of County First common stock. Community Financial and County First are organized under the laws of the State of Maryland. As a result of the merger, County First stockholders will become stockholders of Community Financial. Thus, following the merger, the rights of County First stockholders who become Community Financial stockholders as a result of the integrated mergers will continue to be governed by the corporate law of the State of Maryland and will also then be governed by Community Financial’s articles of incorporation and Community Financial’s bylaws. Community Financial’s articles of incorporation and bylaws will be unaltered by the merger.
The following is a summary of the material differences between (1) the current rights of County First stockholders under the Maryland General Corporation Law (which we refer to as the “MGCL” in this section) and the Maryland Financial Institutions Code (which we refer to as the “MFIC” in this section), County First’s articles of incorporation and County First’s bylaws and (2) the current rights of Community Financial stockholders under the MGCL, Community Financial’s articles of incorporation and Community Financial’s bylaws. Community Financial and County First believe that this summary describes the material differences between the rights of Community Financial stockholders as of the date of this proxy statement/prospectus and the rights of County First stockholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Community Financial’s and County First’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page [•].
COMMUNITY FINANCIAL	COUNTY FIRST
AUTHORIZED CAPITAL STOCK

Community Financial’s articles of incorporation authorizes it to issue up to 15,000,000 shares of capital stock, par value $0.01 per share, amounting in aggregate par value to $150,000, all of which are initially classified as common stock. As of the Community Financial record date, there were: (i) [•] shares of Community Financial common stock outstanding , which number includes [•] shares of Community Financial common stock granted in respect of outstanding awards of restricted stock; (ii) [•] shares of Community Financial common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Community Financial common stock; and (iii) [•] shares of Community Financial common stock reserved for issuance upon the vesting of outstanding restricted stock performance awards.
Community Financial’s articles of incorporation authorize the Community Financial board to classify or reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions and dividends, qualifications or terms or conditions of redemption of such shares of stock. The power of the Community Financial board to classify and reclassify any of the shares of capital stock includes, without limitation, authority

County First’s articles of incorporation authorizes it to issue up to 5,000,000 shares of capital stock, par value $1.00 per share, amounting in aggregate par value to $5,000,000, all of which are initially classified as common stock. As of the County First record date, there were: (i) 962,513 shares of County First common stock outstanding, which number includes 7,000 shares of County First common stock granted in respect of outstanding awards of restricted stock.
County First’s articles of incorporation authorize the County First board to classify or reclassify any unissued shares of capital stock by setting, altering, or eliminating or changing in any one or more respects, prior to issuance of such shares, any feature of such shares, including, but not limited to, the designation, par value, preferences, conversion or other rights, voting powers, qualifications, and terms and conditions of redemption of, and limitations as to dividends or any other restrictions on, such shares.
Holders of any class of County First capital stock shall not have any preemptive or preferential right of subscription to any shares of any class of County First stock, or to any obligations convertible into stock of County First, issued or sold, nor any right of subscription to any thereof, other than as the board of County First may determine, and any

COMMUNITY FINANCIAL	COUNTY FIRST

to classify or reclassify any unissued shares of such stock into classes of preferred stock or other stock, and to divide and classify shares of any class into one or more series of such class by determining certain features, including, but not limited to, the designation, number, and any other preferences, rights, restrictions, and qualifications of shares of such class or series.
No stockholder of Community Financial shall have any preemptive right to subscribe for or purchase any stock of Community Financial, other than as the board may determine and at such price and terms as the board may fix. Any stock or securities that the board may determine to offer for subscription may be offered to the holders of any class, series or type of stock or securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities.

shares of convertible securities which the board of County First may determine may be offered to holders of any class of County First stock at any time existing to the exclusion of holders of any or all other classes existing at the time.
The County First board may authorize and issue debt obligations, whether or not subordinated, without the approval of the stockholders, subject to Maryland law.
The County First articles of incorporation are dated January 31, 1989, and for the first 12 years following their issuance, persons or groups that were beneficial owners of more than 16% of any class of voting stock had the right to vote not more than 16% of the shares of such class, with the remaining shares being deducted from the total number of shares of voting stock for such class for purposes of determining the proportion of voting stock required to approve a matter submitted for stockholder approval. This provision did not apply in certain situations.
Section 3-301 of the MFIC provides that an increase in the outstanding capital stock of a commercial bank is not valid unless: (i) the commercial bank has sufficient surplus so that after the increase in capital stock its surplus will equal at least 20% of its capital stock; or (ii) the amount of the increase is subscribed for and paid as required for subscription for original capital stock. Section 3-302 of the MFIC provides that if the Commissioner approves, then a commercial bank may issue preferred stock. Section 3-305 of the MFIC provides that a reduction of the bank’s outstanding stock is not valid unless approved by the Commissioner. Section 3-311 of the MFIC provides that on demand of a stockholder, a person may not vote any share of capital stock that, on the stock ledger of a commercial bank, appears to have been transferred within the preceding year, unless the person takes an oath as provided in Section 3-311.
Section 3-316 of the MFIC provides that unless the bank’s charter provides otherwise, a stockholder does not have preemptive rights with respect to certain types of stock, including, but not limited to: (i) stock issued to obtain any of the capital required to initiate the enterprise of the Maryland bank or trust company; (ii) stock issued for at least its fair value in exchange for consideration other than money; and (iii) stock issued or issuable under an agreement of merger.

COMMUNITY FINANCIAL	COUNTY FIRST
SIZE OF THE BOARD OF DIRECTORS
Community Financial’s articles of incorporation currently provide that the number of directors shall be the number as provided in the bylaws, provided that no decrease in any number of directors has the effect of shortening the term of any incumbent director and that no action shall be taken to increase or decrease the number of directors unless two-thirds of the directors then in office concur in such action. The Community Financial bylaws provide that the board shall consist of 10 directors. Community Financial’s articles of incorporation establish a classified board by which the board is divided into three classes of directors, which shall be as nearly equal in number as possible, that are elected for three-year terms (after the initial term of the board).
County First’s articles of incorporation currently provide that the number of directors of County First shall be established by the County First bylaws, but shall never be less than 11 nor more than 30. The County First bylaws further provide that the exact number of directors shall be set by a majority of the County First board. The number of directors may be increased by resolution of the stockholders at any annual or special meeting provided that at any one meeting, the stockholders may not create more than 2 additional directorships. Section 3-402 of the MFIC provides that at any meeting of the stockholders, the stockholders may create up to two additional directorships.
Section 3-402 of the MFIC provides that each commercial bank shall have at least 5 and not more than 30 directors, as its charter or bylaws provide.

DIRECTOR QUALIFICATIONS
Community Financial’s bylaws provide that a person is not qualified to serve as a director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against who a banking agency has issued a cease or desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.
Under County First’s bylaws, as in effect on the date of this proxy statement/prospectus, no individual may be elected a director of County First after such individual reaches 77 years of age.
County First’s articles provide that each director must own stock of County First or a parent corporation of County First as required by Maryland law.
Section 3-403 of the MFIC provides that after the initial issuance of capital stock by a commercial bank, each of its directors shall own in good faith and of record unencumbered shares of the capital stock of: (i) the commercial bank; or (ii) a corporation that owns more than 80% of the capital stock of the commercial bank. The unencumbered capital stock owned by the director shall be in the amount of at least (i) $500; or (ii) $250, if the commercial bank is a Maryland bank that has $50,000 or less in capital stock. Effective October 1, 2017, at least 30% of directors of a commercial bank shall be residents of Maryland. Prior to October 1, 2017, a majority of the directors of a commercial bank are required to be residents of Maryland.

REMOVAL OF DIRECTORS
Under the Community Financial articles of incorporation, any director or the entire board may be removed at any time for cause by an affirmative vote of the holders of at least 2/3 of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose
Under the County First bylaws, any or all of the directors may be removed at any time for cause by an affirmative vote of the holders of at least 80% of the shares then entitled to vote on any election of directors.

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as one class), cast at a meeting called for the purpose of removing such directors. However, these general removal rules do not apply with respect to directors elected by preferred stockholders whenever the holders of any one or more series of such preferred stock have the right, voting separately as a class, to elect one or more directors of Community Financial.	Section 3-411 of the MFIC provides that the board may remove any officer at any time.
SPECIAL MEETINGS OF STOCKHOLDERS

Community Financial’s articles of incorporation provide that special meetings of the stockholders may be called at any time for any purpose by the board, by a committee of the board which has been designated by the board, or in accordance with the bylaws. Community Financial’s bylaws more specifically provide that special meetings of the stockholders may be called by a majority of the board or by a committee of the board in accordance with the Community Financial articles of incorporation, or a special meeting may be called by the Secretary upon the written request of the holders of not less than 25% of all shares entitled to be cast at the meeting. Such a request shall state the purpose or purposes of the meeting and the matters proposed to be acted on at the meeting and shall be delivered to Community Financial. The Secretary must inform the stockholders who made the request of the reasonably estimated cost of preparing and mailing a notice of the meeting and upon payment of these costs to Community Financial, the Secretary must notify each stockholder entitled to notice of the meeting.
Community Financial’s articles of incorporation also provide that nominations for election of directors and proposals for any new business to be taken up at any annual or special stockholders meeting may be made by the board or by any stockholder entitled to vote generally in the election of directors.
Under the County First bylaws, special meetings of the stockholders may be called at any time for any purpose or purposes by the Chairman of the Board, the President or by a majority of the board of County First. The County First bylaws also provide that special meetings may be called by the Secretary of County First upon the request in writing of the holders of at least 25% of all shares outstanding and entitled to vote on the business to be transacted at such meeting. Such a request shall state the purpose or purposes of the meeting. Business transacted at all special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of such meeting.
QUORUM
Community Financial’s bylaws provide that a majority of the outstanding shares of Community Financial entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of the stockholders. If quorum is not met, then a majority of the shares represented at a meeting may adjourn the meeting without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transaction which might have been transacted at the	County First’s bylaws provide that a majority of the votes that all stockholders are entitled to cast, represented in person or by proxy, constitutes a quorum for the transaction of business at any meeting of the stockholders. The subsequent withdrawal from the meeting of a stockholder or the refusal of a stockholder present or represented by proxy at the meeting to vote does not negate the presence of a quorum at the meeting.

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meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholder to leave less than quorum.

Community Financial’s articles of incorporation require a special quorum for approval of certain business combinations. The affirmative vote of the holders of  (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series) and (ii) at least 2/3 of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (defined below), is required to authorize certain transactions, including a merger with or into a Related Person, the sale or disposition (including a security device) of substantial assets to a Related Person, the purchase of substantial assets from a Related Person, the issuance of any securities of Community Financial to a Related Person, and the reclassification or recapitalization of the Community Financial common stock. Related Person means an individual or entity which together with its affiliates beneficially owns in the aggregate 10% or more of the outstanding shares of common stock of Community Financial and an affiliate of any such individual or entity.
The above described restrictions on business combinations are not applicable if the business combination is approved by a majority of directors who are unaffiliated with the Related Person and were members of the board prior to the time that the Related Person became a Related Person (and any successor of such director who is unaffiliated with the Related Person and comes properly recommended), provided that such approval is only effective at a meeting where 2/3 of such directors are present.
Vacancies in the board, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen to hold office for a term expiring at the next annual stockholders meeting.
Special quorum requirements appear to exist for amendments to the Community Financial articles of incorporation and bylaws. Certain provisions of the Community Financial articles may not be repealed,

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amended, or rescinded without the affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a stockholder meeting called for the purpose of such amendment or rescindment. The Community Financial articles of incorporation and bylaws each state that the Community Financial stockholders may not make, repeal, amend or rescind the bylaws except by a vote of not less than 80% of the holders of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a stockholders meeting called for the purpose of such amendment or rescindment.
STOCKHOLDER ACTION BY WRITTEN CONSENT
Community Financial’s articles of incorporation provide that no action required to be taken or which may be taken at any annual or special stockholders meeting may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.	The County First bylaws provide any action that may be taken by the stockholders at a duly convened meeting may also be taken pursuant to waiver of notice thereof and upon the unanimous written consent of all stockholders of County First. Such consent shall set forth the action taken by the stockholders and shall be filed with the Secretary of County First.
NOTICE OF STOCKHOLDER MEETING
Community Financial’s bylaws provide that written notice shall be mailed by the Secretary or other officer performing his duties not less than 10 nor more than 90 days before the meeting to each stockholder entitled to vote at such meeting and to each other stockholder entitled to notice of the meeting. If mailed, notice is deemed delivered when deposited in the U.S. mail. If a stockholder is present at a meeting or waives written notice before or after the meeting, notice of the meeting to such stockholder is unnecessary. When any meeting, either annual or special, is adjourned for thirty days, notice of the adjourned meeting shall be given as in the case of an original meeting. It is not necessary to give notice of the time and place of any meeting adjourned for less than thirty days or of the business to be transacted at such adjourned meeting, other than an announcement at the meeting at which such adjournment is taken.
County First’s bylaws provide that unless required by law, written or printed notice shall be given by the Secretary, not less than 10 nor more than 60 days before the date of every stockholder’s meeting to each stockholder entitled to vote at the meeting. Such notice shall state the place, date and hour of the meeting. In the case of a special meeting, the notice shall also contain the purpose for which the meeting is called. A written waiver of notice is the equivalent of notice. Attendance at the meeting is also the equivalent of notice, except when such stockholder attends the meeting for the purpose of objecting to the transaction of any business because the meeting was not properly called or convened.
Section 3-310 of the MFIC requires that in addition to any other required notice, at least one notice of the annual stockholders meeting shall be published at least 10 days before the meeting in a newspaper circulated in the county where the commercial bank has its principal banking office. This requirement does not apply if every stockholder entitled to vote at the meeting executes a written waiver of the notice before the date set for the publication.

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ADVANCE NOTICE OF STOCKHOLDER PROPOSALS
Community Financial’s articles of incorporation provide that nominations for election of directors and proposals for any new business to be taken up at any annual or special stockholders meeting may be made by the board or by any stockholder entitled to vote generally in the election of directors. Notice of such nominations or proposals must be given to the Secretary not less than 30 days nor more than 60 days prior to any such meeting; however, if less than 40 days’ notice is given to stockholders, such notice shall be delivered to the Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to the stockholders. Each notice given by a stockholder with respect to nominations for the election of directors or business proposals must set forth specific information about the director nominee or the proposal, respectively. Each notice given by a stockholder to the Secretary with respect to business proposals to bring before a meeting must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares of Community Financial which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. The Chairman of the board may determine that such a proposal was not properly made and declare the meeting defective or that the proposal shall be disregarded and laid over for action at the next succeeding special or annual meeting of the stockholders.	The MGCL permits corporations to require any stockholder proposing a nominee for election as a director or any other matter for consideration at a stockholder’s meeting to provide advance notice of the nomination or proposal. Neither County First’s articles of incorporation nor bylaws require any such advance notice of stockholder proposals.
DISSENTERS’ OR APPRAISAL RIGHTS
Under the MGCL, a stockholder of a Maryland corporation is generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer or business combination that substantially adversely alters such stockholder’s rights (determined as of the date of the meeting at which such transaction is approved, without reference to any appreciation or depreciation in value resulting from such transaction or its proposal) subject to specified procedural requirements. Sections 3-201 through 3-213 of the MGCL set forth the procedures a stockholder requesting payment for his, her or its shares must follow, which generally include (i) filing with such Maryland corporation, at or before the meeting to vote on the proposed transaction, a written	Section 3-718 of the MFIC provides that the successor bank in a consolidation, merger, or transfer of assets may offer to pay in cash to the objecting stockholders of a constituent bank not more than what it considers to be the fair value of their shares as of the time of the stockholders’ meeting approving the transaction. An objecting stockholder who accepts the offer is barred from receiving the appraised fair value of the shares. Otherwise, in accordance with Section 3-719 of the MFIC, a stockholder in a bank that voted against the consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective. A stockholder who desires to receive payment of the fair value must, within 30 days after the transaction becomes effective, make a written demand on the

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objection to the proposed transaction; and (ii) refraining from voting for or consenting to the proposal to approve the proposed transaction; and (iii) within a specified time period, delivering to such Maryland corporation a written demand for payment with respect to such dissenting shares stating the number and class of shares for which payment is demanded. The MGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange; or (ii) is not entitled to vote on the transaction; or (iii) the subject of a special provision of the charter of such Maryland corporation which provides that the holders of such stock are not entitled to appraisal rights.
The MGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger unless either (i) the merger alters the contract rights of the stock as expressly set forth in the corporation’s charter and the charter does not reserve the right to do so; or (ii) such stock will be converted into something other than either stock in the successor or cash.
The above discussion is not a complete statement of the law relating to appraisal rights under the MGCL, and the applicable sections of the MGCL should be reviewed carefully by any stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so.

successor bank for payment, and surrender the stock certificates.
Section 3-708 of the MFIC provides that an agreement of consolidation, merger, or transfer of assets shall be submitted to the stockholders of each constituent bank for approval. The directors of each constituent bank must give two (2) weeks’ public notice of the meeting of the stockholders, and each notice must state that objecting stockholders are entitled to payment of the fair value of only those shares of stock that are voted against approval of the agreement.
Section 3-720 of the MFIC provides that the determination of fair value is made by three appraisers, with one being chosen only by the owners 2/3 of the shares involved, one being chosen by the board of the successor bank, and the third chosen by the other two appraisers. The fair value to which any two appraisers agree shall govern, and the appraisers must give notice of the fair value determination to the successor and to each objecting stockholder. Within five (5) days after the appraisers give notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner, who must have the shares reappraised, and that reappraisal is final with regard to the value of the shares of stock of all objecting stockholders.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS
Community Financial’s articles of incorporation provide that the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series) and (ii) at least 2/3 of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (defined below), is required to authorize certain transactions, including a merger with or into a Related Person, the sale or disposition (including a security device) of substantial assets to a Related Person, the purchase of substantial assets from a Related Person, the issuance of any securities of Community Financial to a Related Person, and the reclassification or recapitalization of the Community Financial common stock. Related Person means an individual or entity which together with its affiliates	County First has not opted out of the requirements which it is subject to under Section 3-602 of the MGCL. The MGCL prohibits certain future acquirers of 10% or more of County First’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with County First for a period of five years after such acquisition. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met. A “business combination” is broadly defined in the MGCL to include mergers, consolidations, certain share exchanges, asset transfers and other transactions, subject to certain exceptions. The MGCL does not preclude or restrict any business

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beneficially owns in the aggregate 10% or more of the outstanding shares of common stock of Community Financial and an affiliate of any such individual or entity.	combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

The above described restrictions on business combinations are not applicable if the business combination is approved by a majority of directors who are unaffiliated with the Related Person and were members of the board prior to the time that the Related Person became a Related Person (and any successor of such director who is unaffiliated with the Related Person and comes properly recommended), provided that such approval is only effective at a meeting where 2/3 of such directors are present.
In connection with the exercise of its judgment in determining what is in the best interest of Community Financial and of the stockholders, when evaluating a business combination as described above, or a tender or exchange offer, the board shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on Community Financial and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which Community Financial and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon Community Financial and its subsidiaries and the other elements of the communities in which the Community Financial and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.
Community Financial has not opted out of the requirements which it is subject to under Section 3-602 of the MGCL. The MGCL prohibits certain future acquirers of 10% or more of County First’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Community Financial for a period of five years after such

County First is also subject to the provisions of the Maryland Control Share Act which causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or County First’s officers or employee directors). The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by County First, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, County First may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for: (i) a classified board; (ii) a two-thirds vote (of all stock entitled to vote thereon) requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the board of directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or (v) a majority requirement for the calling of a special meeting of stockholders. County First has not elected to be subject to any of the provisions of Subtitle 8. Through provisions in the articles unrelated to Subtitle 8, County First already requires an 80% vote for removing a director, that the number of directors be fixed by a vote of the board of directors, that a majority of the board may call special meetings of stockholders, and requires that a vacancy on the board be filled by a vote of a majority of the directors then in office with any director so chosen to hold office for the balance of the term remaining.

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acquisition. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met. A “business combination” is broadly defined in the MGCL to include mergers, consolidations, certain share exchanges, asset transfers and other transactions, subject to certain exceptions. The MGCL does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.
Community Financial is also subject to the provisions of the Maryland Control Share Act which causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or Community Financial’s officers or employee directors). The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Community Financial, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, Community Financial may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for: (i) a classified board; (ii) a two-thirds vote (of all stock entitled to vote thereon) requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the board of directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or (v) a

Section 3-314 of the MFIC provides that a person may not: (i) acquire the outstanding voting stock of a commercial bank or bank holding company in Maryland, if the acquisition will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company; or (ii) acquire any voting stock of a commercial bank, if the acquisition will give any one person control of 25% or more of the voting stock of the commercial bank (clauses (i) and (ii) together defined as a “Stock Acquisition”), unless the person who intends to make a Stock Acquisition applies to the Commissioner for approval, at least 60 days before the acquisition becomes effective. The application for approval must contain a description of the proposed Stock Acquisition, and all other information that is available to inform the Commissioner of the effect of the acquisition on the power to direct or cause the direction of the management or policy of the banking institution or bank holding company. The Commissioner may deny approval for a stock acquisition that the Commissioner determines to be anticompetitive or to threaten the safety or soundness of a banking institution. Voting stock that is acquired in violation of Section 3-314 may not be voted for five years.
Section 3-702 of the MFIC provides that a bank may (i) consolidate with one or more other banks to form a new consolidated bank; (ii) merge into another bank or have one or more other banks merged into it; or (iii) transfer its asset to another bank. According to Section 3-703 of the MFIC, an agreement of consolidation, merger, or transfer of assets shall be approved by the affirmative vote of a majority of the full authorized membership of the board of each constituent commercial bank. After the board of each constituent bank has approved the agreement, certain information and documentation, including the agreement itself and a certified copy of the approval resolution of each board showing the required approval, shall be filed with the Commissioner for approval. The Commissioner then publishes a notice of the filing of the agreement, unless such notice is not required under Section 3-704 of the MFIC. Within 6 months after the required documentation and information, including the agreement, has been filed with the Commissioner, the Commissioner shall approve or disapprove the agreement, with the grounds for approval set forth in the MFIC. As of August 23, 2017, proposed legislation has been introduced in the Maryland State Legislature regarding Section 3-704 of the MFIC.

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majority requirement for the calling of a special meeting of stockholders. Community Financial has not elected to be subject to any of the provisions of Subtitle 8.
Through provisions in the articles unrelated to Subtitle 8, Community Financial already requires a classified board, a two-thirds vote for removing a director, that a majority of the board may call special meetings of stockholders, and that a vacancy on the board be filled by a vote of two-thirds of the directors then in office with any director so chosen to hold office for a term expiring at the next annual stockholders meeting.

Section 3-708 of the MFIC provides that the agreement shall be submitted to the stockholders of each constituent bank for approval by them at a meeting called for that purpose. The directors of each constituent bank must give two (2) weeks’ public notice of the meeting of the stockholders, with the notice being published once in at least one newspaper published in the county where the constituent bank has its principal banking office. Each notice must state that objecting stockholders are entitled to payment of the fair value of only those shares of stock that are voted against approval of the agreement. The agreement must be approved by the stockholders of each constituent bank by the affirmative vote of 2/3 of all the votes entitled to be cast on the matter. Upon approval of the stockholders of each constituent bank and submission by the constituent banks of a resolution evidencing such approval, the Commissioner shall issue the successor bank a certificate of consolidation, merger, or transfer of assets that sets for the name of each constituent bank and the name of the successor. The successor then shall promptly file and record the agreement in the same manner as required for articles of incorporation. Certain certificates may also be recorded in any office where deeds are recorded to evidence the new name in which the property of the constituent banks is held.
Section 3-712 of the MFIC provides that the successor bank shall be considered the same business and corporate entity as each of the constituent banks and has all rights, powers and duties of each constituent bank except as limited by the successor’s charter or bylaws and as limited by the Commissioner or bank supervisory agency of the state in which an other-state bank is chartered. Each constituent bank’s rights, franchises, and interests in any property become the property of the successor without any deed, transfer, or other action. The successor bank has the same powers that each constituent bank had as to any property held in any fiduciary capacity, and the successor may be removed or replaced as fiduciary in the same manner and to the same extent as the constituent bank.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS
Community Financial’s articles of incorporation provide that an officer shall not be personally liable to Community Financial or its stockholders for monetary damages for breach of their fiduciary duty as an officer or director, unless: (i) it is proved	County First’s articles of incorporation provide that the liability of officers and directors of County First for money damages is limited to the fullest extent permitted under Maryland law, including MGCL 2-405.2. MGCL 2-405.2 provides that the charter of

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that the individual officer or director actually received an improper benefit or profit in money, property or services from Community Financial, or (ii) a judgment is entered against the officer or director in a proceeding based on a finding that the officer or director’s action or inaction was the result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
According to the Community Financial articles of incorporation, if the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of Community Financial will be eliminated or limited to the fullest extent permitted by the MGCL, as amended. MGCL 2-405.2 provides that the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers as described in Section 5-418 of the Courts and Judicial Proceedings Article, which states that the articles may not include a provision that restricts or limits the liability of its directors or officers: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; and (3) with respect to any action described in subsection (b) of Section 5-418 of the Courts and Judicial Proceedings Article. However, by its own terms, subsection (b) of Section 5-418 of the Courts and Judicial Proceedings Article does not apply to actions brought by or on behalf of a state governmental entity, receiver, conservator, or depositor against a director or officer of a banking institution, credit union, savings and loan association, or a subsidiary of any of the above described institutions, as defined in under Maryland law.
a corporation may include any provision expanding or limiting the liability of its directors and officers as described in Section 5-418 of the Courts and Judicial Proceedings Article, which states that the articles may not include a provision that restricts or limits the liability of its directors or officers: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; and (3) with respect to any action described in subsection (b) of Section 5-418 of the Courts and Judicial Proceedings Article. However, by its own terms, subsection (b) of Section 5-418 of the Courts and Judicial Proceedings Article does not apply to actions brought by or on behalf of a state governmental entity, receiver, conservator, or depositor against a director or officer of a banking institution, credit union, savings and loan association, or a subsidiary of any of the above described institutions, as defined in under Maryland law.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
Community Financial’s articles of incorporation provide that Community Financial will indemnify to the fullest extent permissible under the MGCL any director, officer, employee, or agent of Community Financial, and any individual who serves or served at Community Financial’s request as a director,	County First’s articles of incorporation provide that County First will indemnify to the fullest extent permissible under the MGCL any director, officer, and other persons against any and all liabilities or costs incurred in an action, suit or proceeding arising out of his or her service to County First in

COMMUNITY FINANCIAL	COUNTY FIRST
officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if: (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.
any capacity, his or her service as a fiduciary of any employee benefit plan maintained by County First, or his or her service in any such capacity to any other enterprise at the request of County First or as a result of his or her capacity as a director or officer of County First. Individuals who are not directors or officers of County First may be similarly indemnified in connection with any such service to the fullest extent permitted by applicable law and as authorized at any time by the County First board. These indemnity provisions apply to former directors, officers and employees of the bank and inure to the benefit of their heirs, executors and administrators of persons entitled to indemnification.
County First’s articles of incorporation permit the corporation to purchase insurance to protect the corporation and any such director, officer, or other person against any liabilities, costs or expenses.
The County First articles of incorporation do not authorize County First to indemnify or provide insurance which would indemnify any person against expenses or penalties incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties, or authorize indemnification for any person against expenses or payments incurred in such an administrative proceeding or action which results in a final order requiring affirmative action by such person in the form of payment to County First.

INSPECTION OF BOOKS AND RECORDS

The Community Financial bylaws provide that the stock ledger of Community Financial shall be the only evidence as to who are the stockholders entitled to examine the books of the corporation, as well as other corporate materials.
Under MGCL Sections 512 and 513, any stockholder making a written demand may inspect and copy during usual business hours the following corporate documents: bylaws, minutes of the proceedings of the stockholders, annual statements of affairs, voting trust agreements deposited with the corporation and a statement showing all stock and securities issued by the corporation during the prior 12 months. Additionally, upon written request, one or more persons who together are and for at least six months have been stockholders of record of at least 5% of the outstanding stock of any class of

The County First bylaws require County First to keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders, directors, and any executive or other committee when exercising any powers of the board. The books and records may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction.
Under MGCL Sections 512 and 513, any stockholder making a written demand may inspect and copy during usual business hours the following corporate documents: bylaws, minutes of the proceedings of the stockholders, annual statements of affairs, voting trust agreements deposited with

COMMUNITY FINANCIAL	COUNTY FIRST
a corporation may inspect and copy during regular business hours the corporation’s accounting books and stock ledger.
the corporation and a statement showing all stock and securities issued by the corporation during the prior 12 months. Additionally, upon written request, one or more persons who together are and for at least six months have been stockholders of record of at least 5% of the outstanding stock of any class of a corporation may inspect and copy during regular business hours the corporation’s accounting books and stock ledger.
Section 3-309 of the MFIC provides that any stockholder, director or officer of a commercial bank may inspect the stock ledger of the bank during normal business hours.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Community Financial’s articles of incorporation provide that Community Financial reserves the right to repeal, alter, amend or rescind any provision in the Community Financial articles of incorporation, except that specific provisions relating to meetings of stockholders (and cumulative voting), notice for nominations of directors and stockholder proposals, directors, removal of directors, acquisition of capital stock, approval of certain business combinations, evaluation of business combinations, indemnification, limitations on officers’ and directors’ liability, and amendment of bylaws and articles, may not be repealed, amended, or rescinded without the affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a stockholder meeting called for the purpose of such amendment or rescindment.
Community Financial’s articles of incorporation provide that the board may make, repeal, amend and rescind the bylaws of Community Financial. Community Financial’s bylaws provide that the board may only take such action by vote of 2/3 of the board. The Community Financial articles of incorporation and bylaws each state that the Community Financial stockholders may not make, repeal, amend or rescind the bylaws except by a vote of not less than 80% of the holders of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a stockholders meeting called for the purpose of such amendment or rescindment.

The County First articles of incorporation provide that the company reserves the right to amend the County First charter, as authorized by Maryland law.
Section 3-213 of the MFIC provides that a proposed amendment to a commercial bank’s charter shall be approved at a meeting called for that purpose, by the affirmative vote of 2/3 of the capital stock of the commercial bank. If the proposed amendment is to authorize the issuance of preferred stock, the proposed amendment must be approved by the affirmative vote of a majority of the holders of capital stock of the commercial bank. The amendment must be certified and filed with the Commissioner for examination.
The County First bylaws provide that the board has the exclusive power and authority to amend, alter or repeal the bylaws or any provision thereof, and may from time to time make additional bylaws.

COMPARATIVE MARKET PRICES AND DIVIDENDS
Community Financial common stock is listed on the Nasdaq Global Select Market under the symbol “TCFC” and County First common stock is listed on the OTCQB Marketplace under the symbol “CUMD.” The following table sets forth the high and low reported sale prices per share of Community Financial common stock and County First common stock, and the cash dividends declared per share, for the periods indicated:
	Community Financial Common Stock			County First Common Stock
	High	Low	Dividend	High	Low	Dividend
2015
First Quarter	$20.35	$18.41	$0.10	17.73	17.05	$—
Second Quarter	23.77	19.75	0.10	18.52	17.00	0.10
Third Quarter	24.60	19.18	0.10	18.52	17.25	—
Fourth Quarter	24.00	20.25	0.10	17.50	16.26	0.15
2016
First Quarter	21.89	19.19	0.10	16.58	16.30	—
Second Quarter	23.76	20.16	0.10	16.90	16.40	0.10
Third Quarter	23.97	21.80	0.10	18.50	16.45	—
Fourth Quarter	30.40	22.61	0.10	21.75	17.25	0.15
2017
First Quarter	36.00	27.16	0.10	21.90	20.25	—
Second Quarter	40.00	33.00	0.10	22.50	19.45	0.15
Third Quarter (through [•], 2017)	[•]	[•]	[•]	[•]	[•]	[•]
On July 31, 2017, the last full trading day before the public announcement of the merger, the high and low sales prices of shares of Community Financial common stock as reported on the Nasdaq Global Select Market were $37.48 and $35.40, respectively. On [•], 2017, the last practicable trading day prior to the printing of this proxy statement/prospectus, the high and low sales prices of shares of Community Financial common stock as reported on the Nasdaq Global Select Market were $[•] and $[•], respectively.
On July 31, 2017, the last full trading day before the public announcement of the merger, the high and low sales prices of shares of County First common stock as reported on the OTCQB Marketplace were $21.50 and $21.50, respectively. On [•], 2017, the last practicable trading day prior to the printing of this proxy statement/prospectus, the high and low sales prices of shares of Community Financial common stock as reported on the Nasdaq Global Select Market were $[•] and $[•], respectively.
As of the Community Financial record date, there were approximately [•] registered holders of Community Financial common stock and, as of the County First record date, there were approximately [•] registered holders of County First common stock.
Each of the Community Financial stockholders and the County First stockholders are advised to obtain current market quotations for Community Financial common stock and County First common stock. The market price of Community Financial common stock and County First common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Community Financial common stock or County First common stock before or after the effective date of the merger. Changes in the market price of Community Financial common stock prior to the completion of the merger will affect the market value of the stock portion of the merger consideration that County First stockholders will be entitled to receive upon completion of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF COMMUNITY FINANCIAL
The following table provides information as of  [•] with respect to the persons known by Community Financial to be the beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of Community Financial common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.
Name and Address Of Beneficial Owner	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Basswood Capital Management, L.L.C.
Basswood Partners, L.L.C.
Basswood Enhanced Long Short GP, LLC
Basswood Financial Fund, L.P.
Basswood Financial Fund, Inc.
Basswood Financial Long Only Fund, LP
Basswood Enhanced Long Short Fund, LP
Basswood Opportunity Partners, LP
Basswood Opportunity Fund, Inc.
BCM Select Equity I Master, Ltd.
Matthew Lindenbaum
Bennett Lindenbaum
645 Madison Avenue, 10th Floor
New York, New York 10022	456,209(2)	[•]%
Banc Fund VI L.P. Banc Fund VII L.P. Banc Fund VIII L.P. Banc Fund IX L.P. 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	261,132(3)	[•]%
EJF Capital LLC Emanuel J. Friedman EJF Financial Services Fund, L.P. EJF Financial Services GP, LLC 2107 Wilson Boulevard, Suite 410 Arlington, Virginia 22201	250,000(4)	[•]%
Manulife Asset Management (US) LLC 200 Bloor Street East Toronto, Ontario Canada, M4W 1E5	240,709(5)	[•]%
Community Bank of the Chesapeake Employee Stock Ownership Plan	255,925(6)	[•]%

(1)
Percentages with respect to each person have been calculated on the basis of  [•] shares of Community Financial common stock, the number of shares of Community Financial common stock outstanding as of  [•].

(2)
Based on information contained in a Schedule 13D filed with the U.S. Securities and Exchange Commission on March 25, 2016.

(3)
Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2017.

(4)
Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2017.

(5)
Based on information contained in a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 14, 2017.

(6)
Includes 33,065 shares held in a suspense account for future allocation and/or distribution among participants as the loan used to purchase the shares is repaid. The ESOP trustees, which are Company directors Austin J. Slater, Jr., Joseph V. Stone, Jr. and Kathryn M. Zabriskie vote all allocated shares in accordance with the written instructions of the participating employees. Unallocated shares and shares for which no instructions have been received are voted by the trustees in the same proportion as shares for which the trustees have received timely voting instructions.

The following table provides information as of  [•], about the shares of Community Financial common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of Community Financial as of such date and (ii) all Community Financial directors and executive officers as a group. This information has been provided by each of the directors and executive officers at Community Financial’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to Community Financial’s knowledge, the beneficial owner has sole voting and dispositive power over the shares. All directors and executive officers as a group own [•]% of outstanding common stock.
Name	Shares Owned(1)(2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options	Total	Percent of Shares of Common Stock Outstanding(3)
Eric S. Goldberg	26	—	—	26	[•]
M. Arshed Javaid	3,400	100	—	3,500	[•]
Louis P. Jenkins, Jr.	19,318	200	—	19,518	[•]
Michael L. Middleton(4)	256,013	4,035	—	260,048	[•]
John K. Parlett, Jr.	4,400	—	—	4,400	[•]
Mary Todd Peterson	6,329	200	—	6,529	[•]
Austin J. Slater, Jr.	19,991	200	—	20,191	[•]
Joseph V. Stone, Jr.(5)	28,925	200	—	29,125	[•]
Kathryn Zabriskie	2,450	100	—	2,550	[•]
William J. Pasenelli	43,262	3,991	—	47,253	[•]
James M. Burke	17,263	3,121	—	20,384	[•]
Todd L. Capitani	6,857	3,083	—	9,940	[•]
Gregory C. Cockerham	119,734	3,121	—	122,855	[•]
James F. Di Misa	15,442	3,121	—	18,563	[•]
All directors and all executive officers as a group (17 persons)	560,271	24,184	—	584,455(6)	[•]

(1)
Only whole shares appear in the table. Fractional shares that may arise from dividend reinvestment are not shown.

(2)
Includes shares allocated to the account of the individuals under the Community Bank of the Chesapeake Employee Stock Ownership Plan, with respect to which the individual has voting but not investment power as follows: Mr. Capitani — 1,306 shares; Mr. Cockerham — 23,849 shares; Mr. Burke — 1,582 shares; Mr. Di Misa — 1,582 shares; Mr. Middleton — 48,973 shares; and Mr. Pasenelli — 5,124 shares.

(3)
Percentages with respect to each person have been calculated on the basis of  [•] shares of Community Financial common stock, the number of shares of Community Financial common stock outstanding as of  [•].

(4)
Includes 69,351 shares owned by Mr. Middleton’s wife and 5,227 shares owned by the individual retirement account of Mr. Middleton’s wife.

(5)
Includes 2,000 shares owned by the individual retirement account of Mr. Stone’s wife.

(6)
Includes 9,934 shares, which 200 shares are unvested restricted stock, held by James R. Shepherd who is a director of Community Bank and 85 shares held by Kimberly Briscoe-Tonic who is a director of Community Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF COUNTY FIRST
The following table provides information as of  [•], 2017 with respect to the persons known by County First to be the beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of County First common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Common Stock Outstanding(1)
Leorck, LLC 300 Water St. – 4th Floor Baltimore, Maryland 21202	71,674.906	7.45%

(1)
Percentages with respect to each person have been calculated on the basis of 962,513 shares of County First common stock, the number of shares of County First common stock outstanding and entitled to vote as of  [•], 2017.

The following table provides information as of  [•], 2017, about the shares of County First common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of County First as of such date and (ii) all County First directors and executive officers as a group. This information has been provided by each of the directors and executive officers at County First’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to County First’s knowledge, the beneficial owner has sole voting and dispositive power over the shares.
Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Directors:
Stephen H. Brandt	26,823.000	2.79%
Charles D. Carruth(2)	9,517.000	*
G. Wade Compton	8,046.000	*
Joseph R. Densford	1,108.000	*
Earl R. Gieseman, III(3)	28,285.000	2.94%
Thomas C. Hayden, Jr.(4)	21,334.000	2.22%
Douglas T. Mitchell(5)	13,011.000	1.35%
Van T. Mitchell	31,941.000	3.32%
James A. Mudd, Jr.(6)	22,112.000	2.30%
Matthew M. Mudd(7)	3,925.256	*
E. Larry Sanders, III(8)	22,903.676	2.38%
Robert Thompson	22,528.000	2.34%
Named Executive Officers Who are Not Also Directors:
Charles A. Bryer(9)	2,518.839	*
William J. Groves II(10)	2,500.000	*
Brandy Jacoby	—	*
All Directors and Executive Officers as a Group (15 persons)	216,552.771	22.50%

*
Represents beneficial ownership of less than one percent.

(1)
Percentages with respect to each person have been calculated on the basis of 962,513 shares of County First common stock, the number of shares of County First common stock outstanding and entitled to vote as of  [•], 2017.

(2)
Includes 5,544 shares held by Mr. Carruth and his spouse as joint tenants.

(3)
Includes 18,129 shares held in Mr. Gieseman’s retirement plan and 9,582 shares held by Mr. Gieseman and his spouse as joint tenants.

(4)
All shares are held in the Thomas C. Hayden Revocable Trust, of which Mr. Hayden serves as Trustee.

(5)
Includes 8,214 shares held in Mr. Mitchell’s retirement plan, 297 shares held jointly by Mr. Mitchell and his spouse, and 4,500 shares of vested restricted stock.

(6)
Includes 443 shares held by Mr. Mudd and his spouse as joint tenants, 113 shares held by Mr. Mudd as custodian for his son, and 14,400 shares held in the James A. Mudd Revocable Trust, of which Mr. Mudd serves as Trustee.

(7)
Includes 538.773 shares held by Mr. Mudd as custodian for his children.

(8)
Includes 3,152 shares held in Mr. Sanders’ retirement plan and 932 shares held jointly by Mr. Sanders and his spouse.

(9)
All shares are held in Mr. Bryer’s retirement plan.

(10)
All shares are unvested restricted stock.

LEGAL MATTERS
The validity of the Community Financial common stock to be issued in connection with the merger will be passed upon for Community Financial by Kilpatrick Townsend & Stockton LLP (Washington, D.C.). Certain U.S. federal income tax consequences relating to the merger will be passed upon for Community Financial by Kilpatrick Townsend & Stockton LLP (Washington, D.C.) and for County First by Hunton & Williams LLP (Richmond, Virginia). Gary R. Bronstein, a partner in the law firm of Kilpatrick Townsend & Stockton LLP, beneficially owns 12,499 shares of Community Financial common stock.
EXPERTS
Community Financial
Stegman & Company, independent registered public accounting firm, has audited the consolidated financial statements of Community Financial at December 31, 2015, and for each of the two years in the period ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Community Financial’s financial statements are incorporated by reference in reliance on Stegman & Company’s report, given on their authority as experts in accounting and auditing.
Dixon Hughes Goodman LLP, independent registered public accounting firm, has audited the consolidated financial statements of Community Financial at December 31, 2016, and for the year then ended and the effectiveness of internal control over financial reporting of Community Financial as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Community Financial’s financial statements are incorporated by reference in reliance on Dixon Hughes Goodman LLP’s reports, given on their authority as experts in accounting and auditing.
DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS
County First
County First held its 2017 annual meeting of stockholders on July 19, 2017 and began mailing its proxy statement for such meeting on or about June 14, 2017. County First will not hold a 2018 annual meeting of stockholders if the merger is completed. However, if the merger is not completed for any reason, County First will hold an annual meeting of its stockholders in 2018.
In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at County First’s 2018 annual meeting of stockholders and included in the County First proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the President and Chief Executive Officer of County First at County First’s principal executive offices no later than [•], 2017. Stockholder proposals should be submitted to County First Bank, 202 Centennial Street, P. O. Box 2752, La Plata, Maryland 20646, Attention: Corporate Secretary.
In addition, County First’s bylaws provide that only such business which is properly brought before a stockholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a stockholder, notice must be received by the Secretary of County First at County First’s offices not less than 120 days prior to the first anniversary date of the initial notice given to stockholders of record on the record date for County First’s previous annual meeting. Such notice to County First must also provide certain information set forth in the bylaws. A copy of the County First bylaws may be obtained upon written request to the Secretary of the County First.

WHERE YOU CAN FIND MORE INFORMATION
Community Financial is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of Community Financial common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Community Financial and a proxy statement for County First stockholders. The registration statement, including this proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Community Financial, including information about Community Financial’s common stock.
Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus as well as other filings containing information about Community Financial, may be obtained at the SEC’s website at http://www.sec.gov, when they are filed by Community Financial. You will also be able to obtain these documents, when they are filed, free of charge, from Community Financial Corporation at www.cbtc.com under the heading “About Us” and then under the Investor Relations menu. Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to The Community Financial Corporation, Attn: Stockholder Relations 3035 Leonardtown Road, Waldorf, MD 20601 or by calling 240-427-1036, or to County First Bank, Attn: Karen Zamostny, 202 Centennial Street, P. O. Box 2752, La Plata, MD 20646 or by calling (301) 934-2265, ext. 1152.
The SEC allows Community Financial to incorporate by reference information in this proxy statement/prospectus. This means that Community Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Community Financial previously filed with the SEC.
Community Financial SEC Filings (SEC File No. 001-36094)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2017 Quarter ended June 30, 2017
Current Reports on Form 8-K	Filed on January 20, 2017, February 14, 2017, April 20, 2017, May 10, 2017, July 18, 2017 and August 1, 2017 (other than those portions of the documents deemed to be furnished and not filed)
Definitive Proxy Statement on Schedule 14A	Filed March 30, 2017
The description of Community Financial common stock set forth in its registration statement on Form 8-A, as amended, filed on September 26, 2013, including any amendment or report filed with the SEC for the purpose of updating that description
In addition, Community Financial also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and, in the case of County First, the date of the County First special meeting, provided that Community Financial and County First are not incorporating by reference any information furnished to, but not filed with, the SEC.
Except where the context otherwise indicates, Community Financial has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Community Financial, and County First has supplied all information contained or incorporated by reference relating to County First.

Documents incorporated by reference are available from Community Financial without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Community Financial at the following address and phone number:
The Community Financial Corporation 3035 Leonardtown Road Waldorf, Maryland 20604 Attn: Investor Relations Telephone: (301) 645-5601	County First Bank 202 Centennial Street P. O. Box 2752 La Plata, Maryland 20646 Attn: Investor Relations Telephone: (301) 934-2265
County First stockholders requesting documents must do so by [•], 2017 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Community Financial, Community Financial will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither Community Financial nor County First has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
DATED AS OF JULY 31, 2017
BY AND AMONG
THE COMMUNITY FINANCIAL CORPORATION,
COMMUNITY BANK OF THE CHESAPEAKE
AND
COUNTY FIRST BANK

A-i

A-ii

EXHIBITS
Exhibit A
Agreement and Plan of Bank Merger

A-iii

INDEX OF DEFINED TERMS
Section
Acquisition Proposal	6.1(b)(i)
Agreement	Introduction
Book Entry Shares	2.1
BHC Act	4.1
Cash Consideration	1.5(a)
Certificate of Merger	1.3
Chosen Courts	9.5(b)
Closing	1.2
Closing Date	1.2
Commissioner	1.3
Company	Introduction
Company Common Stock	1.5(a)
Company Contract	3.15(a)
Company Data	3.31
Company Disclosure Schedule	Article III
Company Employee Plans	3.18(a)
Company ERISA Affiliate	3.18(a)
Company Financial Statements	3.8
Company Insiders	6.18
Company Leased Properties	3.19
Company Meeting	6.8(a)
Company Owned Properties	3.19
Company Qualified Plan	3.18(f)
Company Real Property	3.19
Company Regulatory Agreement	3.12
Company Restricted Stock Award	1.8(a)
Company Stock Plan	1.8(b)
Company Vacation Policy	6.11(h)
Confidentiality Agreement	6.3(b)
Contingent Assets	1.5(a)
Contingent Asset Value	1.5(a)
Contingent Asset Valuation Date	6.16
Contingent Cash Consideration	1.5(a)
Continuing Employee	6.11(a)
CRA	3.13(a)
Dissenters’ Rights Statutes	2.3
Dissenting Shares	2.3
DRIP	6.17
Effective Time	1.3
Enforceability Exceptions	3.4
Environmental Laws	3.22
ERISA	3.18(a)
Exchange Act	3.25
A-iv

Section
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Excluded Shares	1.5(a)
FDIC	3.1
Federal Reserve	3.23(e)
Form S-4	3.6
GAAP	3.1
Good Reason	6.12(e)
Governmental Entity	3.6
Indemnified Party	6.12(a)
Instructions	2.2(a)
Intellectual Property	3.16
IRC	Introductory Statement
IRS	3.14(c)
Knowledge	9.1
Law	3.5
Letter of Transmittal	2.2(a)
Lien	3.2(a)
Loans	3.23(a)
Maryland Office	3.6
Material Adverse Effect	3.1
Maximum Contingent Asset Value	6.16
Maximum Potential Contingent Asset Value	1.5(a)
Merger	Introductory Statement
Merger Consideration	1.5(a)
Nasdaq	1.5(b)
New Certificates	2.1
Old Certificates	2.1
Parent	Introduction
Parent Bank	Introduction
Parent Common Stock	1.5(a)
Parent Data	4.27
Parent Disclosure Schedule	Article IV
Parent Employee Plans	4.18(a)
Parent ERISA Affiliate	4.18(a)
Parent Qualified Plan	4.18(d)
Parent Regulatory Agreement	4.14
Parent Restricted Stock Awards	4.3(b)(i)
Parent SEC Reports	4.9
Parent Stock Options	4.3(b)(ii)
Parent Stock Plans	4.3(c)
Permitted Encumbrances	3.19
Person	9.1
A-v

Section
Premium Cap	6.12(c)
Proxy Statement	3.6
Regulatory Agencies	3.7
Representatives	6.1(a)
Requisite Company Vote	3.4
Sarbanes-Oxley Act	3.3(a)
SEC	3.6
Securities Act	3.3(e)
Stock Consideration	1.5(a)
Subsidiary	3.2(a)
Superior Proposal	6.1(b)(ii)
Surviving Bank	Introductory Statement
Takeover Statutes	3.24
Tax(es)	3.14(m)
Tax Return	3.14(n)
Termination Fee	8.2
Vacation Policy Termination Date	6.11(h)
A-vi

Agreement and Plan of Merger
This is an Agreement and Plan of Merger, dated as of July 31, 2017 (“Agreement”), by and among The Community Financial Corporation, a Maryland corporation (“Parent”), Community Bank of the Chesapeake, a Maryland-chartered commercial bank and wholly-owned subsidiary of Parent (“Parent Bank”), and County First Bank, a Maryland-chartered bank (the “Company”).
Introductory Statement
The Board of Directors of each of Parent, Parent Bank and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent Bank (the “Merger”), with Parent Bank being the surviving corporation and shall hereinafter sometimes referred to in such capacity as the “Surviving Bank”.
The parties hereto intend that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and that this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 356, 361 and 368 of the IRC and within the meaning of Treasury regulation section 1.368-2(g).
Parent and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.
As a condition and inducement to Parent’s willingness to enter into this Agreement, (i) each of the members of the Board of Directors of the Company, and (ii) certain of the Company’s executive officers, have, concurrently with the execution and delivery of this Agreement, and solely in their capacities as shareholders of the Company, entered into an agreement pursuant to which he or she will vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.
In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:
ARTICLE I
Merger
1.1   The Merger.   The Merger shall be subject to the terms and conditions set forth in this Agreement, including the Agreement and Plan of Bank Merger substantially in the form attached as Exhibit A, and shall be consummated in accordance with the laws of the State of Maryland. As the Surviving Bank, Parent Bank shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place in the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street NW, Washington, D.C., or at such other location as is agreed to by the parties hereto, at a time as agreed to by the parties hereto on the date designated by Parent within thirty (30) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such later date as the parties may otherwise agree (the “Closing Date”).
1.3   Effective Time.   Subject to the provisions of this Agreement, the Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Certificate of Merger”) to be issued by the Commissioner of Financial Regulation in the Department of Labor, Licensing, and Regulation of the State of Maryland (the “Commissioner”). The term “Effective Time” shall mean the date and time when the Merger becomes effective, as specified on the Certificate of Merger.

1.4   Effects of the Merger.
(a)   At the Effective Time, (i) the separate existence of Company shall cease and Company shall be merged with and into Parent Bank, (ii) the Charter of Parent Bank as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “Community Bank of the Chesapeake,” (iv) the Bylaws of Parent Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank as amended to increase from fifteen (15) to sixteen (16) the number of directors on Parent Bank’s Board of Directors as set forth in Article III, Section 3 of Parent Bank’s Bylaws, (v) the directors of Parent Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank plus one additional current member of the Board of Directors of the Company, to be designated by Parent after consultation with the Company, each to hold office in accordance with the Charter and Bylaws of Parent Bank until their respective successors are duly elected or appointed and qualified; (vi) the directors of Parent immediately prior to the Effective Time shall be the directors of Parent after the effective time plus one additional current member of the Board of Directors of the Company, to be designated by Parent after consultation with the Company, each to hold office in accordance with the Charter and Bylaws of Parent until their respective successors are duly elected or appointed and qualified; and (vii) the executive officers of Parent and Parent Bank immediately prior to the Effective Time shall be the executive officers of Parent and the Surviving Bank, each to hold office in accordance with the respective Charter and Bylaws of Parent and the Surviving Bank until their respective successors are duly elected or appointed and qualified.
(b)   At and after the Effective Time, the Merger shall have all the effects set forth in Maryland Code Annotated, Fin. Inst. Section 3-712.
(c)   Headquarters.   The principal banking office of the Surviving Bank shall be at 3035 Leonardtown Road, Waldorf, Maryland 20601.
1.5   Conversion of Company Common Stock.
(a)   At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into: (x) 0.9543 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), the Parent Common Stock to be issued in the Merger being sometimes referred to herein as the “Stock Consideration”, (y) $1.00 in cash (the “Cash Consideration”), and (z) an amount of cash equal to the dollar value, rounded to the nearest cent, obtained by dividing the Contingent Asset Value (as defined below) by the number of shares of Company Common Stock outstanding at the Effective Time, such per share amount of cash being referred to as the “Contingent Cash Consideration”; provided however, that in no event shall the Contingent Cash Consideration equal more than $2.24 per share. The Stock Consideration together with the Cash Consideration and the Contingent Cash Consideration is referred to as the “Merger Consideration”. “Contingent Asset Value” means the aggregate value of each of the Contingent Assets as determined on the Contingent Asset Valuation Date in the manner set forth in Section 6.16. For purposes of this Agreement, “Contingent Assets” means those assets set forth in Section 1.5(a) of the Company Disclosure Schedule. Each Contingent Asset shall be valued at no more than the after-tax value of each such asset as set forth in Section 1.5(a) of the Company Disclosure Schedule (the “Maximum Potential Contingent Asset Value”).
(b)   Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the closing price of Parent Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the trading day immediately preceding the Closing Date.

(c)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(d)   As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.
1.6   Effect on Outstanding Shares of Parent Common Stock.   At and after the Effective Time, each share of common stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
1.7   Effect on Outstanding Shares of Parent Bank Common Stock.   At and after the Effective Time, each share of common stock of Parent Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
1.8   Treatment of Company Restricted Stock Awards.
(a)   At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.5. Parent shall pay or issue the consideration described in this Section 1.8(a) within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the IRC or any provisions of state, local, or foreign Tax law.
(b)   At or prior to the Effective Time, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 1.8., including delivering written notice to each holder of a Company Restricted Stock Award of the treatment of such award pursuant to this Section 1.8 and obtaining each such holder’s written acknowledgement and agreement of the treatment set forth in this Section 1.8, in each case not less than thirty (30) days prior to the Closing and (ii) cause the Company Stock Plan to terminate at or prior to the Effective Time. For purposes of this Agreement, “Company Stock Plan” means the County First Bank Stock Option Plan adopted by the Board of Directors of the Company on March 26, 2014.
1.9   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.
ARTICLE II
Exchange Procedures
2.1   Exchange Agent.   At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates representing Company Common Stock (“Old Certificates”) and non-certificated shares of Company Common Stock (“Book Entry Shares”), for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), representing the aggregate Stock

Consideration to be given to the holders of Company Common Stock pursuant to Section 1.5(a) and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock pursuant to Section 1.5(a), (ii) the aggregate Contingent Cash Consideration payable to holders of Company Common Stock pursuant to Section 1.5(a) and (iii) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.5(b) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates and Book Entry Shares. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.
2.2   Exchange Procedures.
(a)   As promptly as reasonably as reasonably practicable after the Effective Time but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates or Book Entry Shares representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book Entry Shares in exchange for the Merger Consideration (the “Instructions”) which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates or Book Entry Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c) (such Letter of Transmittal and Instructions to include customary provisions with respect to delivery of an “agent’s message with respect to Book Entry Shares and to be in a form and have such provisions as Parent and the Company may reasonably agree). Twenty (20) days after the date of mailing of the Letter of Transmittal, Parent shall cause the Exchange Agent to re-mail the Letter of Transmittal and the Instructions to each holder of Company Common Stock as of the Effective Time who did not return a completed Letter of Transmittal duly executed and one or more Old Certificates or Book Entry Shares, as applicable, by such date. Upon the later to occur of the Effective Time and three (3) Business Days after surrender to the Exchange Agent of an Old Certificate, upon proper surrender of an Old Certificate or Old Certificates or Book Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of  (1) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates or Book Entry Shares in accordance with, and subject to, Section 1.5(a), (2) the Contingent Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates or Book Entry Shares in accordance with, and subject to, Section 1.5(a), (3) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates or Book Entry Shares pursuant to Section 1.5(b) and (4) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(c), and the Old Certificate or Old Certificates or Book Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, the Contingent Cash Consideration, any cash in lieu of fractional shares payable to holders of Old Certificates or Book Entry Shares or any dividends payable under Section 2.2(c). Until surrendered as contemplated by this Section 2.2, each Old Certificate or Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates or Book Entry Shares representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
(c)   No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Old Certificates or Book Entry Shares in accordance with this Section 2.2. Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates or Book Entry Shares, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to the Stock Consideration which the shares of Parent Common Stock represented by such person’s Old Certificates or Book Entry Shares have been converted into the right to receive.
(d)   The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.
(e)   Any portion of the Exchange Fund, including all dividends or other distributions paid or distributed with respect to shares of Parent Common Stock in the Exchange Fund, if any, that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be repaid by the Exchange Agent to Parent. Any stockholders of the Company who have not theretofore received the Merger Consideration pursuant to this Section 2.2 shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(f)   Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate or Book Entry Share, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(g)   If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3   Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall have voted such shares against the Merger, and (ii) pursuant to Maryland Code Annotated, Fin. Inst. Section 3-718 et seq. (the “Dissenters’ Rights Statutes”), duly and validly exercises and perfects his, her or its appraisal rights with respect to such shares of Company Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from Parent of the appraised value of the Dissenting Shares in accordance with the provisions of the Dissenters’ Rights Statutes. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Company Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement. The Company will provide Parent (i) prompt notice of any written demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served on and received by the Company pursuant to Dissenters’ Rights Statutes, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under Dissenters’ Rights Statutes. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.
ARTICLE III
Representations and Warranties of the Company
Except as disclosed in the disclosure schedule delivered by the Company to Parent and Parent Bank prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article III, or to one or more of the Company’s covenants contained in Articles V or VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph or Section of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph or Section of the Company Disclosure Schedule or another Section of this Agreement) the Company represents and warrants to Parent and Parent Bank as follows:
3.1   Organization and Qualification.   The Company is a Maryland-chartered bank duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of the Company or Parent, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in (A) laws, rules or regulations or interpretations thereof or accounting principles generally accepted in the United States of America (“GAAP”) or (B) regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Parent or the Company taken with the prior written consent, or at the request, of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (v) public announcement of this Agreement, the Merger, including any shareholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (vi) any failure by the Parent or Company to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period, and (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (v), to the extent such effect, circumstance, occurrence or change disproportionately affect such party and its Subsidiaries taken as a whole as compared to comparable U.S. banking organizations. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. The deposits of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Company when due. No action for the revocation or termination of such deposit insurance is pending, or to the knowledge of the Company, threatened. The Company is a member in good standing of the FHLB and owns the requisite amount of stock therein.
3.2   Subsidiaries; Investments.
(a)   Section 3.2 of the Company Disclosure Schedule sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (i) consolidated with such party for financial reporting purposes or (ii) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent (50%) by such party. The Company owns of record and beneficially all the capital stock or other equity interests of each of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, claim, lien or encumbrance (“Lien”). There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by Maryland-chartered banks.
(b)   Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
(c)   The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(d)   Section 3.2(d) of the Company Disclosure Schedule lists all investments made by the Company. All such investments comply with all applicable laws and regulations. The Company does not own, or control, or have an economic interest in, directly or indirectly, any joint ventures, partnerships, limited liability companies, special purpose entities, or qualified special purpose entities.
3.3   Capital Structure.
(a)   The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, par value $1.00 per share.
(b)   As of July 31, 2017, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than 962,513 shares of Company Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 7,000 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards.
(c)   Since July 27, 2017, the Company has not (i) issued or repurchased any Company Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Company Common Stock, other shares of its capital stock, or other voting securities or any options, warrants, stock appreciation rights or other rights of any kind to acquire Company Common Stock, other shares of its capital stock, or other voting securities of the Company other than the issuance of Company Common Stock in connection with the vesting or settlement of Company Restricted Stock Awards that were outstanding on July 31, 2017 in accordance with their terms (without amendment or waiver since July 27, 2017) or (ii) issued or awarded any stock appreciation rights, options, restricted shares or any other equity-based awards under the Company Stock Plan or any other Company compensation plan.
(d)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. No trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding.
(e)   There are no contractual obligations of the Company pursuant to which the Company or its Subsidiaries could be required to register shares of capital stock or other securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”). As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.
(f)   Other than the Company Restricted Stock Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Section 3.3(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Restricted Stock Awards outstanding as of July 31, 2017, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Restricted Stock Award, (iii) the grant date of each such Company Restricted Stock Award, and (iv) the Company Stock Plan under which such Company Restricted Stock Award was granted.
(g)   There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. The Company does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

3.4   Authority.   The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two thirds of the outstanding shares of Company Common Stock (the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).
3.5   No Violations.   The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.6 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license (each, a “Law”) to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such violations, conflicts, breaches terminations, cancellations, accelerations, creations or defaults which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.
3.6   Consents and Approvals.   Except as set forth in Section 3.6 of the Company Disclosure Schedule and except for (i) the filing of applications, filings and notices, as applicable, with the FDIC in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Office”) in connection with the Merger and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Reserve, (iv) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto (the “Form S-4”) and declaration of effectiveness of the Form S-4, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the Merger, no consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission, or other administrative entity, including but not limited to Regulatory Agencies (as defined below) (“Governmental Entity”) or any third party (besides those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company) are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Merger. As of the date hereof, the Company has no knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).
3.7   Governmental Filings.   The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the FDIC, the Maryland Office and any other applicable federal or state banking, insurance, securities or other regulatory authority (collectively, “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings, including the related financial statements and exhibits, complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).
3.8   Financial Statements.   The Company has made available to Parent prior to the date hereof copies of  (i) the audited consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2015 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2017 and the related consolidated statement of operations and changes in shareholders’ equity for the fiscal quarter then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates, in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2014, no independent public accounting firm has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
3.9   Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of December 31, 2016 included in its audited financial statements for the year ended December 31, 2016, a copy of which has been provided to Parent, except for (i) liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
3.10   Absence of Certain Changes or Events.
(a)   Since December 31, 2016, the Company has conducted its business only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.
(b)   Since December 31, 2016, neither the Company nor any of its Subsidiaries have taken any action that would be prohibited by clauses (a)(i), (b), (c), (d), (e), (g), (i)(iii), (i)(iv), (j), (k), (m), (n), or (o) of Section 5.2 if taken after the date hereof.

3.11   Legal Proceedings.   Except as set forth in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is not a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries). Since January 1, 2014, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.
3.12   Absence of Regulatory Actions.   Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to the Company Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014. There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (y) have been no material formal or informal inquiries that raise reasonable concerns regarding the Company’s ability to satisfy the conditions set forth in Section 7.1(c) by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2014. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of the Company, threatened against any officer or director of the Company in connection with the performance of his or her duties as an officer or director of the Company or any of its Subsidiaries.
3.13   Compliance with Laws.
(a)   The Company holds, and has at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2014, the Company complied in all material respects with and has not been in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of

2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.
(b)   The Company has received a rating of  “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have knowledge of any facts or circumstances that would cause the Company to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”.
(c)   The Board of Directors of the Company has adopted, and the Company has implemented, an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Company has complied in all material respects with any applicable requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.
(d)   Each of the Company and its Subsidiaries has properly administered all accounts for which each of them acts as a fiduciary, including accounts for which each of them serves as a agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
3.14   Taxes.
(a)   Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.
(b)   All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.
(c)   The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)   The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries.

(e)   There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(g)   Company has not been within the past two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.
(h)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)   At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.
(j)   Company will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.
(k)   The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.
(l)   Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).
(m)   As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
(n)   As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.15   Agreements.
(a)   Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or is bound by any contract, arrangement, commitment or understanding (whether written or oral):
(i)   (A) with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (B) with respect to the employment of any directors, officers, employees or consultants; or (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);
(ii)   that (A) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (C) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;
(iii)   pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;
(iv)   that relates to incurrence of indebtedness by the Company or any of its Subsidiaries in excess of  $100,000, other than deposit liabilities, trade payables, Federal Home Loan Bank borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business;
(v)   that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;
(vi)   that limits the payment of dividends by the Company or any of its Subsidiaries;
(vii)   that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, operating agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;
(viii)   that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;
(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)   that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification and provisions of the Company’s Articles of Incorporation and Bylaws providing for indemnification;
(xi)   to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);
(xii)   that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby;
(xiii)   that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets;

(xiv)   that is a lease of real or personal property providing for annual rentals of  $10,000 or more;
(xv)   that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another party or any of its affiliates;
(xvi)   that is not listed above and that is material to the Company or any Subsidiary of the Company or their financial condition, results of operations, or business of the Company; or
(xvii)   that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-X of the SEC).
Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract. To the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.
3.16   Intellectual Property.   The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
3.17   Labor Matters.   The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.
3.18   Employee Benefit Plans.
(a)   Section 3.18(a) of the Company Disclosure Schedule lists all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate. There has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable Law or which do not materially increase the cost of such Company Employee Plan.
(b)   The Company has previously delivered or made available to Parent true and complete copies of each material Company Employee Plan along with, where applicable, copies of and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments or summary of material modifications to any such Company Employee Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Employee Plan, and (iv) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last two (2) years.
(c)   Each Company Employee Plan has been and shall be through the Closing Date maintained, established, operated and in material compliance with the terms of the Company Employee Plans and the requirements of all applicable laws, including ERISA and IRC. Since January 1, 2014, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)   There is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(e)   The Company has never sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.
(f)   Section 3.18(f) of the Company Disclosure Schedule identifies each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such letter. No Company Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).
(g)   Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC. Each Company Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the IRC is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the Company has filed a “top hat” registration letter with the Department of Labor for each such plan.
(h)   Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.
(i)   All contributions required to be made with respect to any Company Employee Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.
(j)   Except as set forth in Section 3.18(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, or result in any funding of or limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Except as set forth in Section 3.18(j) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC or will not be deductible under Section 162(m) of the Code. The Company does not maintain or contribute to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or Company Bank to establish or make any contribution to a rabbi trust or similar funding vehicle.
(k)   No Company Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is or would be considered an officer of the Company.
3.19   Real Property.   The Company (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Financial Statements as being owned by the Company or a Company Subsidiary or acquired after the date thereof  (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Financial Statements or acquired after the date thereof  (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases any Company Leased Property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. To the knowledge of the Company, none of the buildings, structures or other improvements located on any Company Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.
3.20   Fairness Opinion.   The Board of Directors of Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Boenning & Scattergood, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration (as set forth in Section 1.5(a)) pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
3.21   Fees.   Other than for financial advisory services performed for the Company by Boenning & Scattergood, Inc., pursuant to a letter agreement, a true and complete copy of which has previously been provided to Parent and Parent Bank, neither Company nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.
3.22   Environmental Matters.   Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company is in compliance, and has complied, with any federal, state or local Law relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims, actions, or investigations of any nature pending or, to the knowledge of the Company, threatened, before any court, governmental agency or board or other forum against the Company or any of its Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law and, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

3.23   Loan Matters.
(a)   Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company is a creditor which as of June 30, 2017, had an outstanding balance of  $250,000 or more and under the terms of which the obligor was, as of June 30, 2017, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of  (x) all of the Loans of the Company that, as of June 30, 2017, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2017 and (y) each asset of the Company or any of its Subsidiaries that, as of June 30, 2017, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   In all material respects, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)   Each outstanding Loan of the Company (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)   Except as set forth in Section 3.23(d) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)   There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”)) of the Company, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)   Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)   Since January 1, 2014, the Company has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries has, in all material respects, satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.
(h)   Since January 1, 2014, the Company has not engaged in, and, to the knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Company Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.
(i)   Since January 1, 2014, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.
(j)   The allowance for loan losses reflected in the Company’s audited balance sheet at December 31, 2016 was, and the allowance for the loan losses shown on the balance sheets in the Company Financial Statements for periods ending after such date, in the opinion of management, were, or will be, adequate as of the dates thereof, under GAAP.
3.24   Anti-takeover Provisions Inapplicable.   No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under Maryland or federal law.
3.25   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.
3.26   Insurance.   Company is insured against such risks and in such amounts as the management of the Company reasonably has determined to be prudent, and the Company and its Subsidiaries is in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27   Investment Securities; Derivatives.
(a)   Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Neither the Company nor any of its Subsidiaries owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,”

“capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
(b)   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, or for the account of a customer of the Company, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.28   Corporate Documents and Records.   The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company as in effect as of the date of this Agreement. The Company is not in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.
3.29   Company Information.   The information regarding the Company to be supplied by Company to Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.
3.30   Internal Controls.
(a)   The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
(b)   Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.31   Data Privacy.   The Company has in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of  (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Company Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Company Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there currently are not any, and since January 1, 2014, have not been any, pending or, to the knowledge of the Company, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of  (i) any of the Company’s or its Subsidiaries’ information technology systems or (ii) Company Data or any other such information collected, maintained or stored by or on behalf of the Company and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).
3.32   Tax Treatment of the Merger.   The Company has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.
3.33   Representations and Warranties.   Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities or condition (financial or otherwise), and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent, Parent Bank or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its business or (ii) except for the representations and warranties made by the Company in this Agreement, any oral or written information presented to Parent, Parent Bank or any of their affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE IV
Representations and Warranties of Parent and Parent Bank
Except (i) as disclosed in Parent SEC Reports filed after January 1, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in the disclosure schedule delivered by Parent and Parent Bank to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of Parent’s covenants contained in Articles V or VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph or section of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph or section of the Parent Disclosure Schedule or another Section of this Agreement) Parent and Parent Bank, jointly and severally, represent and warrant to the Company as follows:
4.1   Organization and Qualification.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has not elected to be treated as a financial holding company under the BHC Act. Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder.
4.2   Subsidiaries.
(a)   Parent Bank and each of Parent’s other Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
(b)   The outstanding shares of capital stock of each Subsidiary of Parent have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Parent are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.
(c)   Parent Bank is a Maryland-chartered commercial bank. No Subsidiary of Parent other than Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Parent Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Parent Bank when due. No action for the revocation or termination of such deposit insurance is pending, or to the knowledge of Parent Bank, threatened. Parent Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
4.3   Capital Structure.
(a)   The authorized capital stock of Parent consists of 15,000,000 shares of capital stock.
(b)   As of July 31, 2017, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than:
(i)   4,649,302 shares of Parent Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 34,473 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent common stock (“Parent Restricted Stock Awards”); and

(ii)   There are no shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock (“Parent Stock Options”); and
(iii)   34,473 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding restricted stock performance awards.
(c)   Since July 27, 2017, Parent has not (i) issued or repurchased any Parent Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, other shares of its capital stock, or other voting securities or any options, warrants, or other rights of any kind to acquire Parent Common Stock, other shares of its capital stock, or other voting securities of Parent other than the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or Parent Restricted Stock Awards that were outstanding on July 27, 2017 in accordance with their terms (without amendment or waiver since July 27, 2017) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Parent Stock Plans. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent as in effect as of the date of this Agreement.
(d)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding.
(e)   Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Parent (including any rights plan or agreement) or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.
(f)   There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Parent Common Stock or other equity interests of Parent. Parent does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).
4.4   Authority.
(a)   Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent’s Board of Directors. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. The shares of Parent Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.
(b)   Parent Bank has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors and sole stockholder of Parent Bank, and no other proceedings on the part of Parent Bank are necessary to authorize the execution and delivery of this Agreement by

Parent Bank and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent Bank and constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, subject to the Enforceability Exceptions.
4.5   No Violations.   The execution, delivery and performance of this Agreement by Parent and Parent Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.6 have been obtained and the applicable waiting periods have expired, violate any Law to which Parent or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of Parent or Parent Bank or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, terminations, accelerations, or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.
4.6   Consents and Approvals.   Except for (i) the filing of applications, filings and notices, as applicable, with the FDIC in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Maryland Office in connection with the Merger and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Reserve, (iv) the filing with the SEC of the Proxy Statement and of the registration statement on Form S-4 and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Exchange Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the Merger, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party (besides those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent) are required to be made or obtained in connection with the execution and delivery by Parent or Parent Bank of this Agreement or the consummation by Parent or Parent Bank of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Parent has no knowledge of any reason pertaining to Parent why any of the approvals referred to in this Section 4.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).
4.7   Funding.   Parent and the Parent Bank collectively have sufficient cash on hand or available liquidity, evidence of which has been provided to the Company, to complete Parent’s obligations under this Agreement and pay the Cash Consideration and the Contingent Cash Consideration.
4.8   Governmental Filings.   Parent and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Regulatory Agencies and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).
4.9   Securities Filings.   Parent has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since January 1, 2014 (collectively, “Parent SEC Reports”). An accurate and complete copy of each of the Parent SEC Reports is publicly available. No such Parent Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.
4.10   Financial Statements.   The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2014, no independent public accounting firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
4.11   Undisclosed Liabilities.   Neither Parent nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Parent as of March 31, 2017 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, except for (i) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.
4.12   Absence of Certain Changes or Events.   Since December 31, 2016, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Parent.
4.13   Legal Proceedings.   Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such.
4.14   Absence of Regulatory Actions.   Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory

Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to Parent Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014. There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (y) have been no material formal or informal inquiries that raise reasonable concerns regarding Parent or Parent Bank’s ability to satisfy the conditions set forth in Section 7.1(c), by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2014. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of Parent, threatened against any officer or director of Parent in connection with the performance of his or her duties as an officer or director of Parent or any of its Subsidiaries.
4.15   Compliance with Laws.
(a)   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have since January 1, 2014 complied in all material respects with and are not in material default or violation under any Law applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Parent nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.
(b)   Parent Bank has received a rating of  “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Parent does not have knowledge of any facts or circumstances that would cause Parent Bank or any other Subsidiary of Parent to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory.”
(c)   The Board of Directors of Parent Bank (or where appropriate of any other Subsidiary of Parent) has adopted, and Parent Bank (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Parent Bank (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

4.16   Taxes.
(a)   Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.
(b)   All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable).
(c)   The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.
(d)   Parent has made available to Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by Parent or any of its Subsidiaries.
(e)   There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.
(f)   Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
(g)   Neither Parent nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.
(h)   Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)   At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.
(j)   Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(k)   Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Parent and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.
(l)   Neither Parent nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
4.17   Agreements.   Neither Parent nor any of its Subsidiaries is a party or is bound by any contract, arrangement, commitment or understanding (whether written or oral) that would prevent, materially delay or materially impede Parent’s ability to consummate the Merger or the other transactions contemplated hereby.
4.18   Employee Benefit Plans.
(a)   For purposes of this Agreement, “Parent Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.
(b)   Each Parent Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Except as set forth in Section 4.18(b) of Parent Disclosure Schedule, since January 1, 2014, neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Parent Employee Plan, and neither Parent nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(c)   There is no pending or, to the knowledge of Parent, threatened litigation, administrative action or proceeding relating to any Parent Employee Plan. All of Parent Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to Parent Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Parent or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.
(d)   Each Parent Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Parent Qualified Plan”) has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of Parent, there are no circumstances likely to result in revocation of any such letter.
(e)   Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC.

(f)   All contributions required to be made with respect to any Parent Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent.
(g)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Parent or any of its Subsidiaries, or result in any funding of or limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust.
4.19   Fairness Opinion.   The Board of Directors of Parent has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Merger Consideration in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
4.20   Fees.   Other than for financial advisory services performed for Parent by Keefe Bruyette & Woods, Inc. and RP Financial, LC., pursuant to letter agreements, neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.
4.21   Loan Matters.
(a)   Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)   In all material respects, each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c)   There are no outstanding Loans made by Parent or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Parent, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(d)   Neither Parent nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
(e)   Since January 1, 2014, Parent has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by Parent or any of its Subsidiaries has, in all material respects, satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such Loans set forth in any contract between Parent or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.
(f)   Since January 1, 2014, Parent has not engaged in, and, to the knowledge of Parent, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by Parent or any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Parent Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.
(g)   Since January 1, 2014, Parent has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.
(h)   The allowance for loan losses reflected in Parent’s audited balance sheet at December 31, 2016 was, and the allowance for the loan losses shown on the balance sheets in the Parent Financial Statements for periods ending after such date, in the opinion of management, were, or will be, adequate as of the dates thereof, under GAAP.
4.22   Anti-takeover Provisions Inapplicable.   No Takeover Statute is applicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement under the Maryland law and federal law.
4.23   Corporate Documents and Records.   Parent has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Parent and each of Parent’s Subsidiaries, as in effect as of the date of this Agreement. Neither Parent nor any of Parent’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Parent and each of Parent’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.
4.24   Parent Information.   The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Parent for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

4.25   Regulatory Approvals.   Neither Parent nor Parent Bank is aware of any issue, circumstance or event that could reasonably result in regulatory supervisory action with respect to Parent or Parent Bank, including, but not limited to, safety and soundness or compliance matters that would give rise to any of the regulatory approvals necessary to consummate the Merger being denied or unduly delayed. Parent reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger. Parent is “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)) and Parent Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 324.403) and received at least a satisfactory rating for compliance at its most recent compliance examination.
4.26   Internal Controls.
(a)   Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
(b)   Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(c)   Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.
4.27   Data Privacy.   Parent has in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of  (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Parent Data”),

against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent is in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364, and all industry standards applicable to Parent Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, there currently are not any, and since January 1, 2014, have not been any, pending or, to the knowledge of Parent, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of  (i) any of Parent’s or its Subsidiaries’ information technology systems or (ii) Parent Data or any other such information collected, maintained or stored by or on behalf of Parent and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).
4.28   Tax Treatment of the Merger.   Parent has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.
4.29   Representations and Warranties.   Except for the representations and warranties made by Parent and Parent Bank in this Agreement, none of Parent, Parent Bank or any other person makes any express or implied representation or warranty with respect to Parent, Parent Bank or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), and Parent and Parent Bank hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Parent Bank or any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its business or (ii) except for the representations and warranties made by Parent and Parent Bank in this Agreement, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent and Parent Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE V
Covenants Relating to Conduct of Business
5.1   Conduct of Business Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by Law or as consented to in writing by Parent or, in the case of clause (b), the Company, as applicable (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with written policies and procedures and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2   Forbearances by the Company.   Except as expressly contemplated or permitted by this Agreement, including in connection with the sale, resolution, or disposal, in whole or in part, of the Contingent Assets described in Sections 1.5(a) and 6.16, or as disclosed in the Company Disclosure Schedule, and except to the extent required by Law or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, without the prior written consent of Parent, which consent will not be unreasonably withheld:
(a)   (i)   incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;
(ii)   prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder; or
(iii)   purchase any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;
(b)   (i)   adjust, split, combine or reclassify any capital stock;
(ii) make, declare or pay any dividend, or make any other distribution on its capital stock, except quarterly cash dividends by the Company at a rate not in excess of  $0.075 per share of Company Common Stock;
(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the settlement of Company Restricted Stock Awards in accordance with their terms; or
(v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except the acceptance of shares of Company Common Stock as payment for withholding taxes incurred in connection with the vesting or settlement of Company Restricted Stock Awards, in each case in accordance with past practice and the terms of the applicable award agreements;
(c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement;
(d)   except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;
(e)   enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by Section 5.2(f);
(f)   make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices and $750,000 if such Loan is not fully secured or $1.0 million if such Loan is fully secured, or (ii) Loans as to which the Company has a binding obligation to make such Loans (including without limitation lines of credit and letters of credit) as of the date hereof; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such person and such person’s family members and affiliates, the Loans would exceed the lesser of the Company’s internal policy limits or 75% of the Company’s legal lending limit;
(g)   enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity;
(h)   except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company, or any entity controlled, directly or indirectly, by any of the foregoing;
(i)   (i)   increase the compensation or benefits payable to any current or former employee, executive officer, director or consultant, except for merit based or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, or otherwise consistent with the Bank’s budget, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date hereof;
(ii)   pay or award, or commit to pay or award, any bonuses or incentive compensation not required by any existing plan or agreement, except in a manner consistent with past practice as set forth in Section 5.2(i)(ii) of the Company Disclosure Schedule;
(iii)   enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person);
(iv)   grant or accelerate the vesting of any equity-based awards or other compensation;
(v)   enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement;
(vi)   elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or
(vii)   hire any employee with annual compensation in excess of  $40,000, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $40,000, other than for cause;
(j)   commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of  $25,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;
(k)   amend its Articles of Incorporation or bylaws, or similar governing documents;
(l)   increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;
(m)   materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable Laws or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(n)   make, or commit to make, any capital expenditures (i) pursuant to binding commitments existing on the date hereof, which are described in the Company Disclosure Schedule, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 in the aggregate;
(o)   establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;
(p)   enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;
(q)   make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;
(r)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;
(s)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
(t)   take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or
(u)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.
Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 9.8 and shall note that it is a request pursuant to this Section 5.2.
5.3   Forbearances by Parent.   Except as expressly contemplated or permitted by this Agreement or as disclosed in Parent Disclosure Schedule, and except to the extent required by Law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent of the Company:
(a)   knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;
(b)   take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;
(c)   take action that would prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368 of the IRC;
(d)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3; or

(e)   amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect any Company stockholder or the transactions contemplated by this Agreement.
ARTICLE VI
Covenants
6.1   Acquisition Proposals.
(a)   From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or (iii) continue or otherwise participate in any discussions or negotiations or otherwise communicate with any person (other than Parent, Parent Bank or Representatives of Parent or Parent Bank) regarding an Acquisition Proposal; provided, however, none of the restrictions in this Section 6.1(a) shall prohibit the Company or its Representatives from informing in writing any person of the terms of this Section 6.1 or from contacting in writing any person who has made, after the date of this Agreement, an Acquisition Proposal solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.1(a); provided, further that prior to furnishing any written communication permitted to be provided by this sentence, the Company shall have provided such information to Parent. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Requisite Company Vote at the Company Meeting, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.1(a), it may, and may permit its Representatives to, furnish or cause to be furnished information or data and participate in negotiations or discussions to the extent that its Board of Directors concludes in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors) that (1) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any nonpublic information permitted to be provided by the prior sentence, the Company shall have provided such information to Parent and shall have entered into a confidentiality agreement with such third party on terms no more favorable to such person concerning confidentiality than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.
(b)   As used in this Agreement,
(i)   “Acquisition Proposal” shall mean any proposal or offer with respect to, or third party indication of interest in, any of the following (other than the transactions contemplated hereunder): (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (2) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the Company’s consolidated assets or twenty-five percent (25%) or more of any class of equity securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company in a single transaction or series of transactions; or (3) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company; and

(ii)   “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal (substituting “fifty percent (50%)” for all references to “twenty-five percent (25%)” in such definition) that the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors) would result in a transaction that (A) is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing (or if conditioned upon financing, such condition is reasonably likely to be satisfied) and (B) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.
(c)   The Company will promptly notify (and in any event within twenty-four (24) hours) Parent of receipt of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal and the substance thereof, including, in each case, the identity of the person making such Acquisition Proposal or inquiry and the material terms and conditions thereof, and shall provide to Parent any written materials received by the Company from or on behalf of such person or its Representative in connection therewith. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent of any developments, discussions or negotiations with respect to any such Acquisition Proposal or inquiry, including any amendments to or revisions of the terms of such Acquisition Proposal or inquiry.
(d)   The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which the Company or any of its Subsidiaries is a party and shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which the Company or any of its Subsidiaries is a party in accordance with the terms thereof. Except as otherwise provided in this Agreement, unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.1(a)).
(e)   Nothing in this Section 6.1 shall prohibit the Company or its Board of Directors from making any disclosure to any Governmental Entity or the Company’s stockholders if the failure to make such disclosure would reasonably be expected to violate applicable Law.
6.2   Advice of Changes.   Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of  (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
6.3   Access to Information.
(a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company, on the one hand, and Parent and Parent Bank, on the other hand, shall (and shall cause its Subsidiaries to) afford the other party such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation Tax Returns), contracts, properties, personnel and to such other information relating to itself and its Subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by any party in this Agreement. Additionally, the Company shall, and shall cause the Company’s Subsidiaries to, promptly provide Purchaser with (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public, and (iv) all other information concerning its business, properties and personnel as Parent may reasonably request. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   All information and documents obtained pursuant to this Section 6.3 be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated July 11, 2017 between Parent and the Company (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
(d)   From and after the date hereof, Representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Parent and its Subsidiaries with the goal of conducting such conversion as soon as reasonably practicable following the consummation of the Merger; provided, however, that such meetings will not prevent employees and officers of the Company from conducting their duties as employees and officers of the Company nor impose costs on the Company.
6.4   Applications; Consents.
(a)   The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file within forty-five (45) days after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Parent, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 6.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, shall give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. If both parties are not in attendance at a meeting or conference with any Governmental Entity, then the party in attendance will provide a summary of the discussion to the other party promptly after such meeting or conference.
(b)   As soon as reasonably practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.
6.5   Antitakeover Provisions.   None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute becomes, or may purport to be, applicable to the transactions contemplated hereby, each of Parent, Parent Bank and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.
6.6   Additional Agreements.   Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.
6.7   Publicity.   Parent and the Company shall each use their reasonable best efforts (a) to develop a joint communications plan, and (b) subject to the following sentence, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed in light of the circumstances) before issuing any press release or, to the extent practical, otherwise making any public statement relating to an Acquisition Proposal, this Agreement or the transactions contemplated hereby. The Company agrees that neither it nor any Subsidiary shall issue any communication of a general nature regarding the transactions contemplated by this Agreement to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent or issue any communication of a general nature to customers without the prior approval of Parent.
6.8   Stockholder Meeting.
(a)   The Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including (subject to Section 6.8(b)) by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby.

(b)   Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of the Company may (but shall not be required to) submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may also communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) the Company gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) after the close of business on the last day of such notice period, the Board of Directors of the Company, taking into account any amendment or modification to this Agreement proposed by Parent in writing (it being understood that Parent shall not have any obligation to propose any modifications or amendments to the terms and conditions of this Agreement) and after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement to the Company’s stockholders. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.8(b) and will require a new notice period as referred to in this Section 6.8(b), except such new notice period shall be two (2) business days instead of three (3) business days.
(c)   The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, and may adjourn or postpone the Company Meeting if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained in this Section 6.8 shall be deemed to relieve the Company of such obligation.
6.9   Registration of Parent Common Stock.
(a)   The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file within forty-five (45) days after the date hereof the Proxy Statement and the Form S-4 with the SEC in which the Proxy Statement will be included as a prospectus. The Company will furnish to Parent the information required to be included in the Form S-4 with respect to the Company’s business and affairs and shall have the right to review and consult with Parent and approve the form of, and any characterizations of such information included in, the Form S-4 prior to its, or any amendment or supplement thereto, being filed with the SEC. Parent and the Company shall each use their reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any comments on or correspondence related to the Proxy Statement or the Form S-4 from the SEC, or any request by the SEC for amendment of the Proxy Statement or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Company to its stockholders.
(b)   Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the Merger and each of the Company and Parent shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(c)   Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Company Common Stock.
6.10   Notification of Certain Matters.   Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect; and (iii) if a party believes that the other party violated a covenant or breached a representation or warranty. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.
6.11   Employee Benefit Matters.
(a)   Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries.
(b)   Prior to the Effective Time, the Company shall adopt resolutions providing that the Company’s health and welfare plans as set forth on the Company Disclosure Schedule will be terminated effective immediately prior to the Effective Time (or such later date as requested by Parent or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Parent or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Parent’s health plan. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Parent in accordance with the Consolidated Omnibus Budget Reconciliation Act.

(c)   For purposes of vesting and determination of eligibility to participate under Parent’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), each Continuing Employee who is eligible to participate in such plans, programs or policies shall receive credit for service with the Company; provided, however, for the avoidance of any doubt, that the foregoing shall not apply to the extent (x) that its application would result in a duplication of benefits with respect to the same period of service or (y) that its application would be prohibited by applicable law. Continuing Employees shall not receive prior service credit for benefit accrual purposes under any of Parent’s compensation and benefit plans, programs or policies, except for Parent’s vacation and sick leave programs. Parent shall timely amend its compensation and benefit plans, programs or policies to the extent necessary to accommodate the provisions of this Section 6.11.
(d)   The Company shall take all necessary and appropriate actions to terminate the Company’s 401(k) plan effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Upon termination of the 401(k) plan all participants will be 100% vested in their account balances. If requested in writing by Parent, the Company will also take all necessary steps to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company’s 401(k) plan. The Company shall, or shall direct the fiduciaries of the Company’s 401(k) plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company’s 401(k) plan at least five (5) business days before such document is adopted, distributed or filed, and no such document shall be adopted, distributed or filed without Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed). Parent shall take any and all actions as may be required to permit the Continuing Employees to roll over their account balances (excluding loans) in the Company’s 401(k) plan into Parent’s 401(k) plan.
(e)   Parent agrees that each full time Company employee who is involuntarily terminated by Parent (other than for cause as determined by Parent) or who voluntarily terminates employment for “Good Reason” (as defined below) within twelve (12) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Parent, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum payment equal to four (4) weeks of base pay for Company employees who have at least one (1) full year of service as of their date of termination and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date; provided that, in no event shall an employee’s base pay for this purpose be less than the employee’s base pay with the Company as in effect immediately prior to Closing. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. Parent agrees that each employee who is considered an exempt employee and who is terminated or who voluntarily terminates employment pursuant to this Section 6.11(e) shall receive outplacement services with a reputable national outplacement firm for a period of six (6) months from the date of the employee’s termination, and Parent or Parent Bank shall pay all expenses related to the provision of such outplacement services. Parent agrees that each employee who is considered a non-exempt employee and who is terminated or who voluntarily terminates employment pursuant to this Section 6.11(e) shall receive outplacement assistance from Parent for a period of six (6) months from the date of the employee’s termination. Any employee of the Company or any of its Subsidiaries who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger, shall not receive the severance benefits as provided in this Section 6.11(e) but will receive the payment specified in such agreement or arrangement.

“Good Reason” means a material decrease in the total amount of the employee’s base salary below its level in effect on the Effective Date without the employee’s prior written consent or a material geographical relocation of the employee without the employee’s prior written consent, which shall be deemed to mean relocation to an office more than thirty (30) miles from the employee’s location on the Effective Date.
(f)   Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Bank or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(g)   Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements listed on Section 6.11(g) of the Company Disclosure Schedule between the Company or any of its Subsidiaries and any of their employees, which are not terminated in connection with the consummation of the transactions contemplated by this Agreement.
(h)   Company shall terminate the Company vacation policy as provided in Section 6.11(h) of the Company Disclosure Schedule (the “Company Vacation Policy”) immediately prior to the Effective Time (the “Vacation Policy Termination Date”). Any paid time off accrued or earned for vacation under the Company Vacation Policy by any employee of the Company who does not become a Continuing Employee as of the Effective Time shall be paid by the Company immediately prior to the Effective Time. The Company shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.11(h). The estimated amounts payable under the Company Vacation Policy are provided in Section 6.11(h) of the Company Disclosure Schedule.
6.12   Indemnification.
(a)   From and after the Effective Time, Parent and the Surviving Bank shall jointly and severally indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s or any of its Subsidiaries’ Articles of Incorporation and bylaws or any other written indemnification agreement as in effect on the date of this Agreement to fullest extent permitted by applicable Law to each Indemnified Party in connection with such claim, action, suit, proceeding or investigation, and Parent and the Surviving Bank shall also advance expenses to the fullest extent permitted under applicable Law as such expenses are incurred and prior to the final and non-appealable disposition thereof, provided that the person to whom expenses are advanced provides a signed written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification under applicable law.
(b)   Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Parent thereof, provided that the failure to so notify Parent shall not affect the obligations of Parent or the Surviving Bank under Section 6.12(a) unless and only to the extent that Parent is actually prejudiced as a result of such failure.
(c)   For a period of six (6) years following the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend annually pursuant to this Section 6.12(c) more than 300% of the annual premiums currently paid by the Company for such insurance (the “Premium Cap”) and, if Parent is unable to maintain such policy as a result of this proviso, Parent shall obtain as much comparable insurance as is available by payment of such amount; provided further, that in lieu thereof, Parent or the Company may (i) obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate does not exceed the Premium Cap.
(d)   In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Parent and its successors and assigns assume the obligations set forth in this Section 6.12.
(e)   The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.
6.13   Litigation and Claims.   Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.14   Dividends.   After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.15   Corporate Governance.   Prior to the Closing and effective as of the Effective Time, Parent shall (i) increase the size of the Board of Directors of Parent to eleven (11) members; (ii) appoint one (1) additional current member of the Board of Directors of the Company, to be designated by Parent after consultation with the Company, to the Board of Directors of Parent to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies; (iii) take appropriate steps to cause such member of the Board of Directors of the Company to be nominated to stand for election at Parent’s next annual meeting of stockholders to serve in the class of directors whose term expires at the 2021 annual meeting of stockholders. Prior to the Closing and effective as of the Effective Time, Parent shall cause Parent Bank to (i) increase the size of the Board of Directors of Parent Bank to sixteen (16) members; (ii) appoint one (1) additional current member of the Board of Directors of the Company, to be designated by Parent after consultation with the Company, to the Board of Directors of Parent Bank to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies; and (iii) take appropriate steps to cause such member of the Board of Directors of the Company to be nominated to stand for election at Parent Bank’s next annual meeting of stockholders to continue serving on the Board of Directors of Parent Bank. The Boards of Directors of Parent and Parent Bank shall take appropriate actions to permit such nominations and service under their respective Bylaws, including but not limited to amending the respective Bylaws prior to Closing.
6.16   Calculation of Contingent Asset Value.   The Contingent Asset Value shall be determined as of the later of  (i) December 1, 2017 or (ii) four (4) months from the date of this Agreement (the “Contingent Asset Valuation Date”). The Contingent Asset Value shall equal the aggregate amount of cash received by the Company or the extent to which Company’s position in the Contingent Asset has improved, in the manner set forth in Section 1.5(a) of the Company Disclosure Schedule, on or prior to the Contingent Asset Valuation Date, in excess of the “Marked Value” of each Contingent Asset as set forth on Section 1.5(a) of the Company Disclosure Schedule to the extent that such Contingent Asset has been sold, resolved or otherwise disposed of, in whole or in part, by the Company without recourse, contingencies, or clawbacks, net of any expenses and federal and state tax impacts as indicated in Section 1.5(a) of the Company Disclosure Schedule attributable to any such sale, resolution or disposition on or prior to the Contingent Asset Valuation Date; provided however, that (i) in no event shall the value ascribed to any Contingent Asset exceed its Maximum Potential Contingent Asset Value (After-Tax), and (ii) in no event shall the Contingent Asset Value exceed $2,154,303 (the “Maximum Contingent Asset Value”). For the avoidance of doubt, to the extent that a Contingent Asset is not sold, resolved or disposed of above its “Marked Value” net of expenses and tax impacts as indicated in Section 1.5(a) of the Company Disclosure Schedule on or prior to the Contingent Asset Valuation Date, there shall be no value ascribed to such Contingent Asset for purposes of determining the Contingent Asset Value.
6.17   Dividend Reinvestment Plan.   Prior to the Effective Time, the Company shall suspend purchases of Company Common Stock under the Company’s dividend reinvestment plan (the “DRIP”) and take such action as is necessary to terminate the DRIP and distribute all shares of Company Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP. Prior to the Effective Time, in no event shall the Company issue any shares of Company Common Stock.
6.18   Exemption from Liability Under Section 16(b).   The Company and Parent agree that, to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Restricted Stock Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. The Company shall deliver to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding the Company Insiders, and the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof  (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock or Company Restricted Stock Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Bank or Parent subject to the reporting requirements of

Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
ARTICLE VII
Conditions to Consummation
7.1   Conditions to Each Party’s Obligations.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:
(a)   Stockholder Approval.   The Requisite Company Vote shall have been obtained.
(b)   NASDAQ Listing.   The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(c)   Regulatory Approvals.   (i) All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated and (ii) none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be expected to have a Materially Adverse Effect on the Parent and the Surviving Bank, taken as a whole, after giving effect to the consummation of the Merger.
(d)   No Injunctions or Restraints; Illegality.   No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
(e)   Registration Statement; Blue Sky Laws.   The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and be continuing, and Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.
7.2   Conditions to the Obligations of Parent and Parent Bank.   The obligations of Parent and Parent Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Parent and Parent Bank:
(a)   Representations and Warranties.   The representations and warranties of the Company set forth in Sections 3.3, 3.10(a), 3.21 and Section 3.24 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2, and 3.4 (in each case after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent and the Surviving Bank taken as a whole.
(b)   Performance of Obligations.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)   Officers’ Certificate.   Parent shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.
(e)   Tax Opinion.   Parent shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Parent, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Parent Bank the Company and others.
(f)   Dissenting Shares and Shares Outstanding.   Dissenting Shares shall not exceed 10% of the outstanding shares of Company Common Stock. There shall not be outstanding more than 962,513 shares of Company Common Stock.
7.3   Conditions to the Obligations of the Company.   The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:
(a)   Representations and Warranties.   The representations and warranties of Parent and Parent Bank set forth in Sections 4.3, 4.12, 4.20 and 4.22 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2, and 4.4 (in each case after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent or Parent Bank.
(b)   Performance of Obligations.   Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)   Officers’ Certificate.   The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Parent and Parent Bank to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d)   Tax Opinion.   The Company shall have received a written opinion of Hunton & Williams LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to the Company, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Parent Bank, the Company and others.
ARTICLE VIII
Termination
8.1   Termination.   This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after the obtainment of the Requisite Company Vote:
(a)   by the mutual written consent of Parent and the Company;
(b)   by either Parent or the Company, if the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken;
(c)   by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;
(d)   by either Parent or the Company, in the event that the Merger is not consummated within nine (9) months after the date hereof, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(e)   by either Parent or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) and (b) or Sections 7.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;
(f)   by Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) (A) failed to recommend in the Proxy Statement that the stockholders of the Company adopt this Agreement, (B) changed, withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or publicly resolved to do so, (C) failed to reaffirm, if an Acquisition Proposal has been publicly announced or communicated to the Company’s stockholders, such recommendation within two (2) business days after Parent requests in writing that such action be taken, or (D) failed to recommend against acceptance of a tender offer or exchange offer for outstanding Company Common Stock that has been publicly disclosed (other than by Parent or an affiliate of Parent) within ten (10) business days after the commencement of such tender or exchange offer, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.1 or 6.8 in any material respect; or
(g)   by the Company, if the Board of Directors of the Company determines within two (2) business days after the Determination Date that both of the following conditions (1) and (2) exist:
(1)   the Final Parent Price is less than $29.9591; and

(2)   the Parent Ratio is less than the number obtained by subtracting 0.20 from the Index Ratio;
subject however, to the following three (3) sentences. If the Company elects to exercise its termination rights pursuant to this Section 8.1(g), it shall give prompt written notice thereof to Parent. During the three (3) business day period commencing on the receipt of such notice, Parent shall have the option, at its sole discretion, of electing to pay additional Merger Consideration by increasing the Cash Consideration payable pursuant to Section 1.5(a) by an amount equal to the lesser of  (x) an amount equal to the difference between (1) $29.59 and (2) the Final Parent Price multiplied by the Exchange Ratio, plus $1.00; or (y) an amount equal to the difference between (1) the sum of  (i) the Final Parent Price multiplied by a fraction, the numerator of which is equal to the product of the (a) Initial Parent Price, (b) the Exchange Ratio and (c) the Index Ratio minus 0.20, and the denominator of which is equal to the Final Parent Price, and (ii) $1.00 and (2) the sum of  (a) the Final Parent Price multiplied by the Exchange Ratio, and (b) $1.00. If within such three (3) business day period Parent makes this election, Parent shall give written notice to the Company within such time period of such election and the revised Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Cash Consideration shall have been so modified), and any references in this Agreement to Cash Consideration shall thereafter be deemed to refer to the Cash Consideration after giving effect to any adjustment made pursuant to this Section 8.1(g).
For purposes of this Section 8.1(g), the following terms shall have the meanings indicated:
“Determination Date” shall mean the fifth (5th) business day immediately prior to the anticipated Effective Time, or if such day is not a Trading Day, then the Trading Day immediately preceding such day.
“Final Parent Price” shall mean the average VWAP (rounded to four decimals) of the Parent Common Stock over the twenty (20) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.
“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.
“Initial Index Price” means $3,740.69, which represents the closing index value of the NASDAQ Bank Index on the date that was two (2) Trading Days prior to the date of this Agreement, as quoted by NASDAQ.
“Initial Parent Price” means $37.4489, which represents the average VWAP of the Parent Common Stock over the twenty (20) consecutive Trading Days ending on the last Trading Day immediately preceding the date of this Agreement.
“Parent Ratio” shall mean the quotient obtained by dividing the Final Parent Price by the Initial Parent Price.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).
“VWAP” means, on any Trading Day, the volume weighted average price per share of Parent Common Stock.
8.2   Termination Fee.
(a)   In the event of termination of this Agreement by Parent pursuant to Section 8.1(f), the Company shall pay Parent, by wire transfer of same day funds, a fee in the amount of one million, five hundred thousand dollars ($1,500,000) (the “Termination Fee”).

(b)   In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to the Company’s stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) or pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”. For the avoidance of doubt, in no event shall the Company be required to pay the Termination fee more than once.
(c)   The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, then such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. The amounts payable pursuant to Sections 8.2(a) and (b) constitute liquidated damages and not a penalty and, except in the case of fraud or willful and material misconduct, shall be the sole remedy of the party receiving such payment in the event of termination of this Agreement on the bases specified in such sections.
8.3   Effect of Termination.   In the event of termination of this Agreement by Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 6.3(b) and 8.2 and Article IX, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
ARTICLE IX
Certain Other Matters
9.1   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, “knowledge” means, with respect to the Company and Parent or any Subsidiary, the actual knowledge of the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Lending Officer, the Chief Credit Officer, or persons performing comparable functions. As used in this Agreement, (i) “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. The Company Disclosure Schedule and the

Parent Disclosure Schedule, as well as all other schedules and exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement, and (iii) “business day” means any day other than a Saturday, Sunday or a day on which banks in Maryland are authorized or obligated by Law to close.
9.2   Survival.   Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 6.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.
9.3   Waiver; Amendment.   Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto (which writing shall expressly state the intent to amend or modify this Agreement) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of Maryland law or the applicable state and federal banking laws, rules and regulations.
9.4   Counterparts.   This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.
9.5   Governing Law; Jurisdiction.
(a)   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.
(b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8.
9.6   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.
9.7   Expenses.   Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that the costs and expenses of printing and mailing the Proxy Statement shall be borne by the Company.

9.8   Notices.   All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by email (with confirmation), mailed by registered or certified mail (return receipt requested) or commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent or Parent Bank, to:
The Community Financial Corporation
3035 Leonardtown Road,
Waldorf, Maryland 20604
Attention:
William J. Pasenelli,
Vice Chairman, President and
Chief Executive Officer

Email:
wpasenelli@cbtc.com

With copies, which shall not constitute notice, to:
Kilpatrick Townsend & Stockton LLP
Suite 900, 607 14th Street, NW
Washington, DC 20005
Attention:
Gary R. Bronstein
Edward G. Olifer

Email:
gbronstein@kilpatricktownsend.com
eolifer@kilpatricktownsend.com

If to the Company, to:
County First Bank
202 Centennial Street
La Plata, MD 20646
Attention:
Douglas T. Mitchell
President and Chief Executive Officer

Email:
dmitchell@countyfirstbank.com

With copies, which shall not constitute notice, to:
Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, TX 7520
Attention:
Peter G. Weinstock

Email:
pweinstock@hunton.com

Hunton & Williams LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20037
Attention:
Heather Archer Eastep

Email:
heastep@hunton.com

9.9   Entire Agreement.   This Agreement, together with the documents and instruments referred to herein, together with the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.
9.10   Successors and Assigns; Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

9.11   Third Party Beneficiaries.   Except as otherwise specifically provided in Section 6.11 and Section 6.12, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof  (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Delivery by Facsimile or Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.
The Community Financial Corporation
By: /s/ Michael L. Middleton Michael L. Middleton Chairman of the Board
By: /s/ William J. Pasenelli William J. Pasenelli Vice Chairman, President and Chief Executive Officer
Community Bank of the Chesapeake
By: /s/ Michael L. Middleton Michael L. Middleton Chairman of the Board
By: /s/ William J. Pasenelli William J. Pasenelli Vice Chairman and Chief Executive Officer
County First Bank
By: /s/ Douglas T. Mitchell Douglas T. Mitchell President and Chief Executive Officer
County First Bank
By: /s/ E. Larry Sanders, III E. Larry Sanders, III Chairman of the Board
[Signature page to Agreement and Plan of Merger]

Exhibit A
AGREEMENT AND PLAN OF BANK MERGER
This is an Agreement and Plan of Bank Merger, dated as of the ____ day of _____, 2017 (the “Agreement”), by and between County First Bank, a Maryland state-chartered bank, and Community Bank of the Chesapeake, a Maryland state-chartered commercial bank and a wholly owned subsidiary of The Community Financial Corporation, a Maryland corporation. The principal banking office of County First Bank is located at 202 Centennial Street, La Plata, Maryland 20646. The principal banking office of Community Bank of the Chesapeake is located at 3035 Leonardtown Road, Waldorf, Maryland 20604.
WHEREAS, the Boards of Directors of The Community Financial Corporation and County First Bank have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of __________, 2017 (the “Merger Agreement”), by and among The Community Financial Corporation, Community Bank of the Chesapeake and County First Bank; and
WHEREAS, not less than (a) a majority of the entire Board of Directors of County First Bank and (b) a majority of the entire Board of Directors of Community Bank of the Chesapeake have approved, and deem it advisable to consummate, the merger between County First Bank and Community Bank of the Chesapeake (the “Bank Merger”) provided for herein, in accordance with the provisions of the banking laws of the State of Maryland;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
The Merger
1.1   Effective Time of the Bank Merger. Subject to the provisions of this Agreement, the Bank Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Maryland Certificate of Merger”) to be issued by the Commissioner of Financial Regulation of the State of Maryland (the “Commissioner”). The term “Bank Merger Effective Time” shall mean the date and time when the Bank Merger becomes effective, as specified on the Certificate of Merger.
1.2   Effects of the Bank Merger.
(a)   At the Bank Merger Effective Time, (i) the separate existence of County First Bank shall cease and County First Bank shall be merged with and into Community Bank of the Chesapeake (Community Bank of the Chesapeake is sometimes referred to herein as the “Surviving Bank”), (ii) the Charter of Community Bank of the Chesapeake as in effect immediately prior to the Bank Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “Community Bank of the Chesapeake,” (iv) the Bylaws of Community Bank of the Chesapeake as in effect immediately prior to the Bank Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the main office and other offices of County First Bank established and authorized immediately prior to the Bank Merger Effective Time shall become established and authorized offices of the Surviving Bank, (vi) the directors of Community Bank of the Chesapeake immediately prior to the Bank Merger Effective Time, plus one current member of the Board of Directors of County First Bank, to be designated by Community Bank of the Chesapeake after consultation with County First Bank, shall be the directors of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified; and (vii) the executive officers of Community Bank of the Chesapeake immediately prior to the Bank Merger Effective Time, and any executive officers of County First Bank to be designated by Community Bank of the Chesapeake prior to the Bank Merger Effective Time, shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.
Exhibit A-1

(b)   At and after the Bank Merger Effective Time, the Bank Merger shall have all the effects set forth in Maryland Code Annotated, Fin. Inst. Section 3-712 and other applicable laws.
1.3   Headquarters. The principal banking office of the Surviving Bank shall be at 3035 Leonardtown Road, Waldorf, Maryland 20604.
1.4   Deposit Accounts. After the Bank Merger Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Bank Merger Effective Time.
ARTICLE II
Capital Stock of the Constituent
Banks and the Surviving Bank
2.1   County First Bank Capital Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, $1.00 par value per share, of County First Bank (“County First Bank Common Stock”), all shares of County First Bank Common Stock shall automatically be cancelled and retired and shall cease to exist and the holders of County First Bank Common Stock shall be entitled to receive the consideration set forth in Section 1.5 of the Merger Agreement.
2.2   Community Bank of the Chesapeake Common Stock. The shares of common stock, $10.00 par value per share, of Community Bank of the Chesapeake issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.
2.3   Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be two million (2,000,000) shares, of which (i) one million five hundred thousand (1,500,000) shares shall be common stock, par value $10.00 per share, and (ii) five hundred thousand (500,000) shares shall be serial preferred stock, par value $10.00 per share.
ARTICLE III
Covenants
3.1   Covenants of Community Bank of the Chesapeake and County First Bank. During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of The Community Financial Corporation, Community Bank of the Chesapeake or County First Bank in the Merger Agreement that pertain or are applicable to Community Bank of the Chesapeake and County First Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.
ARTICLE IV
Conditions Precedent
4.1   Conditions to Each Party’s Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the following conditions:
(a)   Merger Agreement Closing Conditions. The conditions to consummating the transactions contemplated by the Merger Agreement shall have been consummated in accordance with the terms and conditions of Article VII of the Merger Agreement.
(b)   Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of Community Bank of the Chesapeake and County First Bank pursuant to Maryland Code Annotated, Fin. Inst. Section 3-708.
(c)   Regulatory Approvals. All requisite regulatory approvals and clearances of the Bank Merger, including the approval of the Commissioner, shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired.
Exhibit A-2

ARTICLE V
Termination And Amendment
5.1   Termination. This Agreement shall be terminated immediately and without any further action on the part of County First Bank or Community Bank of the Chesapeake upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of County First Bank and Community Bank of the Chesapeake in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors.
5.2   Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of County First Bank, Community Bank of the Chesapeake or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.
5.3   Amendment. This Agreement may not be amended except by an agreement in writing, expressly stating an intention to amend this Agreement, signed on behalf of each of the parties hereto.
ARTICLE VI
General Provisions
6.1   Survival. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Bank Merger Effective Time.
6.2   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Community Bank of the Chesapeake or County First Bank, respectively, at the addresses for notices to Community Bank of the Chesapeake and County First Bank respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.
6.3   Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.
6.4   Entire Agreement. Except as otherwise set forth in this Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.
6.5   Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.
6.6   Authorization under Maryland Law. The Surviving Bank certifies that its participation in the Bank Merger was duly authorized as required by the laws of the State of Maryland.
6.7   Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.
[Signature page follows]
Exhibit A-3

IN WITNESS WHEREOF, Community Bank of the Chesapeake and County First Bank have caused this Agreement and Plan of Bank Merger to be executed by their duly authorized officers as of the date first above written.
COMMUNITY BANK OF THE CHESAPEAKE
By:
William J. Pasenelli Vice Chairman and Chief Executive Officer
Attest:

Christy Lombardi Secretary
COUNTY FIRST BANK
By:
Douglas T. Mitchell President and Chief Executive Officer
Attest:

Thomas C. Hayden, Jr. Secretary
Exhibit A-4

Annex B
VOTING AGREEMENT
This VOTING AGREEMENT, dated as of __________, 2017 (this “Agreement”), is executed by and among The Community Financial Corporation, a Maryland corporation (“Parent”), and the shareholders of County First Bank, a Maryland-chartered commercial bank (the “Company”), who are signatories hereto (each a “Shareholder,” and collectively the “Shareholders” ). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Community Bank of the Chesapeake, a Maryland-chartered commercial bank and wholly-owned subsidiary of Parent (“Parent Bank”), are entering into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”) pursuant to which the Company will merge with and into Parent Bank, with Parent Bank being the surviving corporation and, in connection therewith, each share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;
WHEREAS, as of the date hereof, each Shareholder is the beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of Company Common Stock set forth below such Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by a Shareholder after the execution of this Agreement and over which a Shareholder exercises the sole right of disposition and voting, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);
WHEREAS, obtaining the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement;
WHEREAS, as a condition and inducement to each Parent’s and the Company’s willingness to enter into the Merger Agreement and incur the obligations set forth therein, each Shareholder, solely in such Shareholders’ capacity as a shareholder of the Company, has agreed to enter into this Agreement; and
WHEREAS, Parent and the Company are relying on this Agreement in incurring expenses in performing due diligence, in proceeding with the filing of applications for regulatory approvals and in undertaking all other actions necessary for the consummation of the Merger.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.   Agreement to Vote; Restrictions on Voting and Dispositions.
(a)   Agreement to Vote Company Common Stock. Each Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, each Shareholder will (x) appear at such meeting or otherwise cause all of such Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote or cause to be voted, either in person, by proxy or by written consent, all of such Shares, (1) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company (the “Board”) concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement

(including the Company’s articles of incorporation and bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.
(b)   Restrictions on Transfers. Each Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of  (each, a “Transfer”) any Shares (i) other than in connection with bona fide estate and tax planning purposes to his or her “affiliates” (as defined in the Merger Agreement), immediate family members, trusts and charitable organizations; provided that as a condition to such Transfer, such transferee shall be required to execute an agreement that is identical in form and substance to this Agreement; provided, further, that each Shareholder shall be jointly and severally liable for the breaches by any of his or her respective affiliates or immediate family members of the terms of such identical agreement, (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; or (iii) by will or operation of law, in which case this Agreement shall bind the transferee. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.
(c)   Transfer of Voting Rights. Each Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.
(d)   Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership and the sole rights of disposition and voting are acquired by any Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.
(e)   No Inconsistent Agreements. Each Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.
Section 2.   Representations, Warranties and Covenants of the Shareholders.
(a)   Representations and Warranties. Each Shareholder represents and warrants, severally and not jointly, to Parent as follows:
(i)   Capacity; Consents. The Shareholder is an individual and has all requisite legal capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.
(ii)   Due Execution. This Agreement has been duly executed and delivered by the Shareholder.
(iii)   Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(iv)   Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (1) has entered into any other voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.
(v)   Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement or arising under state or federal securities laws, each Shareholder beneficially owns all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.
(vi)   Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(b)   Covenants. From the date hereof until the Expiration Time:
(i) Each Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.
(ii) Each Shareholder hereby agrees to promptly notify Parent of the number of shares of Company Common Stock acquired by the Shareholder and over which the Shareholder exercises sole rights of disposition and voting, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.
(iii) Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.
Section 3.   Further Assurances. From time to time, at the request of Parent and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.
Section 4.   Capacity.
(a) Each Shareholder does not make any agreement or understanding herein as a director, officer, or employee of the Company or any of its subsidiaries. Each Shareholder signs this Agreement solely in the Shareholder’s capacity as a beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in the Shareholder’s capacity as a director, officer, or employee of the Company or any of its subsidiaries, including complying with or exercising such Shareholder’s fiduciary duties as an officer or director of the Company.
(b) The term “Shares” shall not include any securities beneficially owned by a Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by a Shareholder of his or her fiduciary responsibility in respect of any such securities.

Section 5.   Termination. Other than this Section 5 and Section 6, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of  (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.
Section 6. Miscellaneous.
(a)   Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(b)   Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (with confirmation), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
(i)
If to Parent, to:

The Community Financial Corporation
3035 Leonardtown Road
Waldorf, Maryland 20604
Attention:
William J. Pasenelli
Vice Chairman, President and
Chief Executive Officer

Email:
wpasenelli@cbtc.com

with a copy (which shall not constitute notice) to:
Kilpatrick Townsend & Stockton LLP
607 14th Street NW
Washington, DC 20005
Attention:
Gary R. Bronstein
Edward G. Olifer

Email:
gbronstein@kilpatricktownsend.com
eolifer@kilpatricktownsend.com

(ii) If to a Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.
(c)   Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.
(d)   Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except Parent may, without the consent of the Shareholder, assign any of Parent’s rights and delegate any of Parent’s obligations under this Agreement to any affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.
(e)   Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f)   No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.
(g)   Entire Agreement. This Agreement and the Merger Agreement embody the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.
(h)   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(i)   Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.
(j)   No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(k)   Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to any applicable conflicts of law principles.
(l)   Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(m)   Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(n)   Drafting and Representation. The parties hereto have participated in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.
(o)   Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.
(p)   Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
the community Financial corporation
By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
SHAREHOLDER

Signature

Print name
Number of Shares of Company Common Stock:
Address:

Facsimile:
Email:

Annex C
July 31, 2017
Board of Directors
County First Bank
202 Centennial Street
La Plata, Maryland 20646
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding common stock, $1.00 par value (the “Company Common Shares”), of County First Bank (“County First”), of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) of County First with and into, Community Bank of the Chesapeake, a wholly-owned subsidiary of The Community Financial Corporation (“TCFC”), as set forth in the Agreement and Plan of Merger dated July 31, 2017 (the “Merger Agreement”). As detailed in the Merger Agreement, pursuant to the Proposed Merger, each Company Common Share issued and outstanding immediately prior to the effective time of the Proposed Merger will be converted into the right to receive (i) 0.9543 of a share of TCFC common stock, $0.01 par value, (ii) $1.00 in cash, and (iii) an amount of cash not to exceed $2.24, equal to the dollar value, rounded to the nearest cent, obtained by dividing the Contingent Asset Value, as defined in the Merger Agreement, by the Company Common Shares outstanding at the effective time of the Proposed Merger (collectively, the “Merger Consideration”).
In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of County First and TCFC and reviewed certain internal financial analyses and forecasts prepared by the respective management teams of County First and TCFC, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of County First and TCFC, (iv) studied and analyzed the consolidated financial and operating data of County First and TCFC, (v) reviewed the pro forma financial impact of the Proposed Merger on TCFC, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other s ynergies determined by the respective management teams of County First and TCFC, (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of each of County First’s and TCFC’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.
Our opinion is given in reliance on information and representations made or given by County First and TCFC, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of County First and TCFC, including financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning County First or TCFC

Board of Directors
County First Bank
July 31, 2017

nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the respective management teams of County First and TCFC as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of TCFC or County First, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.
With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of County First and TCFC, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of County First and TCFC as to their most likely future performance. We have further relied on the assurances of the respective management teams of County First and TCFC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of County First and TCFC is adequate to cover such losses; we have not reviewed loans or credit files of County First or TCFC. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.
Our opinion is based upon information provided to us by the respective management teams of County First and TCFC, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger or the other business strategies or transactions that County First’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of County First’s Board of Directors to proceed with the Proposed Merger.

Board of Directors
County First Bank
July 31, 2017

We are expressing no opinion as to the prices at which TCFC’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that TCFC has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of County First’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of County First in connection with the Proposed Merger or a recommendation to any shareholder of County First as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by TCFC in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.
Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, TCFC, County First, and/or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of TCFC for our own account and/or for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
We are acting as County First’s financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. County First has also agreed to indemnify us against certain liabilities that may arise out of our engagement.
Boenning & Scattergood, Inc. has not had any material relationship with TCFC during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. has provided no investment banking services to County First during the past two years in which compensation was received or was intended to be received. Boenning & Scattergood, Inc. may provide services to TCFC in the future (and/or to County First if the Proposed Merger is not consummated),

Board of Directors
County First Bank
July 31, 2017

although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.
This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.
Sincerely,
Boenning & Scattergood, Inc.

Annex D
MD Code, Financial Institutions, § 3-718
§ 3-718. Offer to pay cash for fair value of shares
In general
(a)
The successor in a consolidation, merger, or transfer of assets may offer to pay in cash to the objecting stockholders of a constituent bank not more than what it considers to be the fair value of their shares of stock as of the time of the stockholders’ meeting approving the transaction.

Acceptance of offer by objecting shareholder
(b)
An objecting stockholder who accepts the offer is barred from receiving the appraised fair value of the shares of stock under § 3-719 of this subtitle.

MD Code, Financial Institutions, § 3-719
§ 3-719. Receipt of fair value of shares
In general
(a)
The owner of shares of stock that were voted against a consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective.

Demand for payment and surrender of certificates
(b)
A stockholder who desires to receive payment of the fair value for shares under this section, within 30 days after the transaction becomes effective, shall:

(1)
Make a written demand on the successor for payment; and

(2)
Surrender the stock certificates.

MD Code, Financial Institutions, § 3-720
§ 3-720. Fair value of shares
Determination at date of meeting
(a)
The fair value of the shares of stock shall be determined as of the date of the stockholders’ meeting approving the consolidation, merger, or transfer of assets.

Determination made by three appraisers
(b)(1)
The determination of fair value shall be made by three appraisers as follows:

(i)
One chosen by the owners of two thirds of the shares involved;

(ii)
One chosen by the board of directors of the successor; and

(iii) The third chosen by the other two appraisers.
(2)
The fair value to which any two appraisers agree shall govern.

(3)
The appraisers shall give notice of the fair value determination to the successor and to each stockholder who has made demand for the determination under § 3-719 of this subtitle.

Notice of dissatisfaction with value determination
(c)(1)
Within 5 days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner.

D-1

(2)
The Commissioner shall have the shares reappraised.

(3)
This reappraisal is final and binding as to the value of the shares of stock of that stockholder.

Appraisals made by Commissioner
(d)(1)
If the appraisal to be made under subsection (b) of this section is not completed within 90 days after the consolidation, merger, or transfer of assets becomes effective, the Commissioner shall have an appraisal made.

(2)
This appraisal is final and binding as to the value of the shares of stock of all objecting stockholders.

Expenses of appraisal
(e)
The successor shall pay the expenses of each appraisal made under this section.

MD Code, Financial Institutions, § 3-721
§ 3-721. Successor liable for amount due
Any amount due to an objecting stockholder under this Part II is a debt of the successor.
D-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Article Nine of Community Financial’s Articles of Incorporation provides:
The Association shall indemnify, to the fullest extent permissible under the Maryland General Corporation Law and the Financial Institutions Article of the Annotated Code of Maryland, as from time to time amended, any individual who is or was a director, officer, employee or agent of the Association, and any individual who serves or served at the Association’s request as a director, officer; partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.
Any repeal or modification of the foregoing paragraph by the stockholders of the Association shall not adversely affect any right or protection of a director of the Association existing at the time of such repeal or modification.
Item 21.   Exhibits and Financial Statements
Exhibit No.	Description	Incorporated by Reference to:
2.1	Agreement and Plan of Merger, dated as of July 31, 2017, by and among The Community Financial Corporation, Community Bank of the Chesapeake and County First Bank.	Annex A to the proxy statement/prospectus contained in this Registration Statement on Form S-4
3.1	Articles of Incorporation as Amended and Restated of The Community Financial Corporation
3.2	Amended and Restated Bylaws of The Community Financial Corporation	Form 8-K as filed on March 25, 2016
5.1	Opinion of Kilpatrick Townsend & Stockton LLP
8.1	Opinion of Kilpatrick Townsend & Stockton LLP regarding certain tax matters
8.2	Opinion of Hunton & Williams LLP regarding certain tax matters
10.1	Form of Voting Agreement by and between The Community Financial Corporation and certain directors of County First Bank	Annex B to the proxy statement/prospectus contained in this Registration Statement on Form S-4
21.0	Subsidiaries of The Community Financial Corporation	Exhibit 21 to Community Financial’s Annual Report on Form 10-K for the year ended December 31, 2016 (SEC File No. 001-36094)
23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.1
23.2	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 8.1
23.3	Consent of Hunton & Williams LLP	Included in Exhibit 8.2
23.4	Consent of Dixon Hughes Goodman LLP (with respect to The Community Financial Corporation)
23.5	Consent of Stegman & Company (with respect to The Community Financial Corporation)

Exhibit No.	Description	Incorporated by Reference to:
24.1	Power of Attorney	(included on the signature page of this registration statement)
99.1	Consent of Boenning & Scattergood, Inc.
99.2	Consent of E. Larry Sanders, III (as a proposed director of The Community Financial Corporation)
99.3	Form of Proxy Card of County First Bank	To be filed by amendment
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.
That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

9.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waldorf, State of Maryland on September 14, 2017.
THE COMMUNITY FINANCIAL CORPORATION
By:	/s/ William J. Pasenelli
William J. Pasenelli President and Chief Executive Officer
POWER OF ATTORNEY
The undersigned directors of The Community Financial Corporation hereby severally constitute and appoint William J. Pasenelli and Todd L. Capitani, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated and on the date of this registration statement.
Signatures	Title	Date
/s/ William J. Pasenelli William J. Pasenelli	President and Chief Executive Officer (Principal Executive Officer and Director)	September 14, 2017
/s/ Todd L. Capitani Todd L. Capitani	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 14, 2017
/s/ Michael L. Middleton Michael L. Middleton	Director, Chairman	September 14, 2017
/s/ Eric Goldberg Eric Goldberg	Director	September 14, 2017
/s/ Arshed Javaid Arshed Javaid	Director	September 14, 2017
/s/ Louis P. Jenkins Louis P. Jenkins	Director	September 14, 2017
/s/ John K. Parlett, Jr. John K. Parlett, Jr.	Director	September 14, 2017
/s/ Mary Todd Peterson Mary Todd Peterson	Director	September 14, 2017
/s/ Austin J. Slater, Jr. Austin J. Slater, Jr.	Director	September 14, 2017

Signatures	Title	Date
/s/ Joseph V. Stone, Jr. Joseph V. Stone, Jr.	Director	September 14, 2017
/s/ Kathryn M. Zabriskie Kathryn M. Zabriskie	Director	September 14, 2017